As filed with the Securities and Exchange Commission on July 13, 2006

Registration No. 333-132461

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

AMENDMENT NO. 4 TO
FORM SB-2

REGISTRATION STATEMENT
UNDER THE
SECURITIES ACT OF 1933

WHERIFY WIRELESS, INC.

f/k/a "IQ Biometrix, Inc."
(Name of Small Business Issuer in its charter)

Delaware	4812	76-0552098
(State of Incorporation)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer I.D. #)

2000 Bridge Parkway, Suite 201
Redwood Shores, California 94065
Tel: (650) 551-5200

(Address and telephone number of principal executive
offices and principal place of business)

Timothy J. Neher Chief Executive Officer Wherify Wireless, Inc. 2000 Bridge Parkway, Suite 201 Redwood Shores, CA 94065 Tel: (650) 551-5200 Fax: (650) 551-5225	With copies to: D. Stanley Rowland Geoffrey E. Perusse Allen Matkins Leck Gamble & Mallory LLP Three Embarcadero Center, 12th Floor San Francisco, CA 94111 Tel: (415) 837-1515 Fax: (415) 837-1516
(Name, address, including zip code
and telephone number, including
area code of agent for service)

Approximate date of commencement date or proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee(2)

Common Stock	14,000,000 shares	$1.00	$14,000,000	$1,498.00
Common Stock	2,800,000 shares	$1.00	$2,800,000	$299.60

TOTAL REGISTRATION FEE				$1,797.60

(1)
In the event of a stock split, stock dividend or similar transaction involving our common stock, in order to prevent dilution, the number of shares registered shall be automatically increased to cover the additional shares in accordance with Rule 416(a).

(2)	In connection with the filing of this Registration Statement on March 16, 2006 and the filing of Amendment No. 2 on May 30, 2006, the Registrant paid $1,895.00 in filing fees.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JULY 13, 2006

PROSPECTUS

WHERIFY WIRELESS, INC.
2000 BRIDGE PARKWAY, SUITE 201
REDWOOD SHORES, CALIFORNIA 94065
TEL: (650) 551-5200
16,800,000 SHARES OF COMMON STOCK

This prospectus relates to the sale of up to 16,800,000 shares of common stock of Wherify Wireless, Inc. ("Wherify") being offered in a best efforts, direct public offering, without any involvement of underwriters. The shares of common stock are being offered for sale by us at a price of $____ per share. The offering price does not necessarily reflect the price at which the our common stock currently trades, nor does it necessarily reflect the price at which our common stock will trade following the offering.

The shares are being offered through certain of our executive officers and directors, to whom no commissions or other compensation will be paid on account of such activities. We are not required to sell any minimum number of shares in this offering. There are no minimum purchase requirements and no arrangements to place the funds in an escrow, trust or similar account. All cleared funds will be available to us following deposit into our bank account.

This offering is being made in reliance on Rule 415. This offering will terminate 12 months after the registration statement of which this prospectus is a part is declared effective by the Securities and Exchange Commission, unless the offering is fully subscribed before that date or we decide to close the offering prior to that date. In either event, the offering may be closed without further notice to you. All costs associated with this registration will be borne by us.

Our common stock trades on the OTC Bulletin Board under the symbol "WFYW.OB" The closing price of our common stock on the OTC Bulletin Board on June 30, 2006 was $0.72  per share.

Wherify has filed several registration statements covering other concurrent offerings registering up to an aggregate of 18,681,820 shares of common stock (File Nos. 333-134718, 333-124027, 333-122710).

INVESTING IN OUR COMMON STOCK INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 4 OF THIS PROSPECTUS.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED THESE SECURITIES OR DETERMINED THAT THIS PROSPECTUS IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is July __, 2006.

TABLE OF CONTENTS

SUMMARY OF OFFERING	1
RISK FACTORS	4
WHERE YOU CAN FIND MORE INFORMATION	17
INFORMATION REGARDING FORWARD-LOOKING STATEMENTS	18
USE OF PROCEEDS	18
STANDBY EQUITY DISTRIBUTION AGREEMENT	19
SECURED CONVERTIBLE DEBENTURES	21
WARRANTS	21
PLAN OF DISTRIBUTION	22
DIVIDEND POLICY	23
PRICE RANGE OF COMMON STOCK	23
BUSINESS	24
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	35
MANAGEMENT	45
EXECUTIVE COMPENSATION AND CERTAIN TRANSACTIONS	48
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	55
DESCRIPTION OF CAPITAL STOCK	56
EXPERTS	59
INDEX TO FINANCIAL STATEMENTS	F-1

INVESTOR SUITABILITY

This offering is available only to residents in the states of California, Illinois, Hawaii, Massachusetts, New York and Hawaii. Residents in the states of California, Massachusetts and Texas must meet additional requirements, as set forth below.

FOR CALIFORNIA RESIDENTS:

California investors must qualify as “accredited investors” (as defined below). Regulation D, as promulgated under the Securities Act of 1933, as amended, defines “accredited investors” to include, among others, any person having either a current individual net worth in excess of $1,000,000 or individual income in excess of $200,000 (or a joint income with such person’s spouse in excess of $300,000) over the most recent three years.

FOR TEXAS RESIDENTS:

Texas residents must qualify as (i) an “accredited investor” (as defined above); (ii) must be a “qualified institution buyer” as that term is defined in Rule 144A(a)(1) promulgated by the Securities and Exchange Commission under the Securities Act of 1933; or (iii) must be a corporation, partnership, trust, estate, or other entity (excluding individuals) having net worth of not less than $5 million, or a wholly-owned subsidiary of such entity, as long as the entity was not formed for the purpose of acquiring the specific securities.

FOR MASSACHUSSETS RESIDENTS:

Massachusetts residents must be existing shareholders of Wherify Wireless, Inc. to participate in the offering.

SUMMARY OF OFFERING

This summary highlights information contained elsewhere in this prospectus. This summary does not contain all the information you should consider before investing in the securities. Before making an investment decision, you should read the entire prospectus carefully, including the "Risk Factors" section, the financial statements and the notes to the financial statements.

This prospectus relates to common stock of Wherify Wireless, Inc., a Delaware corporation (which together with its subsidiaries is sometimes referred to herein as "Wherify," the "Company," "we" or "us"). We were formerly known as "IQ Biometrix, Inc." but we changed our name to "Wherify Wireless, Inc." on July 21, 2005 in connection with the merger on that date of our special purpose subsidiary Wherify Acquisition, Inc. with and into Wherify Wireless, Inc., a California corporation. As a result of the merger, Wherify Wireless, Inc., a California corporation, became a wholly-owned subsidiary of the Company, and subsequently changed its name to "Wherify California, Inc." Unless otherwise specified herein, in this prospectus "Wherify California" refers to Wherify California, Inc., including where applicable the business and operations of Wherify California before the merger.

Wherify Wireless, Inc.

We are a pioneering developer of personal location products and services as identified by the Smithsonian Institution museum that has our groundbreaking first product, the Child Locator, on permanent display as the world’s first personal tracking device. Over the years, with three U. S. patents granted in the areas of personal location and position tracking and four more patents pending in the area of GPS Personal Locator Phones, Wherify has continued to be a leader in technology development by providing aided-GPS location on a GSM Cellular Platform that works successfully on over 100 GSM networks world-wide. The company’s proprietary integration of the U.S. government’s global positioning system (GPS), Wherify's patented back-end location service engine and wireless communication technologies will enable customers to obtain real-time location information on individuals and property directly through the Internet or any phone. We operate part of our business through a wholly-owned subsidiary, Wherify California, Inc. We also are a provider of facial composite software to federal, state and local law enforcement agencies primarily in the U.S. and several European countries.

Our headquarters is located at 2000 Bridge Parkway, Suite 201, Redwood Shores, CA 94065. Our telephone number is (650) 551-5200, and our web site is http://www.wherifywireless.com. Information contained in our web site shall not be deemed to be a part of this prospectus. Wherify, Wherify Wireless, Wherifone and FACES are registered trademarks of Wherify. All other trademarks, trade names and service marks appearing in this prospectus are the property of their respective holders.

The Offering

This prospectus relates to the sale of up to 16,800,000 shares of common stock of Wherify Wireless, Inc. ("Wherify") being offered in a best efforts, direct public offering, without any involvement of underwriters. The shares of common stock are being offered for sale by us at a price of $____ per share. The offering price does not necessarily reflect the price at which the our common stock currently trades, nor does it necessarily reflect the price at which our common stock will trade following the offering.

The shares are being offered through certain of our executive officers and directors, to whom no commissions or other compensation will be paid on account of such activities. We are not required to sell any minimum number of shares in this offering. There are no minimum purchase requirements and no arrangements to place the funds in an escrow, trust or similar account. All cleared funds will be available to us following deposit into our bank account. We will conduct sequential closings on approximately a bi-weekly and/or monthly basis. We intend to deliver certificates representing shares for subscriptions within approximately 10 days after each sequential closing.

This offering is being made in reliance on Rule 415. This offering will terminate 12 months after the registration statement of which this prospectus is a part is declared effective by the Securities and Exchange Commission, unless the offering is fully subscribed before that date or we decide to close the offering prior to that date. In either event, the offering may be closed without further notice to you.

Common stock that may be offered by us	Up to 16,800,000 shares.

Offering Price	$_____ per share.

Common stock outstanding before this offering	55,301,513 shares (as of June 30, 2006)

Common stock outstanding after this offering (assuming all shares offered are sold)	72,101,513 shares (based on 55,301,513 shares outstanding on June 30, 2006.

Total proceeds raised by offering
If we sell the total number of offered shares, we will receive proceeds of $___________ less the costs and expenses related to this offering.

Any proceeds we receive from the sale of our common stock will be used for general working capital purposes. See "Use of Proceeds."

OTC Electronic Bulletin Board Symbol	WFYW.OB

Risk Factors	There are significant risks involved in investing in our Company. For a discussion of risk factors you should consider before buying our common stock, see "RISK FACTORS" beginning on page 4.

On June 5, 2006 we filed a registration statement with the Securities and Exchange Commission (File No. 333-134718) to register 9,023,201 shares of our common stock to be sold by certain persons who are stockholders of Wherify, including Cornell Capital Partners, LP ("Cornell Capital Partners") and Newbridge Securities Corporation. Cornell Capital Partners intends to sell up to 9,016,109 of such shares of common stock, including up to 2,200,000 shares which may be issued under the Standby Equity Distribution Agreement , dated March 10, 2006, between Wherify and Cornell Capital Partners, up to 4,039,514 shares which may be issued upon conversion of and as interest on secured convertible debentures dated March 10, 2006 and March 14, 2006, up to 2,500,000 shares which may be issued upon conversion of warrants dated March 10, 2006, and 276,595 shares issued on March 10, 2006 as a one-time commitment fee under the Standby Equity Distribution Agreement. Newbridge Securities Corporation, an unaffiliated registered broker-dealer, intends to sell up to 7,092 of such shares of common stock which were issued to it as a placement agent fee on March 10, 2006.

As discussed in more detail later in this prospectus, pursuant to the Standby Equity Distribution Agreement, we may, at our discretion, periodically issue and sell to Cornell Capital Partners shares of common stock for a total purchase price of $40 million during the period commencing on the effectiveness of the registration statement registering such shares for resale and terminating 24 months thereafter.

In addition, we filed registration statements (File Nos. 333-122710 and 333-124027) with the Securities and Exchange Commission registering for resale, from time to time, of up to 9,658,619 shares of common stock by persons who are or will become or stockholders. The Securities and Exchange Commission has declared these two registration statements effective.

Other Information Regarding Our Disclosure Controls and Procedures:

On March 31, 2006, our management including our principal executive officer and our principal financial officer evaluated our disclosure controls and procedures (as defined in Rule 13a - 15e under the Securities Exchange Act of 1934) and found these controls to be ineffective. Our disclosure controls and procedures have been ineffective for a substantial period of time, and we recently had to restate our reported financial statements due to the ineffectiveness of our disclosure controls and procedures. See the risk factor, "We Determined That Our Disclosure Controls and Procedures Were Ineffective..." beginning on page 8.

SUMMARY FINANCIAL DATA

The summary financial information set forth below is derived from the financial statements appearing elsewhere in this prospectus. Such information should be read in conjunction with such financial statements, including the notes thereto.

SELECTED STATEMENTS OF OPERATIONS DATA
(Unaudited)

	Quarter Ended March 31, 2006	Quarter Ended March 31, 2005

REVENUES:
NET REVENUES	$20,272	$—
OPERATING EXPENSES:
TOTAL OPERATING EXPENSES	2,594,091	4,004,987
OPERATING LOSS	(2,573,819)	(4,004,987)
OTHER INCOME (EXPENSE)	(5,063,074)	(52,998)

NET LOSS FROM CONTINUING OPERATIONS	(7,636,893)	(4,057,985)

DISCONTINUED OPERATIONS:
Loss from operations of discontinued segment	—	(42,813)
NET LOSS	(7,636,893)	(4,100,798)
Deemed dividend on preferred stock	—	(13,067,000)

NET LOSS ATTRIBUTABLE TO COMMON SHAREHOLDERS	$(7,636,893)	$(17,167,798)

SELECTED BALANCE SHEET DATA
(Unaudited)

March 31, 2006

Total Assets	$11,248,256
Total Current Liabilities	$19,952,925
Stockholders’ Deficit	$(8,704,669)

RISK FACTORS

THE SECURITIES COVERED BY THIS PROSPECTUS INVOLVE A HIGH DEGREE OF RISK. ACCORDINGLY, THEY SHOULD BE CONSIDERED EXTREMELY SPECULATIVE. YOU SHOULD READ THE ENTIRE PROSPECTUS AND CAREFULLY CONSIDER, AMONG THE OTHER FACTORS AND FINANCIAL DATA DESCRIBED HEREIN, THE FOLLOWING RISK FACTORS:

RISKS RELATED TO THE OFFERING

The Offering Price Does Not Necessarily Represent Current Market Value.Our Board of Directors determined the offering price for the shares of common stock offered after considering several factors, including historical trading prices of the common stock, book value per share, historical results of operations, assessment of our management and financial condition and valuations of comparable companies. The offering price does not necessarily reflect the price at which the common stock currently trades, nor does the offering price necessarily reflect the price at which Wherify's common stock will trade following the offering. No underwriter assisted us in determining the offering price.

We Have Not Engaged An Underwriter And May Not Sell All Of The Shares Offered. The offering is self-underwritten, that is, we are not going to engage the services of an underwriter to sell the shares. As a result, we can provide no assurance that we will sell all or any of the shares being offered. We intend to sell the shares through our officers and directors who will offer the shares to current shareholders, and other business acquaintances; however, there is no guarantee that they will be able to sell any of the shares.

Offering Price Significantly In Excess of Book Value. As of March 31, 2006, Wherify had a net deficit per share of ($0.16) (based upon 55,196,914 shares outstanding). Assuming the sale of 16,800,000 shares and the book value as of March 31, 2006, Wherify would have a net deficit per share of ($0.12), well below the offering price.

Future Sales By Our Stockholders May Adversely Affect Our Stock Price And Our Ability to Raise Funds In New Stock Offerings.

Sales of our common stock in this offering could lower the market price of our common stock. Sales may also make it more difficult for us to sell equity securities or equity-related securities in the future at a time and price that our management deems acceptable or at all. Of the 55.3 million shares of common stock outstanding as of June 30, 2006, approximately 22.1 million shares are, or will be, freely tradable without restriction, unless held by our "affiliates." Of the remaining shares, approximately 17.9 million shares are subject to lock-up agreements that are scheduled to expire on July 21, 2006 (subject to any extension of the lock-up period in accordance with the terms of the lock-up agreements) and approximately 15.0 million shares are "restricted securities" and may be resold in the public market only if sold pursuant to an effective registration statement or pursuant to an exemption from registration including pursuant to Rule 144. We currently have two registration statements covering the resale by certain selling stockholders of up to 9,658,619 shares of common stock and one registration statement that was filed on March 15, 2006 for the registration of  9,023,201 million shares of common stock to be sold by Cornell Capital Partners and Newbridge Securities Corporation.

As of March 9, 2006, immediately prior to the issuance of  convertible debentures and warrants to Cornell Capital Partners, we had outstanding options and warrants to purchase up to 11,285,779 shares of our common stock, and no debentures convertible into shares of common stock. Following the issuance of the convertible debentures and warrants to Cornell Capital Partners on March 10, 2006, we had outstanding options and warrants to purchase up to 13,785,779 shares of our common stock, and debentures convertible into 3,546,099 shares of common stock.

Upon issuance of the maximum number of shares being registered for resale following issuance under the Standby Equity Distribution Agreement, there will be a further additional 2,200,000 shares of common stock outstanding. All of these shares of common stock may be resold in the public market after the sale to the investor under the terms of the Standby Equity Distribution Agreement and assuming the continued effectiveness of the related registration statement.

RISKS RELATED TO THE CORNELL CAPITAL TRANSACTION AND STANDBY EQUITY DISTRIBUTION AGREEMENT

Existing Stockholders Will Experience Significant Dilution From Our Sale Of Shares Under The Standby Equity Distribution Agreement.

The sale of shares pursuant to the Standby Equity Distribution Agreement will have a dilutive impact on our stockholders. As a result, our net income per share could decrease in future periods, and the market price of our common stock could decline significantly. In addition, for any particular advance, we will need to issue a greater number of shares of common stock under the Standby Equity Distribution Agreement as our stock price declines. If our stock price is lower, then our existing stockholders would experience greater dilution.

The Investor, Under The Standby Equity Distribution Agreement Will Pay Less Than The Then-Prevailing Market Price Of Our Common Stock

The common stock to be issued under the Standby Equity Distribution Agreement will be issued at 93% of the lowest closing bid price of Wherify's common stock during the 5 trading days immediately following the applicable put notice date. These discounted sales could cause the price of our common stock to decline.

Cornell Capital Partners Intends To Sell Their Shares of Common Stock In The Public Market And Have An Incentive Under The Standby Equity Distribution Agreement To Do So Quickly, Which Sales May Cause Our Stock Price To Decline.

Cornell Capital Partners intends to sell in the public market the shares of common stock being registered with respect to the Standby Equity Distribution Agreement and the debentures and warrants it acquired. That means that up to 9,023,201 shares of common stock, the number of shares being registered under the registration statement with respect to the Standby Equity Distribution Agreement and such debentures and warrants, may be sold in the public market. In addition, Cornell Capital Partners has an incentive to sell shares received under the equity line quickly, because in doing so they can ensure that they will recover the discount to market price at which they acquire those shares. Such sales may cause our stock price to decline.

The Sale Of Our Stock Under The Standby Equity Distribution Agreement Could Encourage Short Sales By Third Parties, Which Could Contribute To the Further Decline Of Our Stock Price.

The significant downward pressure on the price of our common stock caused by the sale of material amounts of common stock under the Standby Equity Distribution Agreement could encourage short sales by third parties. Such an event could place further downward pressure on the price of our common stock.

Our Common Stock Has Been Relatively Thinly Traded And We Cannot Predict The Extent To Which A Trading Market Will Develop.

Before this offering, our common stock has traded on the Over-the-Counter Bulletin Board. Our common stock is thinly traded compared to larger more widely known companies. Thinly traded common stock can be more volatile than common stock trading in an active public market. We cannot predict the extent to which an active public market for our common stock will develop or be sustained after this offering.

We May Not Be Able To Access Sufficient Funds Under the Standby Equity Distribution Agreement When Needed.

We are dependent on external financing to fund our operations. No assurances can be given that funds will be available in sufficient amounts or at all when needed. Our ability to raise funds under the Standby Equity Distribution Agreement is limited by a number of factors, including the fact that the amount of each advance is subject to a maximum advance amount of $1 million, we may not submit any request for an advance within five trading days of a prior request, we may have concerns about the impact of an advance on the stock price, and we may not be able to use the facility because we are in possession of material nonpublic information.

We May Be Limited In The Amount We Can Raise Under The Standby Equity Distribution Agreement Because Of Concerns About Selling More Shares Into The Market Than The Market Can Absorb Without A Significant Price Adjustment.

We will want to avoid placing more shares into the market than the market's ability to absorb the increased without a significant downward pressure on the price of our common stock. This potential adverse impact on the stock price may limit our willingness to use the Standby Equity Distribution Agreement. Until there is a greater trading volume, it seems unlikely that we will be able to access the maximum amount we can draw without an adverse impact on the stock price.

We Will Not Be Able To Use The Standby Equity Distribution Agreement When We Are In Possession Of Material Nonpublic Information.

Whenever we are issuing shares to Cornell Capital Partners, we will be deemed to be involved in an indirect primary offering. We cannot engage in any offering of securities without disclosing all information that may be material to an investor in making an investment decision. Accordingly, we may be required to either disclose such information in its registration statement or refrain from using the facility.

We Will Not Be Able To Use The Standby Equity Distribution Agreement If The Shares To Be Issued In Connection With An Advance Would Result In Cornell Capital Partners Owning More Than 9.9% Of Our Outstanding Common Stock.

Under the terms of the Standby Equity Distribution Agreement, we may not request advances if the shares to be issued in connection with such advances would result in Cornell Capital Partners and its affiliates owning more than 9.9% of our outstanding common stock. As of June 30, 2006, Cornell Capital Partners beneficial ownership of Wherify common stock (including its ownership of 276,595 shares acquired as a commitment fee, its right to acquire 3,424,658 shares upon conversion of convertible debentures, and its right to acquire 2,500,000 shares upon exercise of warrants) was 4.99% taking into consideration the 4.99% ownership limitation contained in the convertible debentures (without taking into consideration this 4.99% ownership limitation, Cornell Capital Partner's beneficial ownership would be approximately 10.1%. We will be permitted to make limited draws on the Standby Equity Distribution Agreement so long as Cornell Capital Partnersf beneficial ownership of our common stock (taking into account such 4.99% ownership limitation) remains lower than 9.9%. A possibility exists that Cornell Capital Partners and its affiliates may own more than 9.9% of Wherifyfs outstanding common stock (whether through open market purchases, retention of shares issued under the Standby Equity Distribution Agreement, or otherwise) at a time when we would otherwise plan to obtain an advance under the Standby Equity Distribution Agreement.

Cornell Capital Partners May Sell Shares Of Its Common Stock After We Deliver An Advance Notice During The Pricing Period, Which Could Cause Our Stock Price To Decline.

Cornell Capital Partners is deemed to beneficially own the shares of common stock corresponding to a particular advance on the date that we deliver an advance notice to Cornell Capital Partners, which is prior to the date the shares are delivered to Cornell Capital Partners. Cornell Capital Partners may sell such shares any time after we deliver an advance notice. Accordingly, Cornell Capital Partners may sell such shares during the pricing period. Such sales may cause our stock price to decline and if so would result in a lower volume weighted average price during the pricing period, which would result in us having to issue a larger number of shares of common stock to Cornell Capital Partners in respect of the advance.

The Standby Equity Distribution Agreement Will Restrict Our Ability To Engage In Alternative Financings.

Because of the structure of standby equity distribution transactions, we will be deemed to be involved in a near continuous indirect primary public offering of its securities. As long as we are deemed to be engaged in a public offering, our ability to engage in a private placement will be limited because of integration concerns.

The Pricing Is Relatively Expensive If Only A Small Part Of The Facility Is Ever Used.

We have has not decided how much of the commitment amount under the Standby Equity Distribution Agreement we will use. The pricing (commitment fee of $400,000 plus 7% discount) is relatively expensive if only a small part of the facility is ever used.

We May Not Be Able To Access the Full Commitment Amount under the Standby Equity Distribution Agreement Without Shareholder Approval.

Depending on the price of our common stock, the number of shares issued and reserved for issuance, and the authorized shares of common stock, we may need to obtain stockholder approval to increase the authorized shares of common stock to access the full commitment amount under the Standby Equity Distribution Agreement.

Cornell Capital Partners Intends To Sell Its Shares of Common Stock In The Public Market And Has An Incentive Under The Standby Equity Distribution Agreement To Do So Quickly, Which Sales May Cause Our Stock Price To Decline.

Cornell Capital Partners intends to sell the shares of common stock issued to them under the Standby Equity Distribution Agreement in the public market. In addition, Cornell Capital Partners has an incentive to sell shares received under the equity line quickly, because in doing so they can ensure that they will recover the discount to market price at which they acquire those shares. The sales may cause out stock price to decline.

 Private Equity Lines Are Relatively New Concepts And It Is Not Clear How The Courts And The SEC Will Treat Them.

Private equity lines of credit are relatively recent creations and differ in significant ways from traditional PIPE financing transactions. The staff of the SEC's Division of Corporate Finance has taken the position that, as long as certain criteria are met, the staff will not recommend enforcement action with respect to the private equity lines of credit or the related "resale" registration statement. It should be noted however, that the staff's position, although significant, is not a definitive interpretation of the law and is not binding on courts. According, there is a risk that a court may find this type of financing arrangement, or the manner in which it is implemented, to violate securities laws.

RISKS RELATED TO WHERIFY'S BUSINESS

Wherify's business is subject to numerous risks and uncertainties, including risks and uncertainties relating to our limited operating history; liquidity; incurrence of net losses; lengthy development, manufacturing and sales cycles; competition; product related risks; and other risks as discussed below.

We Are The Product Of A Merger Of Two Development Stage Companies, Have Limited Revenues And Have A Limited Operating History On Which To Evaluate Our Potential For Future Success.

On July 21, 2005, we completed the merger with Wherify California. Wherify and Wherify California have only limited operating histories upon which you can evaluate our business and prospects. You must consider the risks and uncertainties frequently encountered by companies in situations such as ours, including but not limited to the ability to grow and prosper and finance such growth. If we are unsuccessful in addressing these risks and uncertainties, our business, results of operations and financial condition will be materially and adversely affected.

Wherify California was incorporated in March 1998 and began selling its initial product in May 2003. To date, sales of Wherify California's products have been very limited. Wherify California's limited operating experience in the wireless location-based services market makes it difficult to evaluate its business. Wherify California has never achieved profitability, and it may not achieve profitability in the future. The uncertainty of Wherify California's ability to execute on its business plan and the uncertainties regarding the acceptance of its products or its competition increase the risk that the value of Wherify California may decline.

Prior to the merger with Wherify California, we had generated very limited revenues from the sale of our FACES software or any other products. Our limited revenue and limited operating history prior to the merger makes an evaluation of the prospects of our facial recognition software extremely difficult.

We Currently Lack Liquidity and Have Limited Revenues and Both Wherify and Wherify California Had Going-Concern Qualifications in Their Most Recent Audit Reports

As of March 31, 2006, we had cash and cash equivalents of approximately $3.8 million, restricted certificates of deposit of approximately $1.3 million, which are being utilized as collateral to support our obligations under a letter of credit related to our contract manufacturer, other current assets of approximately $0.2 million and current liabilities, excluding the non-cash portion of fair value of derivatives, of approximately $11.6 million, including approximately $3.7 million in past due rent obligations to our former landlord. We also had a liability related to the non-current payable portion of the convertible debenture of approximately $3.3 million. As of June 23, 2006, we had cash and cash equivalents of approximately $1.0 million and restricted certificates of deposit of approximately $1.3 million. There is a going concern paragraph in Wherify and Wherify California's audit reports for the respective fiscal years ended June 30, 2004 and 2005. Substantially all of our cash has been raised through capital raising transactions rather than operations. As we have limited revenues, we will need to raise additional working capital in the near future. There is no assurance that we will be able to raise additional working capital at all or on terms favorable to us. If we are unable to raise additional working capital, we will need to reduce our costs, which may require us to reduce operations, personnel and overhead, or discontinue operations.

We Need To Raise Substantial Additional Capital, Which May Result In Substantial Dilution To Existing Stockholders.

In order to manufacture, distribute and sell our products and to execute on our business plan, we need substantial additional capital. We are currently considering possible sources of this additional capital, including raising capital through the issuance of equity securities. Although the exact amount we intend to raise has not yet been determined, we are contemplating an amount in excess of $20 million. There can be no assurance that we will be able to raise sufficient additional capital at all or on terms favorable to our stockholders or us. If we issue equity securities in order to raise additional capital in the amounts currently contemplated, the stockholders will experience immediate and substantial dilution in their ownership percentage of the combined company. In addition, to raise the capital we need, we may need to issue additional shares at a discount to the current market price. If the terms of such financing are unfavorable to us or our stockholders, the stockholders may experience substantial dilution in the net tangible book value of their stock. In addition, any new equity securities may have rights, preferences or privileges senior to those of existing holders of common stock. If we cannot raise funds on acceptable terms, we may not be able to develop or enhance our products, take advantage of future opportunities or respond to competitive pressures or unanticipated requirements all of which could have a material adverse effect on us.

We Determined That Our Disclosure Controls And Procedures Were Ineffective As of March 31, 2006, They Have Been Ineffective For A Substantial Period Of Time, And We Recently Had To Restate Our Fiscal 2006 First Quarter Unaudited Interim Financial Statements Due To The Ineffectiveness Of Our Disclosure Controls And Procedures. The Ineffectiveness Of Our Disclosure Controls And Procedures, If Not Remedied, Could Result In Material Misstatements Of Our Financial Statements

As of March 31, 2006, the reporting date of our most recent unaudited interim external financial disclosures on Form 10-QSB as amended, our management including our principal executive officer and our principal financial officer evaluated our disclosure controls and procedures (as defined in Rule 13a - 15e under the Securities Exchange Act of 1934) and concluded that such disclosure controls and procedures are ineffective. Our management including our principal executive officer and our principal financial officer further concluded that such disclosure controls and procedures have been ineffective for a substantial period of time, and we recently had to restate our fiscal 2006 first quarter unaudited interim reported financial statements filed on Form 10-QSB for the period ended September 30, 2005 due to the ineffectiveness of our disclosure controls and procedures. The deficiencies in our disclosure controls and procedures that we identified include:

•	we did not have adequate transaction controls over the accounting, review and processing of certain unusual or complex transactions;

•
we did not have a systematic and documented program of internal controls and procedures over our accounting and financial reporting process to ensure that unusual or complex transactions are recorded, processed, summarized and reported on a timely basis in our financial disclosures; and

•	there is a need for the improved supervision and training of our accounting staff.

We have made efforts to strengthen our disclosure controls and procedures. If we are not successful in implementing remedial initiatives to address the identified deficiencies, or if additional deficiencies or significant deficiencies in our disclosure controls and procedures are discovered in the future, we may fail to meet our future reporting obligations on a timely basis, our financial statements may contain material misstatements, our operating results may be harmed, we may fail to meet our future reporting obligations on a timely basis, we may be subject to litigation, and the price of our common stock may be adversely affected. Any failure to address the identified deficiencies or any additional deficiencies or significant deficiencies in our disclosure controls and procedures could also adversely affect the results of future management evaluations and auditor attestation reports regarding the effectiveness of our ginternal control over financial reportingh that will in the future be required under Section 404 of the Sarbanes−Oxley Act of 2002. Disclosure control deficiencies could also cause investors to lose confidence in our reported financial information. We can give no assurance that any measures we may take will remediate the deficiencies identified or that any additional deficiencies will not arise in the future due to a failure to implement and maintain adequate internal control over financial reporting or circumvention of these controls. In addition, even if we are successful in strengthening our controls and procedures, those controls and procedures may not be adequate to prevent or identify irregularities or facilitate the fair presentation of our financial statements or our periodic reports filed with the SEC.

The Release of Shares From Lock-ups and the Potential Sale of a Significant Number of Shares May Significantly Negatively Affect Our Stock Price.

Approximately 17,850,866 shares of our common stock are subject to lock-up agreements entered into in connection with the merger that are scheduled to expire on July 21, 2006. If the stockholders subject to these lockup agreements attempt to sell a significant portion of their shares shortly after such shares are released from the lock-ups, or if we release a significant portion of the stockholders from their obligations under the lock-up agreements prior to the expiration of the relevant lock-up periods, our stock price could be significantly negatively affected.

Notwithstanding the release of shares from the lock-up agreements, shares of Wherify common stock received by persons who were "affiliates" of Wherify California at the time of the Wherify California special meeting of stockholders at which the merger was approved may be resold only in a transaction that complies with the requirements of Rule 145 under the Securities Act of 1933 or as otherwise permitted under the Securities Act of 1933. Persons who were "affiliates" for this purpose include Timothy Neher and Doug Hajjar, who beneficially owned 9,639,610 shares and 2,792,624 shares, respectively, of our common stock as of June 30, 2006. Although, as described above, the provisions of Rule 145 would limit the timing and number of shares that could be sold by such persons, Wherify may register for resale the shares held by such persons prior to the time that such shares could otherwise be sold under Rule 145.

We Have Only Recently Begun Production of Our WherifoneTM Product and May Encounter Manufacturing Problems During the Production Process.

Our WherifoneTM product is a new product and we have discontinued manufacturing all of our other products. The manufacture of our WherifoneTM product involves complex and precise processes, which we have subcontracted to another company. To date, we have only initiated a limited production of this product and so we do not yet know whether we will encounter any serious problems during the production process in the long-term. Any significant problems in manufacturing, assembling or testing of this product could delay the roll-out of the WherifoneTM product and have an adverse impact on our business and prospects. The willingness of manufacturers to make the product or lack of availability of manufacturing capacity may have an adverse impact on our ability to go to market, and as a result we may not be able to grow our business as we expect, and our ability to compete could be harmed, adversely affecting our business and prospects.

Our Software Products Are Complex And May Contain Unknown Defects That Could Result In Numerous Adverse Consequences.

Complex software products such as those associate with our WherifoneTM product often contain latent errors or defects, particularly when first introduced, or when new versions or enhancements are released. We have experienced errors and defects in our most recent release of the software associated with our WherifoneTM product, but do not believe these errors will have a material negative effect on the functionality of the WherifoneTM product. However, there can be no assurance that, despite testing, additional defects and errors will not be found in the current version, or in any new versions or enhancements of this software, any of which could result in damage to our reputation, the loss of sales, a diversion of our product development resources, and/or a delay in market acceptance, and thereby materially adversely affecting our business, operating results and financial condition. Furthermore, there can be no assurance that our products will meet all of the expectations and demands of our customers. The failure of our products to perform to customer expectations could give rise to warranty claims. Any of these claims, even if not meritorious, could result in costly litigation or divert management's attention and resources. Any product liability insurance that we may carry could be insufficient to protect us from all liability that may be imposed under any asserted claims.

We Have Not Yet Signed a National U.S. Wireless Carrier for our WherifoneTM Product and the Terms of Any Such Agreement are Not Yet Known.

We have not yet signed a definitive agreement with a national U.S. wireless carrier for our products. If we are unable to sign such an agreement on favorable terms, this could adversely impact our costs and our business and prospects.

We Depend On Our Key Personnel To Manage Our Business Effectively In A Rapidly Changing Market. If We Are Unable To Retain Our Key Employees, Our Business, Financial Condition And Results Of Operations Could Be Harmed.

Our future success depends to a significant degree on the skills, efforts and continued services of our executive officers and other key engineering, manufacturing, operations, sales, marketing and support personnel who have critical industry experience and relationships. If we were to lose the services of one or more of our key executive officers and senior management members, we may not be able to grow our business as we expect, and our ability to compete could be harmed, adversely affecting our business and prospects.

Fluctuations In Our Business And Operating Results May Materially And Adversely Affect The Trading Price Of Our Common Stock.

We expect that our operating results will fluctuate in the future due to a number of factors many of which are outside of our control. These factors include the following:

•	Overall demand for our products;

•	Our ability to attract new customers at a steady rate;

•	The rate at which we or our competitors introduce new products, the rate at which these products acquire market acceptance, and the cost required to develop these products;

•	Technical defects in our products that could delay product shipments or increase the costs of introducing new products;

•	Changes in the pricing of our products or those of our competitors;

•	The amount and timing of capital expenditures and other costs relating to the expansion of our operations;

•	Costs relating to our marketing programs and our business in general;

•	General economic conditions; and

Any of the foregoing factors may cause our operating expenses to be disproportionately high or cause our revenue and operating results to fluctuate causing our business, financial condition and operating results to be adversely affected. In addition, to respond to changes in our competitive environment, we may occasionally make certain decisions from which we may benefit in the long run. However, in the short run, such decisions could materially and adversely affect our quarterly results of operations and financial condition. Due to all of the foregoing factors, in some future quarter our operating results may fall below our expectations and those of our stockholders. In such event, the trading price of our common stock could be materially adversely affected. Further, we believe that period-to-period comparisons of our financial results may not be very meaningful. Accordingly, you should not conclude that such comparisons indicate future performance.

Our Markets Are Highly Competitive, And Our Failure To Compete Successfully Would Limit Our Ability To Sell Our Products, Attract And Retain Customers And Grow Our Business.

Competition in the wireless location services market and the facial composite software market is intense. In addition, the adoption of new technology in the communications industry likely will intensify the competition for improved wireless location technologies. The wireless location services market has historically been dominated by large companies, such as Siemens AG and LoJack Corporation. In addition, a number of other companies such as Verizon, FireFly, Disney, Mattel, Digital Angel Corporation and WebTech Wireless Inc. either have announced plans for new products or have commenced selling products that are similar to our wireless location products, and new competitors are emerging to compete with Wherify's wireless location services products. Due to the rapidly evolving markets in which we compete, additional competitors with significant market presence and financial resources may enter those markets, thereby further intensifying competition. All competitors in the wireless location services market rely on retail distributors to sell their products to consumers. Additional competitors in this market may limit the availability or interest of retail distributors to carry our wireless location services product and launch it into the market. These issues may have an adverse impact on our ability to go to market, and as a result we may not be able to grow our business as we expect, and our ability to compete could be harmed, adversely affecting our business and prospects.

Our Wireless Location Product And Technology Are New And May Not Be Accepted In The Market.

We have had only a limited release of one of our planned wireless locator products in the market. There can be no assurances that consumer demand will meet, or even approach, our expectations. In addition, our pricing and marketing strategies may not be successful. Lack of customer demand, a change in marketing strategy and changes to our pricing models could dramatically alter our financial results.

Standards In Wireless Communications Industry Are In Flux, And If We Are Unable To Comply With These Industry Standards, Our Business Will Be Harmed.

Standards in the wireless communications industry are evolving. The emergence and broad adoption of new industry standards could require us to redesign our products. If we are unable to design our products to comply with these new standards, our products would become obsolete and consumers would instead purchase other standard-compliant products. As a result, our business could be harmed, and our financial condition and results of operations could be adversely affected.

Changes In The Government Regulation Of Our Wireless Location Product Or Wireless Carriers Could Harm Our Business.

Our products, wireless carriers and other members of the communications industry are subject to domestic government regulation by the Federal Communications Commission (the FCC) and international regulatory bodies. These regulatory bodies could enact regulations which affect our products or the service providers which distribute our products, such as limiting the scope of the service providers' market, capping fees for services provided by them or imposing communication technology standards which impact our products.

If Our Wireless Locator Products Fail To Achieve Broad Market Acceptance, Our Business Results Will Be Harmed.

We have not begun selling our wireless location products for use by direct purchase consumers or for resale by distributors. If Wherify's products are not widely accepted by the market, our business results could be harmed. Factors that may affect the market acceptance of our location products include price, reliability, performance, technological innovation/enhancements, network coverage, ease of use, and availability.

If we fail to perform adequately on the basis of each of these factors versus competing products and technologies, our business results could be harmed.

Our Ability To Compete Could Be Jeopardized And Our Business Seriously Compromised If We Are Unable To Protect Ourselves From Third-Party Challenges, The Development And Maintenance Of The Proprietary Aspects Of Wireless Location Products And Technology We Develop.

Our products utilize a variety of proprietary rights that are critical to our competitive position. Because the technology and intellectual property associated with our wireless location products are evolving and rapidly changing, our current intellectual property rights may not adequately protect us in the future. We rely on a combination of patent, copyright, trademark and trade secret laws and contractual restrictions to protect the intellectual property utilized in our products. Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy or otherwise obtain and use our products or technology. In addition, monitoring unauthorized use of our products is difficult and we cannot be certain the steps we have taken will prevent unauthorized use of our technology. Also, it is possible that no patents or trademarks will be issued from our currently pending or future patent or trademark applications. Because legal standards relating to the validity, enforceability and scope of protection of patent and intellectual property rights in new technologies are uncertain and still evolving, the future viability or value of our intellectual property rights is uncertain. Moreover, effective patent, trademark, copyright and trade secret protection may not be available in some countries in which we distribute or may anticipate distributing our products. Furthermore, our competitors may independently develop similar technologies that limit the value of our intellectual property or design around patents issued to Wherify. If competitors are able to use our technology, our competitive edge would be reduced or eliminated.

In addition, third parties may at some point claim certain aspects of our business infringe their intellectual property rights. While we are not currently subject to nor is aware of any such claim, any future claim (with or without merit) could result in one or more of the following:

•	Significant litigation costs;

•	Diversion of resources, including the attention of management;

•	Our agreement to pay certain royalty and/or licensing fees; and

•	Cessation of our rights to use, market, or distribute such technology.

Any of these developments could materially and adversely affect our business, results of operations and financial condition. In the future, we may also need to file lawsuits to enforce our intellectual property rights, to protect our trade secrets, or to determine the validity and scope of the proprietary rights of others. Whether successful or unsuccessful, such litigation could result in substantial costs and diversion of resources. Such costs and diversion could materially and adversely affect our business, results of operations and financial condition.

We Could Become Subject To Litigation Regarding Intellectual Property Rights, Which Could Seriously Harm Our Business And Require Us To Incur Significant Costs.

In recent years, there has been significant litigation in the United States involving patents and other intellectual property rights. Any parties asserting that our products infringe upon their proprietary rights would force us to defend ourselves and possibly our customers or manufacturers against the alleged infringement. These claims and any resulting lawsuit, if successful, could subject us to significant liability for damages and invalidation of proprietary rights. These lawsuits, regardless of their merits, would likely be time-consuming and expensive to resolve and would divert management time and attention. Any potential intellectual property litigation also could force us to do one or more of the following:

•	Stop selling, incorporating or using our products that use the challenged intellectual property;

•	Obtain from the owner of the infringed intellectual property right a license to sell or use the relevant technology, which license may not be available on reasonable terms, or at all; or

•	Redesign those products that use such technology.

If we are forced to take any of the foregoing actions, our business and prospects may be seriously harmed.

We Currently Depend Upon One Manufacturer For Our Principal Product And If We Encounters Problems With This Manufacturer There Is No Assurance That We Could Obtain Products From Other Manufacturers Without Significant Disruptions To Our Business.

We expect that our principal product will be manufactured to our specifications by one manufacturer. Although we could arrange for another manufacturer to supply the product, there is no assurance that we could do so without undue cost, expense and delay.

We Expect To Rely Heavily On A Few Customers.

Our revenues in the next several years could be heavily dependent on contracts with a limited number of major market makers in each business segment. The loss of, or a significant reduction in, orders from these major customers could have a material adverse effect on our financial condition and results of operations.

Fluctuations In Operating Results Could Adversely Affect The Market Price Of Our Common Stock.

Our revenues and operating results are likely to fluctuate significantly in the future. The timing of order placement, size of orders and satisfaction of contractual customer acceptance criteria, as well as order delays or deferrals and shipment delays and deferrals, may cause material fluctuations in revenue.

Delays or deferrals in purchasing decisions may increase as we develop new or enhanced products. The current and anticipated dependence on a small number of customers increases the revenue impact of each customer's actions relative to these factors. Our expense levels in the future will be based, in large part, on our expectations regarding future revenue, and as a result net income for any quarterly period in which material orders are delayed could vary significantly.

Because of these and other factors, investors should not rely on quarter-to-quarter comparisons of our results of operations, our results of operations or the pro forma financial information as an indication of future performance. It is possible that, in future periods, results of operations will differ from the estimates of public market analysts and investors. Such a discrepancy could cause the market price of our common stock to decline significantly.

Delays, Disruptions Or Quality Control Problems In Manufacturing Could Result In Delays In Shipments Of Products To Customers And Could Adversely Affect Our Business.

We might experience delays, disruptions or quality control problems in the manufacturing operations of our subcontractors. As a result, we could incur additional costs that would adversely affect gross margins, and product shipments to our customers could be delayed beyond the shipment schedules requested by our customers, which would negatively affect our revenues, competitive position and reputation. Furthermore, even if we are able to timely deliver products to our customers, we may be unable to recognize revenue based on our revenue recognition policies. Any disruptions in the future could adversely affect the combined company's revenues, gross margins and results of operations. We may experience manufacturing delays and reduced manufacturing yields upon introducing new products to our manufacturing lines or when integrating acquired products.

Rapid Technological Change In Our Market Could Cause Our Products To Become Obsolete Or Require Us To Redesign Our Products.

We expect that our markets will be characterized by rapid technological change, frequent new product introductions and enhancements, uncertain product life cycles, changing customer demands and evolving industry standards, any of which can render existing products obsolete. We believe that our future success will depend in large part on our ability to develop new and effective products in a timely manner and on a cost effective basis. As a result of the complexities inherent in our product, major new products and product enhancements can require long development and testing periods, which may result in significant delays in the general availability of new releases or significant problems in the implementation of new releases. In addition, if we or our competitors announce or introduce new products our current or prospective customers may defer or cancel purchases of our products, which could materially adversely affect our business, operating results and financial condition. Our failure to develop successfully, on a timely and cost effective basis, new products or new product enhancements that respond to technological change, evolving industry standards or customer requirements would have a material adverse affect on our business, operating results and financial condition.

If We Lose Any Key Personnel, Or Fail To Attract And Retain Additional Personnel, We May Be Unable To Continue Developing Our Business And Product Line.

The loss of the services of one or more of our key personnel could materially adversely affect our business, operating results and financial condition. We cannot guarantee that we will be able to retain our key personnel. Our future success also depends on our continuing ability to attract, assimilate and retain highly qualified sales, technical and managerial personnel. Competition for these individuals is intense and there can be no assurance that we can attract, assimilate or retain necessary personnel in the future.

RISKS RELATED TO WHERIFY CALIFORNIA RESCISSION OFFER

We May Have Liability Under Applicable Securities Laws With Respect To Certain Shares Sold by Wherify California Even After Wherify California's Completion Of Its Rescission Offer.

Wherify California's offering of 1,701,714 shares of Series C Preferred Stock sold during the period from September 17, 2004 to January 19, 2005 may not have been exempt from the registration and qualification requirements under applicable securities laws. In order to address this issue, Wherify California made a rescission offer to all purchasers of such shares. The rescission offer was completed on April 11, 2005, and eight investors accepted the rescission offer and 75 rejected the rescission offer. The staff of the Securities and Exchange Commission, however, takes the position that a rescission offer does not extinguish a holder's right to rescind the issuance of shares that were not registered or exempt from the registration requirements under the Securities Act of 1933, as amended. Consequently, Wherify California and Wherify may remain liable under applicable securities laws to Wherify California stockholders who rejected the rescission offer for the purchase price of the shares that were subject to the rescission offer, plus applicable interest and costs. This liability, if realized, could imperil Wherify California's ability and the ability of Wherify, to operate the business as contemplated or to continue in business. In addition, if it is determined that Wherify California offered securities without properly registering them under applicable securities laws, or securing an exemption from registration, regulators could impose monetary fines or other sanctions as provided under these laws.

RISKS RELATED TO WHERIFY'S INTELLECTUAL PROPERTY

Our Success Depends On Our Ability To Protect Our Intellectual Property.

Our future success depends upon our proprietary technology. We protect our proprietary information through the use of patent, copyright, trademark, trade secret laws, confidentiality procedures and contractual provisions. Notwithstanding our efforts to protect our proprietary technology, policing unauthorized use or copying of our proprietary information is difficult, unauthorized use or copying occurs from time to time, and litigation to enforce intellectual property rights could result in significant costs and diversion of resources. Any patents we obtain in the future may be circumvented, challenged, invalidated or designed around by other companies. Despite our efforts, we may be unable to prevent third parties from infringing upon or misappropriating our intellectual property. Moreover, the laws of some foreign jurisdictions do not afford the same degree of protection to our proprietary rights as do the laws of the United States, and effective trademark, copyright, and trade secret protection may not be available in every country in which our products are distributed. Furthermore, our competitors may independently develop similar technology that substantially limits the value of our intellectual property. Our inability to adequately protect our intellectual property for these or other reasons, could materially and adversely affect our business, financial condition and operating results.

In addition, third parties may at some point claim certain aspects of our business infringe their intellectual property rights. While we are not currently subject to nor are aware of any such claim, any future claim (with or without merit) could result in one or more of the following:

•	Significant litigation costs;

•	Diversion of resources, including the attention of management;

•	Our agreement to pay certain royalty and/or licensing fees; and

•	Cessation of our rights to use, market, or distribute such technology.

Any of these developments could materially and adversely affect our business, results of operations and financial condition. In the future, we may also need to file lawsuits to enforce our intellectual property rights, to protect our trade secrets, or to determine the validity and scope of the proprietary rights of others. Whether successful or unsuccessful, such litigation could result in substantial costs and diversion of resources. Such costs and diversion could materially and adversely affect our business, results of operations and financial condition.

RISKS RELATED TO CORPORATE AND STOCK MATTERS

Our Authorized Preferred Stock Exposes Stockholders To Certain Risks.

Our Certificate of Incorporation authorizes the issuance of up to 10,000,000 shares of preferred stock, par value $.01 per share. To date, no shares of preferred stock have been issued. The authorized preferred stock constitutes what is commonly referred to as "blank check" preferred stock. This type of preferred stock allows the Board of Directors to divide the preferred stock into series, to designate each series, to fix and determine separately for each series any one or more relative rights and preferences and to issue shares of any series without further stockholder approval. Preferred stock authorized in series allows our Board of Directors to hinder or discourage an attempt to gain control of us by a merger, tender offer at a control premium price, proxy contest or otherwise. Consequently, the preferred stock could entrench our management. In addition, the market price of our common stock could be materially and adversely affected by the existence of the preferred stock.

Our Common Stock Has A Limited And Volatile Trading History.

Our common stock trades in the United States on the Over-the-Counter Electronic Bulletin Board (OTCBB). The number of shares traded daily has been extremely limited and the prices at which Wherify's common stock has traded have fluctuated fairly widely. See "Price Range of Common Stock." There can be no assurance as to the prices at which our common stock will trade in the future, although they may continue to fluctuate significantly. Prices for our common stock will be determined in the marketplace and may be influenced by many factors, including the following:

•	The depth and liquidity of the markets for our common stock;

•	Investor perception of us and the industry in which we operates;

•	General economic and market conditions; and

•	The effect that of any of the events highlighted in these Risk Factors may have on our business should they occur.

We Have The Ability And The Obligation To Issue Additional Shares Of Common Stock In The Future, And Such Future Issuance May Materially Adversely Affect Stockholders.

Wherify has various abilities and obligations to issue additional shares of common stock in the future. These abilities and obligations include the following as of June 30, 2006 (including the obligation to issue shares upon conversion of the debentures or exercise of the warrants issued to Cornell Capital Partners and Newbridge Securities Corporation):

•	Options to purchase approximately 11.1 million shares of our common stock; and

•	Warrants and convertible debentures to purchase or acquire approximately 7.1 million shares of our common stock.

The options, warrants and convertible debentures described above permit the holders to purchase shares of common stock at specified prices. These purchase prices may be less than the then current market price of our common stock. Any shares of common stock issued pursuant to these options, warrants or convertible debentures would further dilute the percentage ownership of existing stockholders. The terms on which we could obtain additional capital during the life of these options, warrants or convertible debentures may be adversely affected because of such potential dilution. Finally, we may issue additional shares in the future other than as listed above. There are no preemptive rights in connection with Wherify's common stock. Thus, the percentage ownership of existing stockholders may be diluted if we issue additional shares in the future. Future issuances of additional shares could cause immediate and substantial dilution to the net tangible book value of shares of common stock issued and outstanding immediately before such transaction. Any future decrease in the net tangible book value of such issued and outstanding shares could materially and adversely affect the market value of these shares.

We Are Subject To The "Penny Stock" Rules And The Trading Of Our Common Stock Entails Additional Regulatory Requirements, Which May Negatively Affect Such Trading Price.

We are currently subject to the "penny stock" rules promulgated under the Securities Exchange Act of 1934. During the period(s) that our stock trades below $5.00 per share, as it currently does, trading in our common stock is subject to the requirements of the "penny stock" rules. These rules require additional disclosure by broker dealers in connection with any trades generally involving any non-NASDAQ equity security that has a market price of less than $5.00 per share, subject to certain exceptions. Such rules require the delivery, before any "penny stock" transaction, of a disclosure schedule explaining the penny stock market and the risks associated therewith, and impose various sales practice requirements on broker dealers who sell penny stocks to persons other than established customers and accredited investors (generally institutions). For these types of transactions, the broker-dealer must determine the suitability of the penny stock for the purchaser and receive the purchaser's written consent to the transaction before sale. The additional burdens imposed upon broker dealers by such requirements may discourage broker-dealers from effecting transactions in our common stock affected. As a consequence, the market liquidity of Wherify's common stock could be severely limited by these regulatory requirements.

Stockholders Should have No Expectation Of Any Dividends.

The holders of our common stock are entitled to receive dividends when, as and if declared by the board of directors out of funds legally available therefore. To date, we have not declared nor paid any cash dividends. The board of directors does not intend to declare any dividends in the foreseeable future, but instead intends to retain all earnings, if any, for use in our business operations.

If We Issue Shares Of Common Stock Or Rights To Acquire Common Stock At A Price Less Than The Conversion Price Or Exercise Price Of Our Outstanding Debentures Or Warrants, Then The Conversion Price Or Exercise Price May Be Adjusted.

The conversion price of the debentures and the exercise price of certain warrants we have issued are subject to adjustment if we sell common stock or rights to acquire common stock at a price less than the conversion price of such debentures or the exercise price of such warrants. Any such adjustment could result in additional dilution to existing Stockholders and less money received by Wherify upon exercise of such warrants.

FOR ALL OF THE AFORESAID REASONS AND OTHERS SET FORTH HEREIN, THE SHARES COVERED BY THIS PROSPECTUS INVOLVE A HIGH DEGREE OF RISK. YOU SHOULD BE AWARE OF THESE AND OTHER FACTORS SET FORTH IN THIS PROSPECTUS.

DETERMINATION OF OFFERING PRICE

The Board of Directors of Wherify determined the offering price for the shares of common stock offered after considering several factors, including historical trading prices of the common stock, book value per share, historical results of operations, assessment of our management and financial condition and valuations of comparable companies. The offering price does not necessarily reflect the price at which the common stock currently trades, nor does the offering price necessarily reflect the price at which the common stock will trade following the offering. Because the offering is expected to take place over a period of up to 12 months the market price for the common stock could vary during the offering. The offering will terminate no later than July __ 2007.

WHERE YOU CAN FIND MORE INFORMATION

We file and furnish annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information on file at the SEC's public reference room located at 100 F Street, NE, Washington, DC 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. The SEC filings are also available to the public from commercial document retrieval services. The Wherify filings, as well as this registration statement on Form SB-2, are available at the Internet worldwide web site maintained by the SEC at www.sec.gov.

The shares of Wherify common stock are quoted on the Over-the-Counter Bulletin Board (OTCBB).

You can obtain any document filed with the SEC through Wherify as described below, the SEC or the SEC's Internet worldwide website as described above. Documents are available without charge. Stockholders may obtain documents by requesting them in writing or by telephone from us at the following address:

Wherify Wireless, Inc. 2000 Bridge Parkway, Suite 201, Redwood Shores, California 94065 Attention: Timothy Neher. Telephone number: (650) 551-5200.

INFORMATION REGARDING FORWARD-LOOKING STATEMENTS

In addition to historical information, this prospectus contains predictions, estimates and other forward-looking statements that relate to future events or our future financial performance. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by the forward-looking statements. These risks and other factors include those listed under "Risk Factors" and elsewhere in this Registration Statement, and some of which we may not know. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "potential," "continue" or the negative of these terms or other comparable terminology.

Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements. We discuss many of these risks in this prospectus in greater detail under the heading "Risk Factors." Given these uncertainties, you should not place undue reliance on these forward-looking statements. Also, forward-looking statements represent our management's beliefs and assumptions only as of the date of this prospectus. You should read this prospectus and the documents that we reference in this prospectus and have filed as exhibits to the registration statement, of which this prospectus is a part, completely and with the understanding that our actual future results may be materially different from what we expect.

Except as required by law, we assume no obligation to update these forward-looking statements publicly, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

USE OF PROCEEDS

If we sell the total number of offered shares, we will receive proceeds of $___________ less the costs and expenses related to this offering.  We expect to use approximately $1,000,000 of the net proceeds of this offering to discharge indebtedness owed to Stephen J. Luczo with respect to a short-term loan he made to us in June 2006. (On June 16, 2006, Wherify borrowed $1,000,000 from Mr. Luczo at a rate of 15% per annum. The maturity of the indebtedness is September 16, 2006 or at such earlier time as Wherify completes a financing. The proceeds of this loan were used for working capital). In addition, we expect to use approximately $_________ of the net proceeds of this offereing to pay past due amounts owed to suppliers of goods and services. We intend to use the remaining net proceeds of this offering for general working capital and other corporate purposes, including product development and enhancement, product manufacturing and inventories, selling and marketing activities, developing and maintaining distribution channels and retail outlets, providing support to subscribers of our services, and general and administrative purposes.

STANDBY EQUITY DISTRIBUTION AGREEMENT
Summary

On March 10, 2006, we entered into a Standby Equity Distribution Agreement with Cornell Capital Partners, LP. Pursuant to the Standby Equity Distribution Agreement, we may, at our discretion, periodically sell to Cornell Capital Partners shares of common stock for a total purchase price of up to $40 million during the two year period commencing on the effective date of the registration statement of which this prospectus is a part. The amount of each advance is subject to a maximum amount of $1,000,000, and we may not submit an advance within five trading days of a prior notice of advance. For each share of common stock purchased under the Standby Equity Distribution Agreement, Cornell Capital Partners will pay 93% of, or a 7% discount to, the volume weighted average price of our common stock on the Over-the-Counter Bulletin Board or other principal market on which our common stock is traded for the five trading days immediately following the notice date. Notwithstanding the foregoing, the lowest price (before taking into account the 7% discount) that we are required to sell any shares after we give notice of an advance is 95% of the closing bid price of the common stock on the trading day immediately preceding the day such notice is given. This protection against a sudden large drop in the price of the common stock is effected by an automatic exclusion from the pricing period of each day that the volume weighted average price is below this minimum price reduction in the number of shares sold and the amount of any advance by 20% for each trading day during the pricing period that the volume weighted average price of the common stock is below this minimum price. We may waive this price protection by providing Cornell Capital Partners with notice of the waiver prior to the relevant advance notice date. Cornell Capital Partners has also agreed that neither it nor its affiliates will engage in any short selling of our common stock. Cornell Capital Partners, however, is deemed to beneficially own the shares of common stock corresponding to a particular advance on the date which we deliver an advance notice to Cornell Capital Partners, which is prior to the date the shares are delivered to Cornell Capital Partners. Accordingly, Cornell Capital Partners may sell shares at any time after we deliver an advance notice. This will likely have the effect of putting downward pressure on our stock price during the pricing period for each advance.

The number of shares purchased by Cornell Capital Partners for each advance is determined by dividing the amount of each advance by the purchase price for the shares of common stock. Cornell Capital Partners is a private limited partnership whose business operations are conducted through its general partner, Yorkville Advisors, LLC. The effectiveness of the sale of the shares under the Standby Equity Distribution Agreement is conditioned upon us registering the shares of common stock with the Securities and Exchange Commission and obtaining all necessary permits or qualifying for exemptions under applicable state law. The costs associated with this registration will be borne by us. In consideration for entering into the Standby Equity Distribution Agreement, we paid a one-time commitment fee to Cornell Capital Partners of $390,000 in the form of 276,595 shares of our common stock.

Prior to entering into the Standby Equity Distribution Agreement, our Board of Directors considered several alternative financing proposals and methods, including equity lines of financing and debentures with other potential investors, PIPE transactions, private placements and public offerings. The Board eventually determined that the financing arrangement with Cornell Capital Partners was the best option in light of the terms of and amount of funding that was offered, the offer of both up-front cash and a longer term committed source of financing, the speed at which the financing could be arranged, and the overall terms and conditions of the financing. On February 9, 2006, prior to entering into the transaction with Cornell Capital Partners, we entered into a $35 million equity line with Dutchess Private Equities Fund, L.P., but the Board decided to cancel that facility because it considered the Cornell Capital Partners financing, including the concurrent offer of both an investment in convertible debentures and the provision of an equity line of financing, to be more favorable.

Standby Equity Distribution Agreement Explained

Pursuant to the Standby Equity Distribution Agreement, we may periodically sell shares of common stock to Cornell Capital Partners to raise capital to fund our working capital needs. The periodic sale of shares is known as an advance. We may request an advance every five (5) trading days. A closing will be held six (6) trading days after such written notice at which time we will deliver shares of common stock and Cornell Capital Partners will pay the advance amount.

Our right to deliver an advance notice is subject to fulfillment by us of certain conditions including (a) the registration statement relating to the resale of the shares to be issued must have been declared effective and must be effective on the date we deliver the advance notice, (b) there must not be any fundamental changes to the information set forth in the registration statement that would require us to file a post-effective amendment, (c) we must have performed, satisfied and complied in all material respects with all the covenants, agreements and conditions in the Standby Equity Distribution Agreement and related Registration Rights Agreement, (d) no proceeding shall have been commenced that may have the effect of prohibiting or adversely affecting any of the transactions contemplated by the agreement, (e) the trading of our common stock must not have been suspended by the SEC or the principal market (if any) on which the shares are traded, (f) the issuance of shares of common stock must not violate the shareholder approval requirements of the principal market (if any) on which the shares are issued and (g) we shall not have received any notice threatening the continued listing of our common stock on such principal market

We are also limited on our ability to request as a result of the number of shares we have registered in the registration statement relating to the resale of our common stock by Cornell Capital Partners. For example, at an assumed market price (before taking into account the 7% discount) of $1.50 per share, we would not be able to draw the entire gross proceeds of $40 million available under the Standby Equity Distribution Agreement with the 5,000,000 shares we are registering for issuance under the Standby Equity Distribution Agreement. Wherify would be required to register approximately 21.7 million additional shares at this assumed market price to obtain the entire $40 million available under the Standby Equity Distribution Agreement. In order to access all funds available to us under the Standby Equity Distribution Agreement with the 2,200,000 shares being registered in the offering, the average market price of the shares (before taking into account the 7% discount) would need to be $18.18.

We may request advances under the Standby Equity Distribution Agreement once the underlying shares are registered with the Securities and Exchange Commission. Thereafter, we may continue to request advances until Cornell Capital Partners has advanced $40 million or 24 months after the effective date of the this registration statement, whichever occurs first.

The amount of each advance is subject to a maximum amount of $1,000,000, and we may not submit an advance within five trading days of a prior notice of advance. The amount available under the Standby Equity Distribution Agreement is not dependent on the price or volume of our common stock. Our ability to request advances is conditioned upon us registering the shares of common stock with the SEC. In addition, we may not request advances if the shares to be issued in connection with such advances would result in Cornell Capital Partners and its affiliates owning more than 9.9% of our outstanding common stock. As of June 30, 2006, Cornell Capital Partners’ beneficial ownership of Wherify common stock (including its ownership of 276,595 shares acquired as a commitment fee, its right to acquire 3,571,429 shares upon conversion of convertible debentures, and its right to acquire 2,500,000 shares upon exercise of warrants) was 4.99% taking into consideration the 4.99% ownership limitation contained in the convertible debentures (without taking into consideration this 4.99% ownership limitation, Cornell Capital Partner's beneficial ownership would be approximately 10.1%. We will be permitted to make limited draws on the Standby Equity Distribution Agreement so long as Cornell Capital Partners’ beneficial ownership of our common stock (taking into account such 4.99% ownership limitation) remains lower than 9.9%. A possibility exists that Cornell Capital Partners and its affiliates may own more than 9.9% of Wherify’s outstanding common stock (whether through open market purchases, retention of shares issued under the Standby Equity Distribution Agreement, or otherwise) at a time when we would otherwise plan to obtain an advance under the Standby Equity Distribution Agreement.

We do not have any agreements with Cornell Capital Partners regarding the distribution of such stock, although Cornell Capital Partners has indicated that it will likely promptly sell any stock received under the Standby Equity Distribution Agreement.

Cornell Capital Partners has agreed that neither it nor its affiliates will engage in any short selling of our common stock. However, Cornell Capital Partners may sell shares at any time after we deliver an advance notice. Pursuant to Rule 200(b)(2) of Regulation SHO a person is deemed to own a security if “[t]he person has purchased, or has entered into an unconditional contract, binding on both parties thereto, to purchase it, but has not yet received it.” The definition of “unconditional contract” does not require the specification of a fixed price and amount of securities underlying the contract. In accordance with the Standby Equity Distribution Agreement, at the time Cornell Capital Partners receives a put notice, Cornell Capital Partners and Wherify have entered into an unconditional contract and therefore Cornell Capital Partners is deemed to own the shares corresponding to such contract. Pursuant to Rule 200(b)(2) and 200(c) of Regulation SHO, Cornell Capital Partners will be deemed to have a net long position equal to the number of shares it holds long prior to such put notice, plus the amount of shares corresponding to such put notice. Since put notices will be denominated in dollars rather than shares, technically the specific number of shares corresponding to a put notice is not determined until the fifth trading day following a put notice. Cornell Capital Partners will be able to sell shares prior to its receipt of those shares as Cornell Capital Partners will know, with certainty at the time it receives a put notice, the dollar value of the shares it will receive after the fifth trading day, and therefore will also know with certainty, the dollar value of the shares it may sell prior to receipt of those shares.

We cannot predict the actual number of shares of common stock that will be issued pursuant to the Standby Equity Distribution Agreement, in part, because the purchase price of the shares will fluctuate based on prevailing market conditions and we have not determined the total amount of advances we intend to draw. Nonetheless, we can estimate the number of shares of our common stock that will be issued using certain assumptions. Assuming we issued the 2,200,000 shares of common stock registered for issuance under the Standby Equity Distribution Agreement at 93% of a recent price of $1.00 per share, we would issue 2,200,000 shares of common stock to Cornell Capital Partners for gross proceeds of approximately $2.05 million. These shares would represent approximately 9.1% of our outstanding common stock upon issuance. We will need to register additional shares of common stock in order to fully utilize the $40 million available under the Standby Equity Distribution Agreement if the average purchase price at which we sell shares under the Standby Equity Distribution Agreement is less than $18.18 per share.

There is an inverse relationship between our stock price and the number of shares to be issued under the Standby Equity Distribution Agreement. That is, as our stock price declines, we would be required to issue a greater number of shares under the Standby Equity Distribution Agreement for a given advance.

We expect to incur expenses of approximately $71,260 in connection with the registration of the resale of common stock in connection with the Cornell Capital transaction, consisting primarily of professional fees.

SECURED CONVERTIBLE DEBENTURES

Pursuant to a Securities Purchase Agreement, dated March 10, 2006, between Wherify and Cornell Capital Partners, Wherify issued secured convertible debentures to Cornell Capital Partners in the original principal amount of $5 million. The debentures are convertible at Cornell Capital Partners' option at the fixed conversion price of $1.40. If the full amount of the convertible debentures, or $5 million, is converted into shares of Wherify common stock at the fixed conversion price of $1.40 per share, up to 3,571,429 shares of common stock will be issued to Cornell Capital Partners at any time up to the maturity date of the convertible debentures (March 10, 2009). Cornell Capital Partners is prohibited, however, from converting the debentures into an amount that would result in it beneficially owning in excess of 4.99% of the outstanding shares. The fixed conversion price is subject to adjustment as the result of any subdivision, stock split and combination of shares or recapitalization or if Wherify sells any common stock or rights to acquire common stock at a purchase price less than the conversion price of the debentures. If, for example, we issued shares at $0.75 per share, then the debentures would be convertible into up to 6,666,666 shares (rather than up to 3,571,429 shares at the $1.40 per share conversion price). Based on the offer price in this offering of $____ per share, the debentures would be convertible into up to ______ million shares. The debentures are secured by the assets of the Company and a pledge of 10,273,973 shares of Wherify common stock. The debentures have a three-year term (expiring on March 10, 2009) and accrue interest at 7% per year. Beginning on June 15, 2006, we are required to make principal payments of $125,000 per month plus accrued and unpaid interest. After the effective date of the registration statement of which this prospectus is a part, if our common stock is trading above the fixed conversion price of $1.40 per share, then Cornell Capital Partners will have the option to convert the principal portion of such payment into shares of common stock at the fixed conversion price, and Wherify will have the option to pay the interest portion of such payment in shares of common stock at the fixed conversion price. Wherify may, in its sole discretion, redeem the amounts owed under the debentures in cash by providing Cornell Capital Partners with three days advance notice, provided the common stock is trading below the fixed conversion price at the time of the notice. Any such redemption would be subject to payment of a 20% premium on the amount redeemed. In the event of a default, Cornell Capital Partners may elect to switch the conversion price of the debentures to $0.65/share.

In accordance with the Securities Purchase Agreement, upon issuance of the debentures Wherify paid Yorkville Advisors, LLC, an affiliate of Cornell Capital Partners, a fee of $410,000.

WARRANTS

Pursuant to a Securities Purchase Agreement, dated March 10, 2006, between Wherify and Cornell Capital Partners, Wherify issued to Cornell Capital Partners warrants to purchase up to 2,500,000 shares of common stock. Pursuant to the warrants, 1,250,000 shares are purchasable at an exercise price of $2.00 per share and 1,250,000 shares are purchasable at an exercise price of $2.25 per share. The exercise price is subject to adjustment as the result of any subdivision, stock split and combination of shares or recapitalization or if Wherify sells any common stock or rights to acquire common stock at a purchase price less than the exercise price of the warrants. The warrants are immediately exercisable and expire on March 10, 2009. The warrants are exercisable solely on a cash basis provided that we are not in default and the shares underlying the warrant are subject to an effective registration statement.

OTHER TRANSACTION DOCUMENTS

In connection with entering into the Securities Purchase Agreement, on March 10, 2006 Wherify entered into certain related documents with Cornell Capital Partners including a Pledge and Escrow Agreement, a Security Agreement, an Investor Registration Rights Agreement and Irrevocable Transfer Agent Instructions.

Pledge and Escrow Agreement

Pursuant to the Pledge and Escrow Agreement, on March 10, 2006 Wherify granted to Cornell Capital Partners a security interest in 10,273,973 shares of Wherify common stock as security for Wherify’s obligations under the secured convertible debentures. On the same date, Wherify delivered to David Gonzalez Esq., Cornell Capital Partners’ general counsel and escrow agent under the agreement, certificates representing such pledged shares and executed stock powers. Upon payment in full of all amounts due under the debentures the escrow agent is obligated to return such certificates and stock powers to Wherify. Upon an event of default under the debentures, Cornell Capital Partners can require the escrow agent to deliver to Cornell Capital Partners the number of shares specified in a default notice issued by Cornell Capital Partners. Upon receipt of such default notice, the escrow agent is required to deliver to Cornell Capital Partners the number of shares specified in such notice along with transfer documents and instructions to Wherify’s transfer agent to issue such shares to Cornell Capital Partners in accordance with Irrevocable Transfer Agent Instructions (described below) previously issued by Wherify to the transfer agent.

Security Agreements

On March 10, 2006 Wherify and Wherify California entered into Security Agreements with Cornell Capital Partners pursuant to which they granted Cornell Capital Partners a security interest in substantially all of their assets as security for Wherify’s obligations under the secured convertible debentures and related transaction documents.

Investor Registration Rights Agreement

On March 10, 2006 Wherify entered into a Registration Rights Agreement with Cornell Capital Partners pursuant to which it agreed to file this registration statement registering shares issuable upon conversion of the debentures and warrants, to use its best efforts to have this registration statement declared effective by the SEC no later than 120 days after the date of the agreement, and to keep the registration statement effective until all of the relevant shares are sold. Wherify is subject to liquidated damages if the registration statement is not declare effective within the prescribed time periods or if the relevant shares cannot be sold under the registration statement.

Irrevocable Transfer Agent Instructions

On March 10, 2006, Wherify issued instructions to its transfer agent that upon receipt of notice from David Gonzalez, Esq., Cornell Capital Partners’ general counsel and escrow agent under the Pledge and Escrow Agreement, the transfer agent is to issue to Cornell Capital Partners in accordance with any such notice (a) shares issuable upon conversion of the secured convertible debentures and warrants, (b) shares issued upon conversion of accrued interest and liquidated damages into common stock or (c) shares pledged by Wherify to Cornell Capital Partners under the Pledge and Escrow Agreement.

PLAN OF DISTRIBUTION

General

We are offering up to 16,800,000 shares of our common stock in a best efforts, direct public offering. The shares of common stock are being offered for sale by us at a price of $____ per share. The offering price does not necessarily reflect the price at which the our common stock currently trades, nor does it necessarily reflect the price at which our common stock will trade following the offering.

The shares are being offered through certain of our executive officers and directors, to whom no commissions or other compensation will be paid on account of such activities. We are not required to sell any minimum number of shares in this offering. There are no minimum purchase requirements and no arrangements to place the funds in an escrow, trust or similar account. All cleared funds will be available to us following deposit into our bank account. All costs associated with this registration will be borne by us. The offering expenses consist of: an SEC registration fee of $1,895, printing expenses of $2,500, accounting fees of $4,000, and legal fees of $25,000.

We are subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and its regulations, including, Regulation M. Under Registration M, we may not bid for, purchase, or attempt to induce any person to bid for or purchase, shares of our common stock while we are distributing shares covered by this prospectus. Pursuant to the requirements of Item 512 of Regulation S-B and as stated in Part II of this Registration Statement, we are required to file a post-effective amendment to the accompanying Registration Statement to reflect any material changes in the information set forth with respect to the Plan of Distribution.

Subscription Procedure

If you wish to subscribe to purchase shares of our common stock in this offering, you must complete the following steps before the offering ends:

•	Complete and sign the subscription form which accompanies this prospectus;

•
Make full payment of the entire purchase price for the shares subscribed for in U.S. currency by certified check, bank check, personal check or money order payable to "Wherify Wireless, Inc. Offering Account." You may also deliver the funds via wire transfer as set forth below;

•	Deliver the subscription form, together with the payment described above, to us at the following address:

Wherify Wireless, Inc.
2000 Bridge Parkway, Suite 201
Redwood Shores, CA 94065
Attention: Mark E. Gitter

If you have questions as to how to complete the subscription form, you should contact Mark Gitter, our Chief Financial Officer, at (650) 551-5230.

Important: The full subscription price for the shares must be remitted with the subscription to constitute a valid subscription offer. The subscription price consists of the number of shares the subscriber seeks to buy multiplied by offering price per share.

The subscription price will be deemed received by us only upon (i) clearance of any uncertified check; (ii) receipt of any certified check or cashier's check or of any postal, telegraphic or express money order; or (iii) receipt of collected funds in the stock offering account designated above. If you are paying by uncertified personal check, please be aware that funds paid in this manner may take at least five (5) business days to clear. Accordingly, subscribers who wish to pay the subscription price by means of uncertified personal check are urged to make payment sufficiently in advance of the expiration date of the offering to ensure that such payment is received and clears by the expiration date and are urged to consider payment by means of certified or cashier's check, money order or wire transfer of funds.

We intend to conduct the first closing of the sale of shares on or before _________, 2006 and subsequent sequential closings on approximately a bi-weekly and/or monthly basis. We intend to deliver certificates representing shares for accepted subscriptions within approximately 10 days after each sequential closing.

We are not required to secure or accept subscriptions for the maximum number of shares offered, and we may also, in our sole discretion, close the offering at any time by accepting all or a portion of the subscriptions then received.

Expiration Date

This offering is being made in reliance on Rule 415. This offering will terminate 12 months after the registration statement of which this prospectus is a part is declared effective by the Securities and Exchange Commission, unless the offering is fully subscribed before that date or we decide to close the offering prior to that date. In either event, the offering may be closed without further notice to you.

DIVIDEND POLICY

To date, we have not declared nor paid any cash dividends on our common stock, and we presently intend to retain earnings to finance the expansion of our business. The Security Agreement we entered into with Cornell Capital Partners in connection with the issuance of convertible debentures on March 10, 2006 requires Cornell Capital Partners’ consent before declaring or paying any dividend of any kind, in cash or in property, on any class of our capital stock, so long as the convertible debentures remain outstanding. Payment of future dividends, if any, will be at the discretion of the board of directors after taking into account various factors, including our financial condition, results of operations, current and anticipated cash needs and plans for expansion. See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS."

PRICE RANGE OF COMMON STOCK

Our common stock is traded on the Over-The-Counter Bulletin Board under the symbol "WFYW.OB". As of June 30, 2006, we had approximately 535 holders of record. Presented below are the high and low bid information of our common stock for the periods indicated. The source of the following information is MSN Money. These quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions.

	COMMON STOCK
	HIGH	LOW
FISCAL YEAR ENDING June 30, 2006
First Quarter	$6.14	$2.94
Second Quarter	$3.34	$1.55
Third Quarter	$2.27	$1.40
Fourth Quarter	$2.02	$0.65

FISCAL YEAR ENDING June 30, 2005
First Quarter	$5.04	$2.44
Second Quarter	$6.05	$1.64
Third Quarter	$6.35	$3.60
Fourth Quarter	$4.90	$2.97
FISCAL YEAR ENDING June 30, 2004:
Fourth Quarter	$9.20	$3.68

On  June 30, 2006, the last price for our common stock as reported on the Over-the-Counter Bulletin Board was $0.72.

BUSINESS

General

Wherify Wireless, Inc. ("Wherify" or the "Company") is a pioneering developer of patented wireless location products and services for family safety and communications, and law enforcement and security technology solutions. Our portfolio of intellectual property includes our proprietary integration of the US Government's Global Positioning System (GPS) and wireless communication technologies; our patented back-end location service; the Wherifone™ GPS locator phone which provides real-time location information and lets families with pre-teens, seniors, or those with special medical needs, stay connected and in contact with each other; and our FACES™ industry-leading facial composite technology, which is currently being used by thousands of public safety agencies worldwide. Our name, Wherify Wireless, reflects our mission and objective: verify the location of loved ones or possessions of value through wireless technology.

On April 14, 2004, Wherify (formerly known as IQ Biometrix, Inc.) a wholly owned subsidiary of Wherify, and Wherify California, Inc., a California corporation (formerly known as Wherify Wireless, Inc.) ("Wherify California") entered into an Agreement and Plan of Merger pursuant to which the wholly owned subsidiary merged with and into Wherify California, with Wherify California surviving as a wholly owned subsidiary of Wherify. Both Wherify and Wherify California received stockholder approval for the merger at special meetings held on July 19, 2005, and the merger was closed on July 21, 2005. Upon the merger, Wherify (which was then known as "IQ Biometrix, Inc.") changed its name to "Wherify Wireless, Inc.", and shortly thereafter Wherify California (which was then known as "Wherify Wireless, Inc.") changed its name to "Wherify California, Inc." Wherify was originally the result of a merger of JVWeb, Inc., a Delaware corporation, and IQ Biometrix California, Inc., a California corporation. JVWeb was incorporated on October 28, 1997. Wherify California was incorporated in March of 1998, and was founded to develop products and services to compete in the wireless location-based services ("WLBS") market.

Since the merger was consummated, we have operated through two business segments, our wireless location products business and our facial composite software business. We operate part of our wireless location business through our wholly-owned subsidiary, Wherify California. While our facial composite software business currently accounts for most of our revenue, this business segment is not expected to constitute a significant part of the ongoing business operations of the combined company.

DESCRIPTION OF OUR WIRELESS LOCATION PRODUCTS BUSINESS

General

We have developed a comprehensive, end-to-end location system, which includes both a wearable locator and hand held "cell phone" type device ("Personal Locators") utilizing a proprietary Location Service Center ("LSC") for communications with the Personal Locators. Our tested and proven location system enables subscribers to obtain accurate location information for loved-ones or valuable property directly through the Internet or over any phone, 24 hours-a-day, seven days a week. Two-way voice communications enabled in the hand held unit will allow direct voice communication between the subscriber and a loved one or care giver.

Our first hardware product, a children's model GPS Locator, combined the power of enhanced GPS and digital personal communications service ("PCS") technologies. This product embedded a highly miniaturized location system within a lightweight wrist-worn device. Importantly, in addition to providing location information this device could be used to send out a panic call in the event of an emergency, as well as function as a pager and an accurate watch.

Our next generation product combines the power of enhanced GPS and tri-band GSM technologies.  This product allows a remote user to not only "ping" the device to receive location information, but also to make a call to the device to speak directly with the device user. In addition, the device user can make direct calls through the device and also call 911 in case of emergency.

We can provide location and tracking information in real-time to customers using the product for both routine and emergency situations through Wherify's 24x7 Location Service Center and carrier-class automatic call distribution equipment that is connected to existing telephony and internet infrastructures. Following purchase and service activation, a subscriber may determine the locations of the product either by telephoning a toll-free number or through the Internet.

The Location Service Center and automatic call distribution equipment are fully equipped with an off-the-shelf database, computer and telephony call distribution and credit card billing application software. Subscriber telephony and Internet communications are routed through our-proprietary, fault-tolerant, carrier-class, and application-specific interface software.

We intend to design and market a family of GPS Locators to address five major markets: children, adults (Alzheimer's patients, senior, disabled, active adults, teenagers), automotive/commercial/payload tracking, pet owners and corrections (electronic offender monitoring). Following purchase and service activation, a subscriber may determine the locations of the product either by telephoning a toll-free number or through the Internet.

Our hardware products are essentially enablers of our location service system. We expect that the majority of our gross margin after subscriber buildup will come from recurring service revenues. Our new handheld unit is expected to retail for around $99.95. Monthly recurring service revenues will vary based upon the selected monthly rate plans. We expect that standard rate plans will range from $14.95 to $64.95 per month. Wherify California began selling its initial product in May 2003, but discontinued this product in May 2005.

Having built the first wearable GPS Personal Locator, we plan to integrate this technology platform into a wide variety of products for the emerging location-based services marketplace worldwide. We have developed a GSM version of our handheld locator ("Wherifone"), which will allow us to further penetrate the international market. This product is in production, has passed all three international GSM Industry certifications (PCS Type Certification Review Board, Full Type Approval, and Global Certification Forum) and is now going through review by domestic and international mobile operators for final network approvals. Additionally, we have plans to develop a smaller, adjustable version of our first generation children's watch, utilizing GSM technology. We discontinued sales and support of our first generation watch in May 2005 (and anticipate switching customers to the Wherifone after final carrier approval). For our next generation products, we plan to partner with strategic "market makers" who would work together with us to market and distribute specific products through their channels.

Additionally, we expect that the Wherifone will allow for global expansion. We intend to distribute this product through international carriers. For international expansion, we would build Location Service Centers in each international region.

Industry Overview

The wireless location-based services market is a relatively new industry. Following is a brief description of some of its characteristics:

•	Prices of enabling "location" technologies (GPS, wireless connectivity, Internet) and products are falling while their capabilities are increasing;

•	Availability and deployment of higher speed wireless data networks (GPRS, EDGE, WCDMA) and products are emerging;

•	The Internet has provided the ability to host application services eliminating the technical infrastructure and management expense;

•	Network operators and wireless carriers are seeking new, higher margin services to offset declining voice access revenues; and

•	Consumer awareness and interest is increasing in personal location safety, vehicle tracking, roadside safety and anti-theft services.

Our Strategy For Our Wireless Location Products Business

Our objective is to be the leading provider of wireless location services by pioneering the convergence of state-of-the-art enhanced global positioning, wireless communications and other technologies that empower people and businesses with the ability to locate loved-ones or personal property whenever and wherever needed.

We believe that our multi-pronged strategy to penetrate our target markets can create significant barriers to entry.

Target Multiple Applications

Our planned family of GPS Personal Locators is targeted to address five major markets: children, adults, automotive/commercial/payload tracking, pet owners and corrections. We intend to use strategic pricing and promotion programs to initially capture a substantial customer base from the personal safety segment of the emerging wireless location-based services market. We also intend to offer our Location Service Center services to non-Wherify products and hardware systems (i.e. handsets, personal electronics) of major electronics manufacturers as such third-party products and systems become available.

Children. Due to the emotional nature of the benefit Wherify is offering, we view this segment as having the most immediate market potential, and therefore the locator watch was the first product launched. The GPS Personal Locator for Children was targeted for dual-income and single parents of 4-12 year old children. At the lower end of this age range, children are starting to gain more independence from their parents and are more likely to be "out of the parent's sight" for a variety of reasons (day care; school; playing with friends; etc). We believe that both parent and child interest in the product would level off after age 12, when a child's range of freedom and desire for privacy increases dramatically. The service was positioned as "complementary" to parent supervision, not a replacement for it. The Wherifone will be positioned as a children's first cell phone, with the location features that a parent needs to keep tabs on their 6-14 year old child. This product has replaced the GPS Personal Locator for Children for this segment.

Adults. We believe the demographic segments offering the greatest opportunities are Alzheimer's patients, seniors (65+ years of age), and active adults and teens. One primary application is for "active adults": those people who participate in recreational activities (such as boating, jogging, hiking, camping) that could put them at risk of getting lost, being injured or becoming a victim to a violent crime. Other potential users include working women, teens, couples and developmentally challenged adults. Wherify believes that these people would be very interested in using the location service during an emergency situation, as a combination location service/notification to law enforcement when a crime is in process where a subscriber is the victim, and simply as a means of communicating one's location to a friend or loved-one. The Wherifone will be marketed to this segment of the market.

Automotive/Commercial/Payload Tracking. As competitive forces continue, we believe that car and truck dealers will continue to look for ways of increasing their profitability through value-added services and after-market sales. We believe that our products and services would offer dealers this type of profit-building opportunity. The hand held unit will be positioned as the "OnStar" in your pocket and out of the car. Permanent installation for theft recovery applications would be simplified due to the miniaturized nature of the hardware and the embedded antenna technology. It could be placed in virtually any car or truck the dealer sells.

We are also targeting businesses and organizations that use fleets of vehicles. We believe our products would be attractive to any business owner who needs to know the location of their vehicles and/or payload(s).

The Wherifone, with accessories such as a cigarette lighter adapter and a direct connection to the automobile battery and/or UBS system, will be marketed to this segment of the market.

Pet Owners. This market segment would utilize our technology to locate pets that have run away, been stolen or become lost. The pet collar device will be of a clip on nature and will utilize the same location (GPS) and communication (cellular) technologies as the GPS Personal Locator; however, since it will not need many of the added features (watch display, paging, wearer-triggered alarm), we anticipate being able to produce it at a lower unit cost. We intend to use the Wherifone core technology, wrapped in a more industrial, water resistant package that will attach securely on a pet's existing collar, to market to this segment.

Corrections. Current technologies used to monitor individuals with movement-restrictions often do not meet the needs of law enforcement officials. For example, house arrest systems that utilize an "RF tether" to monitor an individual's presence in his or her home will alert officials if the person leaves the house, but will not provide information on where the person has gone. Wherify believes the increase in over-crowding in jails and prisons provides a further incentive to utilize location and tracking products.

We believe that the criminal justice system will have a strong interest in a modified version of the Wherifone. This version of the Wherifone will only incorporate the location (GPS) and communication (wireless) technologies, as the justice system will not have the same demands on appearance and added features that the consumer has. These products will also most likely be leased in bulk quantities.

Forge Strategic Relationships

Establishing and building United States and international partnerships, licensing agreements, OEM, and carrier relationships with major market players, utilizing our technologies will facilitate efficient entry into new markets. Forging strategic partnerships including co-branding, distribution and marketing with telecommunication companies, wireless carriers, national retailers, major consumer brand companies and mass media will align our sales and marketing efforts with established sales channels. Our locators were designed by Flextronics, Inc., which also provided some pre-production services to us. CalComp Electronics Public Company Limited, is currently manufacturing the product. Both of these companies are respected contract manufacturers.

Leverage First Mover Advantage

We believe we are the first company to successfully design and develop a low-cost, personal locator for the consumer and business markets using existing wireless and GPS "chip" sets, networks and technologies. We believe that leveraging existing third-party telephony, contract manufacturing, application software packages and data/call center infrastructures will minimize our costs and time-to-market.

Wireless Location Segment Products And Services

We have developed a comprehensive, miniaturized, end-to-end personal location system, which includes both a hand held locator (hardware) and a proprietary Location Service Center (software). Our tested and proven technology will enable people to obtain accurate location information for loved-ones or valuable property directly through the Internet or over any phone, 24 hours-a-day, seven days a week. Having built the first wearable personal location system, and developed enhanced GPS with GSM technology, we plan to integrate this technology into a wide variety of products for the emerging location-based services marketplace around the world.

Our products provide real-time information on product location as a service to consumer and business customers in both routine and emergency situations. This service will be provided through our 24x7 Location Service Centers housed in web co-hosting data center companies. The Location Service Centers use our proprietary application-specific interface "thin-client" software (patent pending) and carrier-class Automatic Call Distribution ("ACD") equipment that is connected to existing telephony and Internet infrastructures.

The key features of our initial product are identification and communication electronics that have the ability to receive commands and send responses using a wireless signal initiated either by a telephone call or an Internet transaction. The product can determine its own location and communicate this information through worldwide GSM networks to Wherify's Location Service Center. The searching party will be given the user's exact location through the Internet via a map interface on Wherify's web site or verbally by telephone.

Additionally, our Wherifone technology has incorporated two-way voice communication combined with location services. We have developed the Wherifone using Siemen's wireless GSM technology, which will allow for deployment in Europe, Asia, Latin America and other GSM-centric markets around the world.

Location Service Center Overview

Wherify's proprietary Location Service Center provides the complete array of back-end services to subscribers. Upon purchase of the product, selection of a service plan and activation of service, customers establish their personal pass code and configure their Wherifone (for example by programming the five one-touch dialing buttons for out-bound calling).  A subscriber can have more than one product included on his or her account, and can set up individual profiles for each product.

The subscriber initiates requests for information on their product's location by telephone (1-877-WHERIFY) or through the Internet via Wherify's web site. Wherify's Location Service Center ("LSC") automatically contacts the product via the local cellular communications infrastructure, requesting the product's location. The Wherifone utilizes GSM/GPRS technology and transmits on a GSM network. The Wherifone locator utilizes tri-band GSM technology.

The product's GPS electronics, utilizing advanced "weak signal server-enhanced" technology, will provide rapid location identification. With this technology, the most current satellite data ("Ephemeris data") is delivered to the product during the request for location. This greatly enhances GPS performance in less-than-ideal circumstances (i.e. urban canyons, deep building interiors,. and other difficult areas), enabling the product to get a location from GPS satellites ten times faster (10 seconds versus 100 seconds) than with Standard GPS. The cellular tower ID is also used to augment the location information provided.

Having determined its location, the product then communicates the location information to the Location Service Center. The location information is then passed to the subscriber via the Internet (with a map and closest street address) or over the phone (via live operator). In most cases, the entire process takes less than 60 seconds. A copy of the event is stored in the customer's files.

The accuracy of the location information provided by Wherify products will be within a few feet in optimum conditions, significantly better than that required by FCC (accuracy to be within a radius of 150 feet 67% of the time).

In addition to these basic location reporting capabilities, the Location Service Center also offers several additional features to subscribers:

Breadcrumbing. The subscriber is able to get a report on a series of location events through "breadcrumbing". With this feature, the user can determine the location history of the user. Parents may want to use this feature to confirm the whereabouts of their child if he or she is in the care of a guardian and has several appointments throughout the day. To utilize this feature, the subscriber predetermines the number of locations he or she wishes to track, as well as the desired time interval between locations (i.e. identify a total of 12 locations, one every 15 minutes). Once all locations are identified, a report will be automatically issued. The subscriber can then request a mapping of the desired locations.

Temporary Guardians. Through the Location Service Center, subscribers can set-up a "temporary guardian", who will have access to location features only (no account management functions). Parents may want to use this feature when their child is visiting a relative and they want that person to be able to determine the child's location.

Custom Installations. Custom installations will be available to corporate customers, such as amusement parks and corrections facilities, who want to purchase independent custom-designed systems to monitor and track their Wherify products.

Technology

Our wireless products are wireless location technology-independent. Consequently, whether the various wireless operators choose to use GPS, AOA, TDOA, adaptive antenna arrays or multipath fingerprint location systems, Wherify's product and Location Service Center is equally effective. Our current product design utilizes tri-band GSM telephony chip sets and can be adapted in the future to the then prevalent wireless technology, be it 2.5G or 3G. The product's GPS electronics, utilizing advanced "weak signal server-enhanced" technology will provide rapid location identification.

Each product is programmed with a unique I.D. number and uses standard cellular frequencies to communicate its location. The product is also programmed with a unique subscriber I.D. number. This allows the owner to subscribe to the service needed.

We have developed a "carrier-class" architecture and facility to create and manage our proprietary Location Service Center (reliable to 99.999%). The Local Service Center runs on redundant off-the-shelf servers. This enables cost-efficient expansion, without the need for application code changes.

Sales And Marketing

We anticipate that our Wherifone product will retail for less than $100.00, with monthly service plans ranging from $14.95 to $64.95. We intend to use several different sales channels for our products:

Direct Sales Channel. We intend to sell our products domestically through direct and indirect sales channels and specialty markets. Our initial sales and distribution strategy is to establish product awareness and build volume through a distribution strategy comprised of a combination of direct and indirect channels.

Ongoing inquiries from consumers interested in purchasing the product directly from us and traffic to our web site provide strong evidence of the underlying consumer interest in acquiring our product. Capitalizing on this awareness we have been able to build traffic on our web site and our partnership with affinity groups. We believe that this "grassroots" approach is a cost-effective way of establishing us in the market.

Direct-to-consumer distribution channels include: e-commerce, telesales, partner programs, and possibly our own kiosks located in high traffic retail locations.

Retail Sales Channel. To achieve our volume and awareness goals, our sales efforts are focused on gaining distribution through national consumer stores and various security companies, as well as regional and local retailers. Wherify intends that the Wherifone product line will be distributed through strategic partners to big box retail stores such as Best Buy, Circuit City, RadioShack, Staples, Wal-Mart, and Target. To date, we have entered into only one distribution agreement with such big box retailers.

Additional Sales Channels. To build market share and profitability, we plan to augment our sales efforts with additional channels, including OEM, government, and business-to-business channels. We believe these broad distribution channels, along with the retail and the direct-to-consumer channels, will create opportunities for us to pursue a diverse range of consumers throughout the United States.

Within our partners program, business-to-business or OEM channel, we also plan to target several vertical markets, such as the security market, the automobile roadside assistance channel, and the cellular carrier's subscriber base. Security service firms, such as ADT, have an established base of consumers with heightened security concerns. Automobile roadside assistance companies, such as AAA, have millions of subscribers and huge upside potential. We intend to leverage their customer base for increased market share and we believe these people will be highly receptive to our future products.

Specialty Sales Channels. Our strategic partners as well as our own sales team will handle sales to specialty market outlets, including electronic monitoring/corrections, automotive/commercial/payload, and pet care.

For the electronic monitoring/corrections market, we intend to build on our relationships with key federal and regional law enforcement agencies across the country. WE will continue to work with the Office of Law Enforcement Technology Commercialization ("OLETC"), which was formed to develop and refine new strategies to accelerate the commercialization of innovative law enforcement and corrections ("LEC") products. We intend to work with OLETC to address law enforcement and corrections' needs for a high-quality, low-cost product that will enable law enforcement and corrections personnel to monitor and track the location of people who are on supervised release. We intend that OLETC will be our primary partner in providing introduction, implementation and endorsement of the correction product in both federal and state law enforcement groups throughout the U.S. We intend to work with the L.A. County Sheriffs Office, the Florida State Police, and the Ohio State Prison Bureau during development of the correction product and will be utilized for beta testing. The corrections market will be offered products through lease programs, accompanied by appropriate monitoring and tracking services. Most contracts are won by competitive bid and will vary according to need, ranging from 24-hour tracking to parameter monitoring.

Manufacturing

Presently, we outsource all assembly, testing and supply chain functions in order to reduce fixed overhead and personnel costs, thus providing flexibility in meeting market demand and to recognize economies of scale that a larger manufacturing organization can provide. We contracted with Flextronics for the design and certain pre-production services of our Wherifone product line. We have contracted with CalComp Electronics Public Company Limited for the manufacturing of our Wherifone product line. To date, we have received 5,200 units of our GSM Wherifone product from the manufacturer. We do not expect any substantial modifications are necessary in order to bring the product to market. We have started full production of our Wherifone product and are in the process of finalizing our strategic partnerships with telecommunication companies, wireless carriers, and national retailers. Our manufacturer requires a letter of credit for the full amount of the goods prior to the commencement of manufacturing.

Competition

The wireless location-based services market is a relatively new and immature industry, and we expect it to become highly competitive. There are substantial barriers to entry, but competition from existing competitors and new market entrants will intensify in the future. Current and potential competitors in our markets include, but are not limited to the following: uLocate Communications, Inc., Benefon OYJ, Global Pet Finder, POMALS Inc., LoJack Corporation, Verizon, FireFly, Disney, Mattel, Digital Angel Corporation, WebTech Wireless Inc. and Siemens AG.

We believe that we hold a distinct competitive advantage over all identified potential direct competitors. In addition to its smaller size and superior performance and features, only the Wherifone is designed to have enhanced GPS with GPS/ GPSR technology with a very small form factor. Additionally, the accuracy of the technology is estimated to be 1-20 meters. The competing technology in GSM is estimated to give 100-300 meter accuracy. The Wherifone is also designed to control the outbound call of the user which is expected to give the company an advantage to other technologies.

Inventory, Raw Materials, Right of Return and Seasonality

We expect to carry reasonable amounts of inventory in distribution centers in order to meet customer delivery requirements in a manner consistent with industry standards. The terms of each strategic partner relationship will determine the payment terms that we will receive from our customers. These will likely vary by customer.

Energy necessary for the out-sourced manufacturing facilities consists of electricity, natural gas and gasoline, all of which are currently in generally adequate supply. The facilities contain automation and, therefore, require a reliable source of electrical power. Labor is generally available in reasonable proximity to the manufacturing facilities. Difficulties in obtaining any of the aforementioned items could affect our results. Our manufacturer requires adequate supplies of a large number of components. If sufficient supplies of these components are not available, we may not be able to manufacture a sufficient number of the Wherifone product to meet expected demand which could have a significantly adverse affect on our business.

We expect to permit returns under certain limited circumstances, generally pursuant to warranties which we believe will be similar to current industry practice.

The wireless communications industry typically experiences increased sales in the fourth calendar quarter and lower sales in the first calendar quarter of each year. For example, sales of wireless handsets, two-way radios and related products increase during the year-end holiday season. We believe that it is likely that we will experience a similar seasonality in the demand for the Wherifone product.

Research and Development Costs

Research and development costs for fiscal year 2005 equaled $4.9 million or 40% of our total expenses in that year. Research and development costs for fiscal year 2004 equaled $3.0 million or 32% of our total expenses in that year. Research and development costs for fiscal year 2003 equaled $2.4 million or 26% of our total expenses in that year.

Intellectual Property

We rely on a combination of copyright, trademark, trade secret and other intellectual property laws, nondisclosure agreements and other protective measures to protect our proprietary rights in our wireless location products business. Our first patent in this business segment was approved by the United States Patent Office on December 7, 1998, and was issued on May 18, 1999. Additional patents have been issued on March 26, 2002 and May 14, 2002. Other patents, filed in June 2003 and March 2005, are pending. We rely on third-party licensors and other vendors for patented hardware and/or software license rights in technology that are incorporated into and are necessary for the operation and functionality of our products.

DESCRIPTION OF OUR FACIAL COMPOSITE SOFTWARE BUSINESS

Overview

We are a provider of facial composite software to federal, state and local law enforcement agencies primarily in the U.S. and several European countries. The FACES™ technology was initially developed in the mid-1990's by Montreal-based entrepreneur Pierre Cote, the founder of InterQuest Inc., which launched FACES™ version 1.0 in 1998. InterQuest subsequently filed for bankruptcy in October 2000. In August 2001, another Canadian company acquired the FACES™ technology out of the bankruptcy proceedings on a deferred payment basis. When this acquirer was unable to raise funds to make the deferred payments, it defaulted and filed for bankruptcy in September 2001. Pierre Cote and other former InterQuest management and stockholders founded IQ Biometrix California, Inc. acquired ownership of all of the right, title and interest in and to the FACES™ business and intellectual property, including software, patents and trademarks, the FACES™ library, inventory and other items out of bankruptcy.

On March 22, 2002, IQ Biometrix California merged with and into Wherify Acquisition Corporation, a newly formed, wholly-owned Delaware subsidiary of JVWeb and JVWeb changed its name to "IQ Biometrix, Inc." Because JVWeb had no significant assets or operations at the time of the merger, the merger was treated for accounting purposes as a "reverse merger." Although JVWeb was at the time a public company that acquired all of the assets of Wherify, for accounting purposes Wherify was treated as the acquirer.

Industry Background

Our management believes that crime and homeland security remain a major concern, and that there continues to be a strong interest in technology that can help identify suspects and provide front line support to fight crime and terrorism. Among these technologies, facial composite and facial recognition technologies are segments of the biometric market.

The Faces™ Solution

The FACES™ product allows the user to create and re-create billions of human faces. Facial features selected from a database are automatically blended together to produce a photo-quality composite facial image. The technology helps law enforcement agencies identify, track and apprehend suspects.

FACES™ automatically generates a unique alphanumeric "InterCode"TM, for each image. The digital character of the InterCode™ and its small size allow it to be transmitted easily via any telecommunications network (phone, fax, email). The code also gives law enforcement agencies greater security when sharing facial composites relating to sensitive investigations.

The photo quality of FACES™ composites allows them to be used effectively with facial recognition technology. For example, FACES™ has been integrated with FACE Plus technology from Dataworks Plus to allow police departments to include facial composite evidence in mug shot database systems and to use the composites as a query to search these databases, and return possible matches for positive identification.

Strategy

We believe that we are well positioned in the "public sector" market. We have the contacts, experience and knowledge, strategies, and approach to capitalize on the sales opportunities throughout the various government agencies.

Even though we will continue to execute our sales strategy with respect to the FACES™ product, we do not expect that the FACES™ product line will be a material factor in our business strategy in the future.

We believe that the limited and constrained nature of existing law enforcement budgets at the county and local levels, coupled with budget priorities that are focused elsewhere, will significantly limit our ability to derive revenue from the facial composite market.

While our inability to successfully commercialize our FACES™ technology has resulted in nominal financial results, we believe that our personal relationships with decision-makers in the government sectors, the strength of our management and experience in the crime and homeland security industry and our anticipated continued access to public policy decision makers that were developed in connection with the facial composite software business will be a material factor in our ability to successfully commercialize our other products such as corrections applications, including tracking of prisoners and persons under surveillance.

We will pursue a strategy to maximize the value of the FACES™ product lines with the intent to sell or license them to a third party, or to create a divested company to seek further investment in and development of these assets. At this juncture, however, there are extremely limited resources to pursue further commercialization of the FACES™ technology, which we believe would likely require significant additional capital and incur significant additional losses before profitability, if any, could be achieved.

Products

FACES™ is a software technology that allows operators to develop accurate, photo-like facial composite images. The FACES™ database includes thousands of facial features; selected features are automatically blended together to provide facial images of either gender and any race. A unique alphanumeric ID code generated for each facial image can be transmitted over any telecommunications channel (telephone, email, fax) and provides police agencies with additional security when exchanging suspect images relating to sensitive investigations. FACES™ is both PC and Mac-compatible and can be run on any standard desktop or portable computer. It can be operated in English, French and Spanish.

FACES™ 4.0, launched in July 2003, provided several important advancements over prior versions, including an expanded database, improved zoom and position tools, new facial marking and aging elements, and enhanced ability to export composites to police bulletins and websites. FACES™ 4.0 is available in single and multi license versions with an add-on subscription product that provides extended maintenance and free upgrades to new product releases. FACES™ 4.0 EDU, designed specifically for classroom use, was launched in May 2004, and includes a curriculum for middle and high school level science learning objectives.

Product Development And Manufacturing

To date, the FACES™ products have been developed primarily through the use of outside contractors. Initial versions of FACES™ were developed by Enterprise Cogniscience, Inc., a privately-held software development company, using a proprietary programming environment. We are not dependent on any other third party products or technology.

We outsource the manufacturing and packaging of our software CDs and supporting documentation of the FACES™ product. There are a number of software manufacturing and packaging companies that are available in the event our current vendor becomes unavailable. Quality control tests are carried out internally and selectively performed on finished products.

Marketing, Sales And Markets

Our marketing strategy has to date aimed to penetrate two target markets: public security/law enforcement agencies; and K-12 and post-secondary education. We have sold FACES™ technology to approximately 2,500 law enforcement agencies through direct sale and reseller channels. The effectiveness of these channels has been restricted by lack of resources.

We believe that the sale or licensing of the FACES™ LE product line to a partner with an established presence and profile in the law enforcement market, well-funded sales and marketing operations, and complementary product offerings, could result in substantially expanded sales, and that such transaction could provide proceeds or recurring license revenue. Similarly, we are pursing opportunities for sale or licensing of the FACES™ EDU to a player with deep experience and exposure in the domestic and international educational science supply market.

Alternatively we may seek to divest the FACES™ LE product line to a separate company which can seek appropriate investment to implement a strengthened sales and marketing plan.

Intellectual Property

We rely on a combination of patent law, trademark law, trade secret protection, copyrights law and confidentiality and/or license agreements with our employees, customers, partners and others to protect our proprietary rights. We currently has two United States patent applications covering "Method and apparatus for creating facial images" and "InterCodeTM".

Competition

Our current competitors of the FACES™ products include Identikit from Smith & Wesson, Suspect ID from ImageWare, COMPHOTOFIT +COLOR from Sirchie, E-fit from Aspley and Facette from Identi.net. We believe that our product offering is superior to competing products in terms of price, ease of use, depth and extent of data bank, and data transfer capacity. Nevertheless, most of our current and potential competitors have longer operating histories, greater brand recognition, larger customer bases and significantly greater financial, marketing and other resources.

GENERAL

Facilities

Wherify's headquarters is located in approximately 25,000 square feet in one facility in Redwood Shores, California under a lease which expires in October 2009. Our headquarters houses all of our employees as well as a pilot facility and a small production facility. There is also nearby expansion capacity of 100,000 square feet to house employees needed to support operations if we elect not to outsource the emergency operator function. Our lease payments are $116,812 per month. In management’s opinion, the leased premises are adequately insured.

Working Capital

As of March 31, 2006, we had cash and cash equivalents of approximately $3.8 million, restricted certificates of deposit of approximately $1.3 million, which are being utilized as collateral to support our obligations under a letter of credit related to our contract manufacturer, other current assets of approximately $0.2 million and current liabilities, excluding the non-cash portion of fair value of derivatives, of approximately $11.6 million, including approximately $3.4 million in past due rent obligations to our former landlord. We also had a liability related to the non-current payable portion of the convertible debenture of approximately $3.3 million. As of June 23, 2006, we had cash and cash equivalents of approximately $1.0 million and restricted certificates of deposit of approximately $1.3 million. On February 22, 2006, Wherify borrowed $1.0 million from Stephen J. Luczo and issued to Mr. Luczo a promissory note which is repayable on demand at any time after August 22, 2006. Between March 10, 2006 and March 14, 2006, we received a total of $4.6 million (after deduction of fees) from the issuance of secured convertible debentures to Cornell Capital Partners. On March 10, 2006 we also entered into a Standby Equity Distribution Agreement with Cornell Capital Partners pursuant to which we may periodically issue and sell to Cornell Capital Partners shares of common stock for a total purchase price of $40 million during the period commencing on the effectiveness of the registration statement of which this prospectus is a part and terminating 24 months thereafter. Material terms and conditions of the Standby Equity Distribution Agreement are described elsewhere in this prospectus. On June 16, 2006, Wherify borrowed an additional $1.0 million from Stephen J. Luczo and issued to Mr. Luczo a promissory note which is repayable on September 16, 2006 or at such earlier date as Wherify completes a financing. We intend to pursue other sources of financing, including the direct issuance of common stock, to provide us greater flexibility and certainty with respect to our financing needs.

Rescission Offer of Wherify California

During the period from September 17, 2004 to January 19, 2005 Wherify California sold 1,701,714 shares of Series C preferred stock to 83 investors for proceeds totaling approximately $15.2 million. In February 2005, the staff of the Securities and Exchange Commission advised Wherify California that in their opinion, there was substantial doubt as to the availability of the private placement exemption upon which Wherify California relied for its offering. Wherify California strongly disagreed with the SEC staff's position and believes that the offering was in full compliance with the private offering exemption. Nevertheless, because of the importance of expediting resolution of the issue, Wherify California made a rescission offer on March 10, 2005 to each of the investors who participated in the offering. The rescission offer was made in reliance upon the exemption set forth in Rule 506 of Regulation D promulgated under the Securities Act of 1933, as amended and was exempt from registration or qualification requirements under state law pursuant to the Federal National Securities Markets Improvement Act of 1996. Under the terms of the rescission offer, Wherify California offered to repurchase all of the shares purchased at the original purchase price together with interest from the date of purchase. As of April 11, 2005, all 83 investors responded. Eight investors elected to accept the rescission offer and 75 investors elected to reject the rescission offer. On April 11, 2005, Wherify California repurchased a total of 221,507 shares from the eight investors accepting the offer for a total purchase price of approximately $2.2 million.

Employees

As of June 30, 2006, we employed 36 people, of whom 4 were employed in engineering, 3 in manufacturing, 8 in information technology, and 21 in sales, marketing, finance, management and administrative services. Our employees are not represented by a labor union. We believe that our employee relations are good.

Legal Proceedings

Venture Corporation Limited, a Singapore Corporation v. Wherify Wireless, Inc, a California Corporation

On October 15, 2004, Venture Corporation Limited, a Singapore corporation ("Venture"), filed suit against Wherify California, in the United States District Court, Central District of California. The complaint sought approximately $5 million in damages for breach of contract, fraud and common counts alleging that Wherify California failed to pay certain amounts owed for the manufacture of the children's model personal locater ("CM1"). Wherify California answered Venture's complaint on November 16, 2004 and filed a cross-complaint alleging that Venture failed to timely deliver conforming goods. A mediation between the parties ended without a resolution. A court trial concluded on November 4, 2005, and on December 27, 2005 the District Court's judgment awarding Venture approximately $1.7 million in  damages (including costs) was entered. On January 26, 2006, a Notice of Appeal was filed with the United States Court of Appeals for the Ninth Circuit which Wherify  intends to vigorously pursue. Venture has commenced collection procedures, including attempts to levy upon assets and accounts of not only Wherify California, but also its parent, Wherify. Wherify believes that there are no legal grounds or basis for any claim or attempt to levy against Wherify or  any of its assets, and intends to vigorously defend against any such claims or attempts to levy.

Lariviere, et al. v. I.Q. Biometrix, Inc., a Delaware Corporation, et al.

On August 5, 2005, plaintiffs Sylvie Lariviere, Robert Rios, Toni Lange, Fernand Beland, Frederic Serre and Roland Vroye, filed their first amended complaint against I.Q. Biometrix, Inc., a Delaware corporation, in Fresno County Superior Court, State of California. Plaintiffs' complaint alleges causes of action for breach of contract and fraud for a failure to issue stock options pursuant to an alleged oral and/or written agreement. The complaint seeks to recover damages, including punitive damages, and/or an award of stock options. On October 25, 2005, Wherify demurred on behalf of itself, Greg Micek and William Scigliano and on January 4, 2005, the demurrer was sustained on several grounds. This matter has been set for trial on January 18, 2007.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of financial condition and results of operations should be read in conjunction with our financial statements and related notes included elsewhere in this prospectus. This discussion contains forward-looking statements that involve risks, uncertainties and assumptions. Our actual results could differ materially from those anticipated in the forward-looking statements as a result of certain factors discussed in "RISK FACTORS" and elsewhere in this prospectus.

Wherify's and Wherify California's auditor has issued going concern opinions with respect to each company. Wherify's and Wherify California's auditor has reported that Wherify and Wherify California have both suffered net operating losses in the past two fiscal years and have significant working capital deficits that raises substantial doubt about each company's ability to continue as a going concern.

INTRODUCTION

On July 21, 2005, Wherify California, Inc., a California corporation (formerly known as Wherify Wireless, Inc.) ("Wherify California") was merged with a special purpose subsidiary of Wherify (formerly known as IQ Biometrix, Inc. ). As a result of the merger, Wherify California became a wholly owned subsidiary of Wherify. Accordingly, our current business operations include the business operations of both Wherify California and Wherify, although as discussed below, the former business operations of Wherify, consisting primarily of the sale of FACES software and related services to law enforcement agencies and the security industry, is not expected to constitute a significant part of the ongoing business operations of the combined company. Following is a summary of topics covered in this "Management's Discussion And Analysis Of Financial Condition And Results Of Operation":

1. Section 1 entitled "Merger" provides a general discussion regarding the merger.

2. Section 2 entitled "Post-Merger Discussion and Analysis of Wherify Wireless, Inc." provides a discussion and analysis of financial condition and results of operation of Wherify for the quarters ended March 31, 2006 and 2005.

3. Section 3 below entitled "Pre-Merger Discussion and Analysis of Wherify California" provides a discussion and analysis of financial condition and results of operations of Wherify California pre-merger for the years ended June 30, 2005 and 2004.

4. Section 4 below entitled "Pre-Merger Discussion and Analysis of Wherify" provides a discussion and analysis of financial condition and results of operations of Wherify pre-merger for the years ended June 30, 2005 and 2004.

5. Section 5 below entitled "General" includes a discussion of certain accounting policies and other matters of general applicability.

1. MERGER

As noted above, on July 21, 2005, Wherify California was merged with a special purpose subsidiary of Wherify and as a result Wherify California became a wholly owned subsidiary of Wherify. Upon the completion of the merger, shareholders of Wherify California received 4.8021 shares of Wherify common stock for each share of Wherify California common or preferred stock, and Wherify California stock options were assumed by Wherify and converted into options to acquire a number of shares of Wherify common stock equal to the number of shares of Wherify California common stock underlying each such option multiplied by the exchange ratio of 4.8021. As a result, Wherify issued or reserved for future issuance an aggregate of approximately 46 million shares of its common stock in consideration for all of the outstanding shares, options and warrants issued by Wherify California, which represented approximately 78.8% of the total number of shares of Wherify common stock calculated on a fully-diluted basis. Also upon completion of the merger, Wherify changed its name from "IQ Biometrix, Inc." to "Wherify Wireless, Inc." and shortly thereafter Wherify California changed its name from "Wherify Wireless, Inc." to "Wherify California, Inc."

The merger was treated as a reverse acquisition, pursuant to which Wherify California was treated as the acquirer of Wherify for financial reporting purposes. Consequently, following the consummation of the merger, the historical financial statements of Wherify California serve as the principal historical financial statements of the combined company.

Under applicable accounting rules, the purchase price of the acquisition (which is determined based on the percentage of the combined company held by the pre-merger Wherify stockholders and the stock price of the combined company) is allocated to identifiable tangible and intangible assets, and then the excess of the purchase price over the amounts allocated to these assets is allocated to goodwill. During the quarter ended December 31, 2005, Wherify, with the assistance of an independent third party, completed the purchase price allocation and concluded that the value of the identifiable intangible assets was $2.2 million and the total amount of goodwill was $67.5 million. Following the finalization of the purchase price allocation, Wherify concluded that the implied fair value of goodwill was $3.2 million resulting in an indicated impairment of $64.3 million, which was recorded by Wherify in the quarter ended September 30, 2005. We will continue to review our intangible assets including goodwill periodically for possible impairment.

We anticipate that our principal business activity post-merger will be the business of Wherify California, consisting primarily of the development and sale of wireless location products and services. The former business of Wherify, consisting primarily of the sale of security software and services, including facial composite software, to law enforcements agencies and the security industry, is not expected to constitute a significant part of the ongoing business operations of the combined company. Accordingly, historical financial information relating to the former business of Wherify is expected to have only minimal significance to the future business of the combined company.

2. POST-MERGER DISCUSSION AND ANALYSIS OF WHERIFY WIRELESS, INC. (FORMERLY KNOWN AS "IQ BIOMETRIX, INC.) AND SUBSIDIARY

A.	General

Wherify is a developer and provider of wireless location products and services. Its products and services are designed to be used for child safety, parental supervision, personal protection, Alzheimer and memory loss supervision, law enforcement, animal identification and location, and personal property tracking. The proprietary integration of communication technologies enables customers to obtain real-time location information for individuals and property directly through the internet or any phone.

Wherify's cost of revenues currently consists of actual manufacturing costs.

General and administrative expense includes general administrative, manufacturing, research and development, and sales and marketing expenses. General administrative expense consists primarily of salaries and related expenses for executive, finance, accounting, information technology, facilities, and human resources personnel. Research and development expense consists primarily of salaries and related personnel expense and expenses related to the design, development, testing and enhancement of products. Currently we are focusing attention on further development of our Wherifone product. Sales and marketing expenses consist primarily of salaries, commissions and related expenses for personnel engaged in marketing, sales and customer support, as well as costs associated with promotional activities and related travel expenses.

B.	Liquidity and Capital Resources

Wherify has incurred operating losses from continuing operations, excluding goodwill impairment, of approximately $8.8 million during the nine months ended March 31, 2006 and $7.9 million during the nine months ended March 31, 2005. For the nine months ended March 31, 2006 net losses from continuing operations, excluding goodwill impairment, were $13.8 million and $8.0 million during the comparable nine months ended March 31, 2005. Net cash used for operating activities during the nine months ended March 31, 2006 was $8.4 million and $7.0 million was used during the comparable nine months ended March 31, 2005. We have an accumulated deficit of $133.4 million as of March 31, 2006. These conditions, among others, raise questions about our ability to fund our cash requirements from operations in the future or to continue operations as a going-concern.

As of March 31, 2006, Wherify had cash and cash equivalents of approximately $3.8 million, restricted certificates of deposit of approximately $1.3 million which were being utilized as collateral to support our obligations under a letter of credit related to our contract manufacturer, other current assets of approximately $0.2 million and current liabilities, excluding the non-cash portion of fair value of derivatives, of approximately $11.6 million, including approximately $3.4 million in past due rent obligations to our former landlord. Wherify also has a liability related to the non-current payable portion of the convertible debenture of approximately $3.3 million The increase in cash and cash equivalents during the nine months ended March 31, 2006 is primarily due to receiving net proceeds of approximately $4.3 million from a private placement of common stock and warrants, receiving net proceeds of approximately $4.6 million from the issuance of convertible debentures, and issuance of a promissory note for proceeds of $1.0 million, plus an $1.1 million decrease in restricted certificates of deposit related to our contract manufacturer, mostly offset by net cash used in operating activities of $8.4 million. Our average net cash used in operations during the nine months ended March 31, 2006 was approximately $0.9 million per month.

We have financed our operations through private offerings of our common stock, issuance of debt and private borrowings. On February 22, 2006, we borrowed $1.0 million from Stephen J. Luczo and issued to Mr. Luczo a promissory note that is repayable on demand at any time after August 22, 2006. Between March 10, 2006 and March 14, 2006, we received a total of $4.6 million (after deduction of fees) from the issuance of convertible debentures to Cornell Capital Partners. On March 10, 2006 we also entered into a Standby Equity Distribution Agreement with Cornell Capital Partners pursuant to which we may periodically issue and sell to Cornell Capital Partners shares of common stock for up to a total purchase price of $40 million during the period commencing on the effectiveness of the registration statement registering such shares and terminating 24 months thereafter. Material terms and conditions of the Standby Equity Distribution Agreement are described elsewhere in this Prospectus. On March 15, 2006, we filed a registration statement with the Securities and Exchange Commission (File No. 333-132461) to register 16.8 million shares of our common stock to be sold by us in a direct offering. On June 5, 2006 we filed a registration statement with the Securities and Exchange Commission (File No. 333-134718) to register 9,023,201 shares of our common stock to be sold by certain persons who are stockholders of Wherify, including up to 2,200,000 shares which may be issued under the Standby Equity Distribution Agreement. On June 16, 2006, Wherify borrowed an additional $1.0 million from Stephen J. Luczo and issued to Mr. Luczo a promissory note which is repayable on September 16, 2006 or at such earlier date as Wherify completes a financing.

Wherify currently does not have any credit facility available to it. Wherify has financed its operations to date primarily through the issuance of an aggregate of approximately 55 million shares of common stock and convertible debentures. There are "going concern" paragraphs in Wherify's and Wherify California's auditor's reports for the fiscal years ended June 30, 2004 and 2005. We continue in the process of locating financing sources to meet our financing needs and to provide us greater flexibility and certainty with respect to our financing needs. Adequate funds may not be available on terms acceptable to us. If additional funds are raised through the issuance of equity securities, dilution to existing stockholders may result. If funding is insufficient at any time in the future, we may be unable to develop or enhance our products or services, take advantage of business opportunities or respond to competitive pressures, any of which could have a material adverse effect on our financial position, results of operations and cash flows, or we may be unable to continue operations. We have no capital leases or material commitments for capital expenditures and there are no anticipated capital leases or material capital expenditures that are reasonably expected to have a material impact on us. We have worked out an arrangement with our prior landlord pursuant to which we have begun paying back-due rent as well as paying for certain back-due expenses covered by the prior landlord. Under the agreement, upon achieving adequate financing, we are required to settle our debt with the prior landlord, which was approximately $3.4 million as of June 23, 2006. We intend to settle our remaining debt with the prior landlord through cash currently on-hand, the proceeds raised from the future sales of common stock and/or cash proceeds from future operations. As of June 23, 2006, we were three months in arrears with our rent payments to our new landlord.

We expect operating losses and negative operating cash flows to continue for at least the next nine-to-twelve months on the assumption that we continue on our business plan to successfully launch our Wherifone product in both North America and internationally during calendar 2006. Dates for launch of our Wherifone product in the various markets are contingent on a number of factors, including establishing a distribution agreement in that country or territory with a qualified distributor, signing-up a carrier to support the subsequent subscribers using our patented GPS-enabled locator services, arranging to produce adequate numbers of Wherifone products through our contract manufacturer, and the market’s general acceptance of our Wherifone product in a highly competitive and evolving marketplace for GPS-enabled locator services, including through cell phone-like devices. During this time leading up to new product launches we expect our operating costs to increase because of expected new product launch expenses not previously incurred that are related to new product brand development, marketing and other promotional activities; targeted increases in personnel to support our critical new product launch activities; the expansion of our billing and collections infrastructure and customer support services concurrent with our growth in new product sales and subscriber sign-ups; strategic relationship development with our distributors and resellers; and the working capital requirements needed to initially fill our Wherifone product pipeline from our contract manufacturer to our final customers. During our third quarter of fiscal 2006 and continuing to-date, we have begun to announce contracts with certain distributors outside North America that we expect to develop into active distribution channels for our Wherifone product and related subscriber services during the remainder of calendar 2006 and into calendar 2007.

As of June 23, 2006, Wherify had cash and cash equivalents of approximately $1.0 million and restricted certificates of deposit of approximately $1.3 million. We believe that our current cash balance will be adequate to continue our current business plan into July 2006. Our decrease in cash and cash equivalents since March 31, 2006 to June 23, 2006 is primarily due to ongoing operating expenses, technology payments and equipment purchase requirements preparing volume production at our contract manufacturer, and pre-launch testing and spending to prepare for product introduction into the North American and various foreign countries’ markets, partially offset by the issuance of a promissory note for proceeds of $1.0 million in June 2006.

Our current capital resources plus additional capital contractually committed to us is not sufficient to fund our planned operations during the twelve month period following the date of this prospectus. We intend to fund our future operations with a combination of sales of common stock under our SEDA, public and private offerings of common stock and proceeds from operations. Under our $40 million SEDA we may sell and Cornell Capital Partners is contractually committed to buy, at our discretion, up to $1 million of our common shares per week within certain guidelines and limitations and subject to certain conditions, including effectiveness of the related registration statement. Further, during the fourth quarter of calendar 2006 product sales are expected to begin to provide cash, and the subscriber services are also expected to start to contribute to our ongoing funding requirements. Neither product sales nor subscriber services are expected to make significant contributions to our funding requirements until late in calendar 2006 and calendar 2007. As a result we are carefully controlling our spending and managing our investment in our infrastructure pending the closing of our next financing. We anticipate that to reach profitability will require at least one additional public funding round beyond our current plans for a near-term public offering, and in addition to drawings under our SEDA, assuming that our currently filed registration statements are declared effective and we can commence draw-downs under that facility. As part of our Wherifone product launch plan, we are developing a company budget that specifically allocates resources to those activities that in the judgment of management best support the success of our product and services launches in North America and internationally. There is no assurance that our Wherify product and services will launch over the next twelve months, or if launched that they will achieve the market success we have targeted. We anticipate that the amount of funding necessary for the company to implement our business plan during the next twelve-month period is expected to range from between $13 million to $18 million, based on our current cash used in operations of approximately $0.9 million per month, comprised of human resources costs of approximately $0.4 million per month, occupancy costs of approximately $0.2 million per month, monthly payments on debentures of approximately $0.2 million, payment plans requirements on our outstanding accounts payables ranging between $0.1 million to $0.2 million per month, plus our expected growth in spending to support our critical new product launch activities, our billings and collections infrastructure and customer support services requirements over the next six to twelve months of approximately $0.1 to $0.3 million per month once initiated, and one time costs to catch up on current rent and security deposit obligations of approximately $0.8 million, cash outlays to fund our contract manufacturing pipeline of between $1.2 million to $2.5 million and cash outlays to address the costs of new product launches of approximately $0.9 million including brand development, promotional activities, advertising and marketing costs. Concurrent with our successful product launch we expect to accelerate the growth of our customer services support and technical infrastructure that supports our GPS-enabled location service centers, which could add up to another $0.2 million per month of costs once initiated.

We believe the above listed costs incurred during that period will help us to build the infrastructure necessary to initiate and increase revenues both through organic growth and later through possible acquisitions, which we believe hold the key to our future long-term revenue growth opportunities. We believe it will take additional products, either created in-house or acquired through acquisitions, to help us increase revenue, and ultimately to reach profitability. However, we can make no assurances that these activities will achieve the desired results of increased revenues, or that any increase in revenues will be enough to bring Wherify to profitability and positive cash flow.

Wherify is currently considering a number of different financing opportunities in order to meet its short-term cash flow needs, including its two currently filed registration statements. Management recognizes the need for additional funding after the current expected financing round, and will be taking those steps to prepare for a future public filing for a next financing round as soon as practical. Adequate funds may not be available on terms acceptable to us. If additional funds are raised through the issuance of equity securities, including the issuance of stock under the Standby Equity Distribution Agreement, dilution to existing stockholders may result. If funding is insufficient at any time in the future, we may be unable to successfully launch our Wherifone product and subscriber services in the North American or international markets, develop or enhance our products or services, take advantage of business opportunities or respond to competitive pressures, or meet our current obligations, any of which could have a material adverse effect on our financial position, results of operations and cash flows. In the event that funding is insufficient at any time in the future the company will be forced to take significant steps to curtail on-going spending, including but not limited to the elimination of some or all of our operations and any or all plans for expansion of operations.

Even with financing, there can be no assurance that we will achieve profitability. Due to these factors, we believe that period-to-period comparisons of our results of operations are not necessarily a good indication of future performance. The results of' operations in some future periods may be below the expectations of analysts and investors.

C. Results of Operations

Quarter ended March 31, 2006 compared to quarter ended March 31, 2005

Net revenues for the quarter ended March 31, 2006 were $20,272 and were primarily generated by the sales of FACES products. Net revenues for the period ended March 31, 2005 have been reclassed to loss from operations of discontinued segment related to the child locator watch product which was discontinued as of fiscal year ended June 30, 2005.

Operating expenses for the quarter ended March 31, 2006 were $2.6 million as compared to $4.0 for the quarter ended March 31, 2005.

General and administrative expenses, excluding rent, amortization and depreciation expenses, decreased by $1.6 million from $3.6 million in the quarter ended March 31, 2005 to $2.0 million in the quarter ended March 31, 2006. The higher costs in the prior year’s period are primarily due to $1.3 million cost associated with the write-off of the investment in early prototype production of the GPS locator phones, $0.2 million related to trade shows expense, and $0.4 million related to finance charges and legal fees, partially offset in the quarter ended March 31, 2006 by $0.3 million stock option non-cash expense related to the implementation of SFAS 123R “Share-Based Payment”.

Amortization and depreciation expense increased by $0.2 million from the prior year period due to the amortization of intangibles related to the merger of Wherify and Wherify California on July 21, 2005.

Other Income and expense increased by approximately $5.0 million from the prior year period amount due to the initial non-cash derivative expense recognition related to the liability associated with the conversion provisions of the convertible debentures and warrants issued during March 2006, plus the affect of remeasurement of the change in fair value of such issuances as of the period ended March 31, 2006, in accordance with SFAS No. 133 “Accounting for Derivative Instruments and Hedging Activities”. In addition, other expense increased $47,751 for the non-cash accretion of the discount on convertible debentures related to the embedded derivatives for the period between the grant date and March 31, 2006.

Nine months ended March 31, 2006 compared to nine months ended March 31, 2005

Net revenues for the nine months ended March 31, 2006 were $110,888 and were primarily generated by the sales of FACES products. Net revenues for the period ended March 31, 2005 have been reclassed to loss from operations of discontinued segment related to the child locator watch product which was discontinued as of fiscal year ended June 30, 2005.

Operating expenses for the nine months ended March 31, 2006 were $73.2 million versus $7.9 million for the nine months ended March 31, 2005. The increase in expenses is primarily due to a $64.3 million goodwill impairment as of September 30, 2005, as discussed in Footnote 4 - Goodwill.

General and administrative expenses, excluding rent, amortization and depreciation expenses, increased by $0.4 million from $6.8 million in the nine months ended March 31, 2005 to $7.2 million in the nine months ended March 31, 2006. The increase in these expenses is due primarily to $1.1 million higher legal fees associated with the merger, government filings and litigation costs, $0.5 million higher investor relation costs, the $0.3 million stock option non-cash expense related to the implementation of FAS 123R, and $0.4 higher engineering and manufacturing salaries expense, partially offset in the nine months ended March 31, 2005 by $2.1 million cost associated with the write-off of the investment in early production prototypes of the GPS locator phones plus higher operating expenses.

Amortization and depreciation expense increased by approximately $0.5 million due the amortization of intangibles related to the merger of Wherify and Wherify California on July 21, 2005.

Other Income and expense increased by approximately $5.0 million from the prior year period amount due to the initial non-cash derivative expense recognition related to the liability associated with the conversion provisions of the convertible debentures and warrants issued during March 2006, plus the affect of remeasurement of the change in fair value of such issuances as of the period ended March 31, 2006, in accordance with SFAS No. 133 “Accounting for Derivative Instruments and Hedging Activities”. In addition, other expense increased $47,751 for the non-cash accretion of the discount on convertible debentures related to the embedded derivatives for the period between the grant date and March 31, 2006.

D. Recent Events

On June 16, 2006, Wherify borrowed $1,000,000 from Stephen J. Luczo and issued Mr. Luczo a promissory note pursuant to which Wherify agreed to pay interest on the outstanding principal amount at a rate of 15% per annum and to repay the outstanding principal and all accrued and unpaid interest on demand on the earlier to occur of (i) September 16, 2006 or (ii) upon completion of any financing or financings by Wherify.

3. PRE-MERGER DISCUSSION AND ANALYSIS OF WHERIFY CALIFORNIA

A .	General

The business of Wherify California pre-merger was substantially similar to the business of the combined company, as described above.

Wherify California's cost of revenues consisted of actual manufacturing costs.

Sales and marketing expenses consisted primarily of salaries, commissions and related expenses for personnel engaged in marketing, sales and customer support, as well as costs associated with promotional activities and related travel expenses.

General and administrative expense consisted primarily of salaries and related expenses for executive, finance, accounting, information technology, facilities, and human resources personnel. These expenses increased through July 2005 in the areas of legal, accounting and outside services as the company prepared filings and other information in connection with the merger with Wherify.

Research and development expense consisted primarily of salaries and related personnel expense and expenses related to the design, development, testing and enhancement of products.

B. Results Of Operations

Year Ended June 30, 2005 Compared To Year Ended June 30, 2004

Revenues for 2005 decreased by 30.4% from approximately $169,000 in fiscal 2004 to approximately $119,000 for fiscal 2005. 100% of revenues for fiscal 2005 were derived from subscription services related to the sales of Wherify California's first generation product while revenues for 2004 consisted of both hardware and subscription sales. Revenues dropped substantially primarily as a result of the elimination of hardware sales.

Gross margins increased by $207,000 from a loss of $271,000 in fiscal 2004 to a loss of $64,000 in fiscal 2005. Gross margin includes the cost of the location services, which is a fixed cost. Wherify California's revenues in fiscal 2005 were solely from subscriber services. As a result, there were no product costs associated with the gross margin, only fixed costs. Gross margins in fiscal 2004 also were affected by a one-time charge to cost of sales for an inventory allowance for defective product, which Wherify California is currently disputing with its manufacturer.

As a result of discontinuing sales of our first generation GPS Locator Watch, Revenues, Cost of Goods Sold and Gross Margin are shown as under one segment, Discontinued Operations.

General and administrative expenses increased by 55% or $2.3 million from $4.2 million in fiscal 2004 to $6.5 million in fiscal 2005. The increase of general and administrative expenses is due primarily to an increase in legal fees related to miscellaneous and merger costs of approximately $705,000, an increase in insurance premiums of approximately $270,000, an increase in labor costs in finance of $150,000, an increase in contract labor costs in finance of approximately $180,000, an increase in accounting and audit services of $65,000, an increase in patents and trademarks expenses related to the Wherifone of approximately $180,000, an increase in finance charges of approximately $200,000, and an increase in executive travel expenses of approximately $100,000.

Selling expenses increased by 135% from $396,000 in fiscal 2004 to $931,000 in fiscal year 2005. The increase in selling expense is due to increased spending on promoting and marketing Wherify California's second generation product, the Wherifone and an $150,000 expense related to the exercise of stock options by Wherify's former Chairman of the Board of Directors.

Research and development expenses increased by 64% or $2.0 million from $2.8 million in fiscal 2004 to $4.6 million in fiscal 2005. The increase was primarily due to the costs associated with the development of Wherify California's second generation product, the Wherifone.

4. PRE-MERGER DISCUSSION OF WHERIFY (FORMERLY KNOWN AS "IQ BIOMETRIX, INC.")

A. General

Prior to the merger, Wherify (formerly known as "IQ Biometrix Inc.) was a provider of facial composite software to federal, state and local law enforcement agencies in the U.S. and worldwide. The former business of Wherify, consisting primarily of the sale of security software and services, including facial composite software, to law enforcements agencies and the security industry, is not expected to constitute a significant part of the ongoing business operations of the combined company. Accordingly, historical financial information relating to the former business of Wherify is expected to have only minimal significance to the future business of the combined company.

During the year ended June 30, 2005 Wherify derived all of its revenues from sales of its FACES™ 4.0 product. In September 2004, Wherify entered into a contract with Wards Natural Science, a division of VWR International, a worldwide provider of integrated law enforcement and security solutions. The contract launched a joint initiative to develop forensic kits based on FACES™ EDU, designed for the education industry. The products will be marketed and sold through Ward's sales channels including an existing client base of more than 1,400,000 teachers. Wherify's revenues to date have been derived from sales of its products mainly in units of 1 to 25 to a diverse customer base. During the year ended June 30, 2005, one customer was responsible for 42.4% of Wherify's revenues.

Wherify has historically marketed and sold its products both directly through its own sales force as well as indirectly through resellers and distributors in the United States. To date, most of Wherify's sales have been in North America. Although as discussed below the former business operations of Wherify, consisting primarily of the sale of security software and services to law enforcement agencies and the security industry, is not expected to constitute a significant part of the ongoing business operations of the combined company.

Wherify's cost of revenues consisted of inventory, product shipping and packaging costs.

Sales and marketing expenses consisted primarily of salaries, commissions and related expenses for personnel engaged in marketing, sales and customer support, as well as costs associated with promotional activities and travel expenses

General and administrative expense consisted primarily of salaries and related expenses for executive, finance, accounting, information technology, facilities, and human resources personnel.

Research and development expense consisted primarily of salaries and related personnel expense, fees paid to consultants and outside service providers, and other expenses related to the design, development, testing and enhancement of Wherify's products. Wherify expenses its research and development costs as they are incurred.

B. Results Of Operations

Year Ended June 30, 2005 Compared To Year Ended June 30, 2004

Revenues increased 11% from $270,000 for the twelve months ended June 30, 2004 to $301,000 for the twelve months ended June 30, 2005. The increase in revenues for the year ended June 30, 2005 was due primarily to an increase in unit pricing. 2005 revenues were derived primarily from the sale of FACES™ 4.0 at full sales price while revenues from the FACES EDU product were at an introductory discounted sales price. Revenue for both years were from a diverse retail customer base sold mainly in units of 1 to 50.

Gross profit margin was 89% for the twelve months ended June 30, 2005 compared to 82% for the twelve months ended June 30, 2004. The increased margin was due to an increase in sales price of Wherify's product, with little change in the cost of producing the software and its packaging.

Selling and marketing expense decreased 13% from $374,000 for the twelve months ended June 30, 2004 to $324,000 for the twelve months ended June 30, 2005. The decrease in selling and marketing expenses was due to decreased promotion and marketing expenses compared to the previous fiscal year when we incurred additional expenses in conjunction with the release of FACES™ 4.0.

General and administrative expense decreased 35% from approximately $6.7 million for the twelve months ended June 30, 2004 to approximately $4.3 million for the twelve months ended June 30, 2005. These general and administrative expenses were incurred primarily in the areas of investor relations of approximately $750,000, investment banking fees of $115,000, business consulting fees of $550,000, legal and audit fees of approximately $1,029,000. The use of these services was related to Wherify's search for additional sources of capital, merger and acquisition related expenses, patent research and applications and creating the corporate infrastructure needed in a public company.

Research and development expense decreased 88% from $172,000 for the twelve months ended June 30, 2004 to $20,000 for the twelve months ended June 30, 2005. The decrease in expenditures occurred because no product development costs were expensed in fiscal year 2005 compared with fiscal year 2004 when we incurred significant costs associated with the development of FACES™ 4.0 and FACES™ EDU. Wherify has not to date incurred any significant costs for development of any future product releases.

Interest expense increased 192% from $1.3 million for the twelve months ended June 30, 2004 to approximately $3.8 million for the twelve months ended June 30, 2005. Most of this expense, approximately $2.5 million was non-cash amortization of debt and warrant discounts related to the issuances of Wherify's convertible debentures.

5. GENERAL

A. Critical Accounting Policies

Intangible Assets. Wherify's intangible assets consist of a customer list acquired in the JVWEB / Wherify (then known as IQ Biometrix, Inc.) acquisition in March 2002 and purchased software code. Wherify recorded the cost of the software and amortized the cost over the estimated useful life of 3 years. Wherify reviews the value of its intangible assets quarterly and determines its value. At June 30, 2005, Wherify had a net carrying value for its intangible assets of $44,750.

Revenue Recognition. Wherify adopted revenue recognition policies to comply fully with the guidance in Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements." Wherify has two types of revenue: hardware revenue and subscription revenue, and consists of shipped customer orders and completed services. Hardware revenue is recognized at the later of shipment date or upon satisfying contractual requirements or obligations under the sales contract, whichever is later. Subscription revenue is recognized at completion of performance.

Wherify accounts for the licensing of software in accordance with American Institute of Certified Public Accountants (AICPA) Statement of Position (SOP) 97-2, Software Revenue Recognition. The application of SOP 97-2 requires judgment, including whether a software arrangement includes multiple elements, and if so, whether vendor-specific objective evidence (VSOE) of fair value exists for those elements. Changes to the elements in a software arrangement, the ability to identify VSOE for those elements, the fair value of the respective elements, and changes to a product' s estimated life cycle, could materially impact the amount of earned and unearned revenue. Judgment is also required to assess whether future releases of certain software represent new products or upgrades and enhancements to existing products.

Valuation of Derivative Instruments. In accordance with the interpretive guidance in EITF Issue No. 00-19, Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company's Own Stock, we valued the conversion feature of the debentures and warrants we issued in March 2006 in our financing transaction as a derivative liability. We must make certain periodic assumptions and estimates to value the derivative liability. Factors affecting the amount of this liability include changes in our stock price, the computed volatility of our stock price and other assumptions. The change in value is reflected in our statements of operations as non-cash income or expense, and the changes in the carrying value of derivatives can have a material impact on our financial statements.

For the three and nine months ended March 31, 2006, we recognized a non-cash charge of $4,974,890 upon initial recognition on grant date and revaluation as of period end of the instruments that are subject to this accounting treatment. The derivative liability associated with these instruments is reflected on our balance sheets as a current liability. This liability will remain until the debentures are converted, exercised, or repaid and until the warrants are exercised, expire, or other events occur to cause the termination of the derivative accounting, the timing of which may be outside our control. Our secured convertible debentures contain an embedded conversion feature, pursuant to which all or part of the debt owed to the holders may be converted into shares of our common stock at a negotiated conversion price, and the warrants we issued to the purchasers of our secured convertible debentures provide them with the right to purchase our common stock at negotiated exercise prices. As a result of the terms of our agreement to register the resale of the shares of common stock issuable upon conversion or exercise of these instruments, we are required under applicable accounting rules to treat the conversion feature of the secured convertible debenture and the warrants as liabilities, rather than as equity instruments. This classification as liabilities also requires that we account for them at fair value and include changes in fair value as a component of other income (expense) for so long as the warrants and the conversion feature of the secured convertible debentures remain classified as liabilities. Changes in fair value are based upon the market price of our common stock and are calculated using the Black-Scholes method of valuation. As a result, as the market price of our common stock increases, our other expense increases, and as the market price of our common stock decreases, our other income increases. This accounting treatment could result in wide swings of our other income (expense) and net income in the future.

B. Quantitative and Qualitative Disclosures About Market Risk

The fair value of our cash equivalents and marketable securities is subject to change as a result of changes in market interest rates and investment risk related to the issuers’ credit worthiness. We do not utilize financial contracts to manage our exposure in our cash equivalents and marketable securities portfolio to changes in interest rates. A hypothetical 100 basis point increase or decrease in market interest rates would not have a material impact on the fair value of our cash equivalents due to the relatively short maturities of these investments.

C. Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that are material to our investors.

D. Recent Accounting Pronouncements

In December 2004, FASB issued SFAS No. 123R, Share Based Payments. The statement requires public companies to measure the cost of employee services in exchange for an award of equity instruments to be based on the grant-date fair value of the award as determined by using an option-pricing model. This statement eliminates the alternative to use APB No. 25's intrinsic value method of accounting that was provided in Statement No. 123 as originally issued. Under Opinion No. 25, issuing stock options to employees generally resulted in recognition of no compensation cost. This Statement requires entities to recognize the cost of employee services received in exchange for awards of equity instruments based on the grant-date fair value of those awards. The statement also clarifies and expands Statement No. 123's guidance in several areas, including measuring fair value, classifying an award as equity or as a liability, and attributing compensation cost to reporting periods. The Statement is effective as of the beginning of the first interim or annual reporting period that begins after June 15, 2005 for entities that do not file as a small business issuer. For entities that do file as a small business issuer, the effective date is of the beginning of the first interim or annual reporting period that begins after December 15, 2005. Effective January 1, 2006, the Company has adopted SFAS No. 123R and applied the provisions of the Securities and Exchange Commission Staff Accounting Bulletin No. 107 using the modified-prospective transition method.

  MANAGEMENT

The following table sets forth the names, ages and positions of our directors and executive officers as of March 20, 2006:

Name	Age	Position
William B. Scigliano	45	Co-Chairman and President of Governmental Services
W. Douglas Hajjar	58	Co-Chairman
Timothy J. Neher	40	Director and Chief Executive Officer
Wade R. Fenn	45	Director
John Micek III	52	Director
Michael D. Dingman, Jr.	52	Director
Gerald Parrick	56	President
Mark E. Gitter	52	Chief Financial Officer, Treasurer

Each director will hold office until the next annual meeting of stockholders and until his successor has been elected and qualified.

WILLIAM B. SCIGLIANO has served as a Director of the Company since November 2002 and served as Chief Executive Officer of the Company from September 2002 until July 2005. Mr. Scigliano also is the President of the Company's Government Division. From 1991 until September 2002, he served as Executive Director of the Corporate and Public Issues Division of the Ministry of the Attorney General of British Columbia. Mr. Scigliano received a Bachelors Degree from the University of Victoria and a Masters Degree from the Graduate School of Business Administration of the University of Oregon. Mr. Scigliano also serves on the Board of Directors of Acies Corp. and Alphatrade.com.

W. DOUGLAS HAJJAR has served as a Director of the Company since November 2005. Mr. Hajjar served as chairman of Wherify California from 1998 until July 21, 2005. Mr. Hajjar previously served as Chairman of Control Data Corporation and Vice Chairman of Cadence Design Systems, Inc. Mr. Hajjar served as Chairman and CEO of Valid Logic for 5 years, Chairman and CEO of Telesis Systems for 2 years, and CFO and COO of GenRad for 5 years. Mr. Hajjar received a Bachelor Degree from Boston College in 1968.

TIMOTHY J. NEHER, the current Chief Executive Officer of Wherify, founded Wherify California in 1998 after more than a decade of experience developing and marketing new consumer products. He served as Chief Executive Officer of Wherify California from 1998 to July 2005 and has served as Chief Executive Officer and a Director of the Company since July 2005. Mr. Neher is responsible for leading Wherify's vision, executive team and overall company growth and strategy. Prior to launching Wherify California, Mr. Neher served as the Vice President of Marketing and Sales for CTH Consumer Plastic, Inc. where he worked from 1992 to 1998. From 1988 to 1992, Mr. Neher was Vice President of Operations for Windy City Product Development.

WADE R. FENN served as a Director of the Company from July 2005 to November 2005, and then rejoined the Board of Directors in December 2005. He has over two decades of retail electronics experience. From 1980-2002, he worked at Best Buy Co., Inc. in a number of positions, most recently as President of Entertainment and Strategic Business Development of Best Buy Co., Inc. Mr. Fenn joined Best Buy in 1980. Prior to serving as President of Entertainment and Strategic Business Development, Mr. Fenn held the position of Executive Vice President—Marketing, where he was responsible for all marketing, merchandising, advertising, and inventory teams. After receiving his degree in economics and history from Williams College in 1980, Mr. Fenn joined Best Buy as a sales person and served in various operating roles, including Senior Vice President Retail, Vice President Sales, district manager and store manager. Mr. Fenn currently is the President of Navvo, a start-up company, which is developing several voice applications for the consumer market. Mr. Fenn is also the managing partner of Retail Masters, a consulting company.

JOHN MICEK III has served as a Director of the Company since July 2005. He is Managing Director of Silicon Prairie Partners, LP, a Palo Alto, California-based family-owned venture fund. Before founding Silicon Prairie Partners, Mr. Micek was President of JAL, Inc., a family-owned group of insurance-related companies in Omaha, Nebraska, which markets and services financial products nationwide to financial institutions and credit unions. Mr. Micek is a member of the Boards of several technology-based companies including UTEK (a university technology transfer company) and Enova Systems (enabling technology for fuel cell and distributed power management). He is a cum laude graduate of Santa Clara University, and the University of San Francisco School of Law, where he was Senior Articles Editor of the Law Review. He is a practicing California attorney specializing in financial services.

GERALD PARRICK has served as President and acting Vice President of Sales and Marketing of the Company since July 2005. Prior to joining the Company, Mr. Parrick was President of Wherify California from November 29, 2004 to July 2005. Mr. Parrick has more than two decades of experience in the networking and communications industry, most recently as founder, Chairman and CEO of Yipes Communications, Inc. from 1999 to August 2002, and Chairman and Chief Executive Officer of Diamond Lane Communications, Inc. from 1997 to 1999. Yipes Communications, Inc. filed for bankruptcy protection in March 2002. Mr. Parrick was a Sloan Fellow at Stanford University and holds a Masters in Management Science from Stanford University.

MARK E. GITTER has served as Chief Financial Officer, Treasurer of the Company since February 13, 2006. Mr. Gitter, a certified public accountant, has over 27 years of broad-based domestic and international responsibilities in finance and accounting. Since 2001, Mr. Gitter has acted as  an independent contractor to public companies providing senior level support in the areas of strategic and tactical financial operations and planning. In addition, during 2003 and 2004 Mr. Gitter served as Director, Financial Reporting and Budgeting, for Advanced Bionics Corporation. From 1999 to 2001, Mr. Gitter served as Chief Financial Officer of Hyseq, Inc., and prior to that from 1998 to 1999 he served as Director of Finance and Controller for Hyseq, Inc. Mr. Gitter has an MBA in Accounting and Health Care Fiscal Management, and a BS in Biochemistry, from the University of Wisconsin.

MICHAEL D. DINGMAN, JR. has served as a director of the Company since March 2006. Mr. Dingman served as the Chief Financial Officer of Intrado Inc. from September 2000 to March 2006. Prior to his service at Intrado, Mr. Dingman was the Chief Financial Officer and Treasurer of Internet Commerce and Communications Corp., President and founder of Qwon Investment Consultants, President of the Owen-Joseph Companies and President and founder of Dingman Associates. He also held positions relating to finance, mergers and acquisitions at Lazard Frères & Co and AMCA International Corporation. Mr. Dingman holds a BS from Indiana University, South Bend and an MBA from the Tuck School of Business at Dartmouth College.

Board of Directors

Our board of directors currently consists of the following six members: William B. Scigliano (Co-Chairman), Douglas Hajjar (Co-Chairman), Timothy J. Neher, John Micek III, Wade R. Fenn and Michael D. Dingman. Messrs. Fenn, Micek and Dingman are independent directors as defined by the applicable rules of Nasdaq. There are no family relationships among any of our current directors and executive officers.

The number of authorized members of our board of directors is determined by resolution of our board of directors. In accordance with the terms of our amended certificate of incorporation, the number of our board of directors is currently set at five members.

Our amended and restated bylaws provide that the authorized number of directors may be changed only by resolution of our board of directors. Our board of directors has designated an audit committee and may establish other committees as it deems necessary or appropriate.

Audit Committee

Our audit committee consists of Messrs. Michael Dingman (Chairman) and John Micek III. Messrs. Dingman and Micek are independent directors as defined by applicable SEC rules and the listing standards of the American Stock Exchange and meet the financial literacy requirements of applicable SEC and American Stock Exchange rules. Michael Dingman serves as the financial expert on the audit committee. Both our independent auditors and our internal financial personnel will regularly meet privately with and will have unrestricted access to our audit committee. Our audit committee operates pursuant to a written charter that satisfies applicable SEC and American Stock Exchange rules. Our audit committee charter is available on our website.

Our audit committee oversees our corporate accounting and financial reporting processes. The functions and responsibilities of our audit committee are to, among other things:

•	evaluate our independent auditors' qualifications, independence and performance;

•	determine the engagement of our independent auditors;

•	approve the retention of our independent auditors to perform any proposed, permissible non-audit services;

•	monitor the rotation of partners of the independent auditors on our engagement team as required;

•	review our financial statements;

•	review our critical accounting policies and estimates; and

•	discuss with our management and our independent auditors the results of our annual audit and the review of our quarterly financial statements.

Code of Business Conduct and Ethics

We have adopted a code of business conduct and ethics that applies to our officers, directors and employees. Our code of business conduct and ethics, as applied to our principal executive officer, senior executive officers, principal accounting officer and other senior financial managers complies with the requirements of Section 406 of the Sarbanes-Oxley Act. Our code of business conduct and ethics is available on our website at www.wherifywireless.com. In addition, a copy of the code of business conduct and ethics will be provided without charge upon request to us. We intend to timely disclose any amendments to or waivers of certain provisions of our code of business conduct and ethics on our website within 5 business days of such amendment or waiver or as otherwise required by the SEC.

Director Compensation

In general, we pay each of our non-employee directors $3,000 per calendar quarter plus an additional $2,000 per meeting for each of the first five meetings the director attends. We also grant each of our new non-employee directors an option to purchase 50,000 shares of our common stock, which vests in equal monthly installments over four years. Each year after the first year of service we grant each non-employee director an option to purchase 10,000 shares of our common stock, which vests in equal monthly installments over the following 12 months. The option price for the director options is set at the fair market value of the stock on the date of grant. We also reimburse our directors for their reasonable out-of-pocket expenses incurred in connection with attending meetings of our board of directors or our committees.

On January 13, 2006, we entered into a letter agreement with Mr. Hajjar setting forth certain terms of his services as a Director and Co-Chairman. Under this agreement, Mr. Hajjar agreed to direct and coordinate the Board’s oversight of the business and operations of the Company and the activities and performance of senior management, and to assist senior management in developing strategic plans for the Company and with fund raising and financing activities. Pursuant to the agreement, on January 13, 2006 the Company granted to Mr. Hajjar an option to purchase 125,000 shares of common stock at an exercise price equal to the closing sales price on that date. The option vests in equal monthly increments over four years so long as Mr. Hajjar remains on the Board. The agreement further provides that for each additional year Mr. Hajjar serves on the Board he will receive an additional option for 12,500 shares of common stock with an exercise price equal to the closing sales price on the grant date and which vests ratably monthly over 12 months. Mr. Hajjar is also entitled under this agreement to a cash payment of $5,000 per month during which he serves on the Board.

Compensation Committee

The members of the Compensation Committee are Messrs. Micek (Chairman) and Dingman. The Board has determined that each of the members of the committee is independent within the meaning of applicable American Stock Exchange rules. The Compensation Committee has only recently been formed and as a result, it did not meet during fiscal year 2005. The Compensation Committee of the Board of Directors reviews and recommends to the Board the compensation and benefits of all executive officers of the Company, including the chief executive officer, administers the Company's stock option plan, and establishes and reviews general policies relating to the compensation and benefits of the Company's employees and performs such other functions regarding compensations as the Board may delegate.

Compensation Committee Interlocks and Insider Participation

We are not aware of any interlocks or insider participation required to be disclosed under applicable rules of the Securities and Exchange Commission.

EXECUTIVE COMPENSATION AND CERTAIN TRANSACTIONS

Executive Compensation

The following Summary Compensation Tables shows certain compensation information for each of the Company's chief executive officer and the four other highest paid executive officers (collectively referred to as our  "named executive officers"). Compensation data is shown for the three fiscal years ended June 30, 2006. This information includes the dollar value of base salaries, bonus awards, the number of stock options granted and certain other compensation, if any, whether paid or deferred.

Summary Compensation Table

		Annual Compensation			Long-Term Compensation Awards
Name and Principal Position	Fiscal Year	Salary (a)	Bonus	Other Annual Compensation	Restricted Stock Awards	Options/ SARs	LTIP Payouts	All Other Compensation

Timothy J. Neher (b)	2006	$200,000	--	--	--	--	--	$24,000(g	)

William B. Scigliano (c)	2006	$131,723	$24,000	--	--	--	--	$30,000(h	)
	2005	$142,700	$30,000	--	--	--	--	$30,000(h	)
	2004	$133,967	--	--	--	50,000	--	--

Matthew Neher (d)	2006	$148,754	--	--	--	125,000	--	--

Gerald Parrick (e)	2006	$184,995	--	--	--	--	--	--

Jeff Hoever (f)	2006	$138,000	--	--	--	--	--	--

(a)	Amounts shown include cash compensation earned with respect to the year shown above.

(b)	Mr. Timothy J. Neher began serving as Chief Executive Officer of the Company on July 25, 2005.

(c)
Mr. Scigliano served as Chief Executive Officer of the Company from August 1, 2003 until July 25, 2005. He currently serves as President of the Governmental Affairs division for the Company and Co-Chairman of the Board of Directors.

(d)	Mr. Matthew Neher began serving as Vice President of Business Development of the Company on July 25, 2005.

(e)	Mr. Parrick began serving as President of the Company on July 25, 2005.

(f)	Mr. Hoever began serving as Director of Manufacturing of the Company on July 25, 2005.

(g)	Includes $24,000 automobile allowance.

(h)	Includes $30,000 automobile and housing allowance.

OPTION/SAR GRANTS IN LAST FISCAL YEAR

The table below set forth information pertaining to stock options granted to the named executive officers during the fiscal year ended June 30, 2006. No SARs of any kind were granted.

Name	Number of Shares Underlying Options Granted	% of Total Options Granted to Employees in Fiscal Year	Exercise Price Per Share	Expiration Date
Mathew Neher (1)	125,000	5%	$1.65	9/21/2009

(1)	One quarter of the shares vest after 12 months of employment, and the remainder vest at 1/48th per month over the following four-year period.

OPTION EXERCISES/VALUE OF UNEXERCISED OPTIONS

During the fiscal year ended June 30, 2006, no stock options were exercised by any named executive officers. As of June 30, 2006, Wherify had not granted any SARs of any kind. The table below sets forth information pertaining to the value of unexercised stock options held by the named executive officers as of June 30, 2006.

AGGREGATED OPTION EXERCISES IN LAST
FISCAL YEAR AND FISCAL YEAR END OPTION VALUES

			Number of Shares Underlying Unexercised Options at Fiscal Year-End (#)		Value of Unexercised In-the-Money Options at Fiscal Year-End ($) (1)
Name	Shares Acquired on Exercise (#)	Value Realized ($)	Exercisable	Unexercisable	Exercisable	Unexercisable
Timothy J. Neher	--	--	1,543,279(2)	--	$1,111,161	---
Gerald Parrick	--	--	212,752	267,458	$153,181	$192,570
Mathew Neher			70,210	25,831	$50,551	$18,598
Jeff Hoover			41,148	68,624	$29,627	$49,409
William B. Scigliano	--	--	250,000	--	$180,000	--

(1)	Based on the June 30, 2006 closing price of Wherify common stock of $0.72 share.

(2)	Includes 183,872 shares of common stock subject to a right of repurchase in favor of Wherify as of June 30, 2006.

EMPLOYMENT AGREEMENTS AND CHANGE IN CONTROL AGREEMENTS

Employment Agreement with William Scigliano

Effective January 1, 2004, we entered into an employment agreement with Mr. Scigliano. Under the agreement, Mr. Scigliano agreed to serve as our President and Chief Executive Officer at an annual salary of $142,700. In addition, we granted Mr. Scigliano an option to purchase 50,000 shares of our common stock at an exercise price of $6.00 per share. In addition to the compensation described above, we also agreed to award Mr. Scigliano additional cash bonuses in the event we achieved certain milestones as described in the agreement ("Milestone Bonuses"). Mr. Scigliano also receives a housing allowance of $1,500 per month and an automobile allowance of $1,000 per month. Mr. Scigliano is also entitled to participate in any and all employee benefit plans established for our employees and is entitled to standard expense reimbursements.

On March 2, 2004, the Company and Mr. Scigliano amended his employment agreement, effective upon the closing of the merger. Under Mr. Scigliano's amended employment agreement, we agreed to establish, as soon as practicable after the closing of the merger, a public sector business unit for which Mr. Scigliano will be responsible.

In addition, as long as Mr. Scigliano is employed by us, our board of directors agrees to nominate him to serve as a member of the board of directors and so long as Mr. Scigliano continues to be elected to our board of directors, the board of directors agrees to elect him as chairman of the board.

Mr. Scigliano is entitled to the following severance benefits:

•
If Mr. Scigliano's employment is terminated as a result of his death or disability, his estate is entitled to receive his monthly salary plus 1/12th of any bonus to which Mr. Scigliano is entitled for a period equal to the greater of one (1) year following such termination or the remainder of the term of the agreement.

•	If Mr. Scigliano's employment is terminated for Cause (as defined in the agreement), Mr. Scigliano is entitled to receive his salary and any bonus payable through the date of his termination.

•
If Mr. Scigliano's employment is terminated without Cause, or if Mr. Scigliano terminates his employment for Good Reason (as defined in the agreement), Mr. Scigliano is entitled to receive: (a) all salary and other benefits to which he would be entitled for the remainder of the term of the agreement; plus (b) a lump sum payment at the effective date of termination of an amount equal to all Milestone Bonuses payable under the agreement. Additionally, all stock options granted to Mr. Scigliano, which are unvested as of the termination date, shall fully vest and shall be exercisable for a period of one year after the date of termination.

•
If Mr. Scigliano's employment is terminated without Cause or if Mr. Scigliano terminates his employment for Good Reason within six months following a Change in Control (as defined in the agreement, which would include the Merger), Mr. Scigliano is entitled to receive: (a) his base salary and other benefits through and including the date of such termination; and (b) an amount equal to (i) three times his base salary at the annual base salary then currently in effect and (ii) three times the total amount of all Milestone Bonuses payable under the agreement. Additionally, all stock options to purchase Wherify stock granted to Mr. Scigliano, which are unvested as of such termination, shall automatically vest and shall be exercisable for a period of one year.

On May 19, 2005, the Company and Mr. Scigliano entered into a second amendment to his employment agreement that provided that Mr. Scigliano's employment agreement terminates on the second anniversary date of the closing of the merger with Wherify California, unless automatically extended for an additional 24 month period or otherwise terminated as provided in the agreement. It was also agreed that, if Mr. Scigliano's employment is terminated Without Cause or if Mr. Scigliano terminates his employment for Good Reason within six months following a Change in Control (as defined in the agreement, which would include the merger), Mr. Scigliano is entitled to received: (a) his base salary and other benefits through and including the date of such termination; and (b) an amount equal to (i) three times his base salary at the annual base salary then currently in effect and (ii) three times the total amount of Milestone Bonuses payable under the agreement. Additionally, the clause which previously provided that all stock options to purchase Wherify stock granted to Mr. Scigliano, which are unvested as of such termination, shall automatically vest and shall be exercisable for a period of one year was eliminated from his employment agreement.

Employment Agreement with Timothy J. Neher

In November 2002, Wherify California entered into an employment agreement with Timothy Neher pursuant to which Mr. Neher agreed to serve as the President and Chief Executive Officer of Wherify California until November 2007 at an annual base salary of $200,000 (as adjusted pursuant to the agreement). In addition, in November 2002, Wherify California granted Mr. Neher an option to purchase 1,200,525 shares of its common stock at an exercise price of $0.34 per share. In addition to the compensation described above, Wherify California also agreed to award Mr. Neher additional cash bonuses, in the event Wherify California achieved certain milestones as described in the employment agreement. Mr. Neher is also entitled to participate in any and all employee benefit plan hereafter established for Wherify California employees and is entitled to an automobile allowance of $2,000 per month. Wherify has agreed to assume this agreement from Wherify California.

Under the terms of the employment agreement, Mr. Neher is entitled to the following severance benefits:

•
If Mr. Neher's employment is terminated other than for "Cause" (as defined in the agreement), or if he resigns as a result of a "Constructive Termination" then Mr. Neher is entitled, in exchange for a release of all claims, a lump sum severance payment equal to 12 months base salary, as then determined, plus 50% of his prior year's bonus, if any. Additionally, Mr. Neher will receive accelerated vesting with respect to 240,105 shares purchasable upon exercise of the option granted to him by Wherify California.

Consulting Agreement with Douglas Hajjar

Effective January 1, 2004, Wherify California entered into a Consulting Agreement (the "Initial Consulting Agreement") with Douglas Hajjar, which was subsequently assumed by Wherify in connection with the merger of Wherify with Wherify California on July 21, 2005. Under the terms of the Initial Consulting Agreement, Mr. Hajjar acted as a financial advisor to the Company and the Company paid Mr. Hajjar a consulting fee of $10,000 per month.

In accordance with the terms of the Initial Consulting Agreement, in 2004 Wherify California issued to Mr. Hajjar an option to purchase 100,000 shares of Wherify California common stock (equivalent to approximately 481,000 shares of Wherify common stock) at the then fair market value. The options vest ratably on a monthly basis over a 36 month period commencing on the date of the agreement, but cease to vest upon termination of the agreement. All options granted pursuant to the Initial Consulting Agreement vest immediately upon a Change in Control.

The Initial Consulting Agreement also provided that upon a Change of Control during the term of the agreement, or within six months thereafter, in which the acquiring person or entity is introduced to the company by Mr. Hajjar, the company would pay Mr. Hajjar an acquisition fee equal to 2% of the aggregate consideration paid to the company's stockholders in such transaction.

On January 13, 2006, Wherify and Mr. Hajjar entered into a new Consulting Agreement which supersedes and replaces the Initial Consulting Agreement entered into effective January 1, 2004. Under the new Consulting Agreement, Mr. Hajjar continues to be paid a fee of $10,000 per month for his assistance as a financial adviser to the Company and is entitled to reimbursement for out-of-pocket costs and indemnification for damages arising out of his services. However, he is no longer entitled to a fee in connection with a Change in Control transaction. The agreement is terminable by either party on 30 days' notice.

Also on January 13, 2006, Wherify entered into a letter agreement with Mr. Hajjar setting forth certain terms of his services as a Director and Co-Chairman. Under this agreement, Mr. Hajjar agreed to direct and coordinate the Board’s oversight of the business and operations of the Company and the activities and performance of senior management, and to assist senior management in developing strategic plans for the Company and with fund raising and financing activities. Pursuant to the agreement, on January 13, 2006 the Company granted to Mr. Hajjar an option to purchase 125,000 shares of common stock at an exercise price equal to the closing sales price on that date. The option vests in equal monthly increments over four years so long as Mr. Hajjar remains on the Board. The agreement further provides that for each additional year Mr. Hajjar serves on the Board he will receive an additional option for 12,500 shares of common stock with an exercise price equal to the closing sales price on the grant date and which vests ratably monthly over 12 months. Mr. Hajjar is also entitled under this agreement to a cash payment of $5,000 per month during which he serves on the Board.

Employment Agreement with Gerald Parrick

In December 2004, Wherify California entered into an employment agreement with Mr. Parrick. Under this agreement, Mr. Parrick agreed to serve as President and acting VP of Sales and Marketing of Wherify California, at an annual salary of $185,000. In addition, in December 2004, Wherify California granted Mr. Parrick an option to purchase 480,210 shares, at an exercise price of $0.32 per share. One sixteenth of the shares vest after 3 months of employment, and the remainder vest at 1/48th per month over the following four-year period. Under the employment agreement, Mr. Parrick is entitled to a lump sum severance payment equal to four months base salary in the event he is terminated other than for cause, or if he terminates his employment as a result of a constructive termination (as defined in the agreement).

Employment Agreement with Mark E. Gitter

In February 2006, Wherify entered into an employment agreement with Mr. Gitter. Under this agreement, Mr. Gitter agreed to serve as Chief Financial Officer of Wherify at an annual salary of $175,000 per year, subject to periodic review and adjustment. In addition, senior management will recommend that the Board of Directors grant Mr. Gitter an option to purchase up to 260,000 shares of the Company's Common Stock. The option will be exercisable for a period of 10 years and will vest in accordance with the following schedule: (a) 25% of the total number of shares purchasable upon exercise of the option will vest after 12 months of continuous employment and (b) an additional 1/48 of the option shares will vest at the close of each month during the remaining term of the option. In the event that Mr. Gitter is terminated by the Company without Cause or resigns as a result of a Constructive Termination, he is entitled to a severance payment equal to three months of his base salary, but only if such termination occurs subsequent to Mr. Gitter having received a satisfactory performance review, and health care coverage during the severance period.

Limitation of Liability and Indemnification of Officers and Directors; Insurance

Wherify's certificate of incorporation provides that, to the fullest extent authorized by the Delaware General Corporation Law (the "Delaware Law"), Wherify shall indemnify each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a "Proceeding") because he is or was a director or officer of Wherify, or is or was serving at the request of Wherify as a director, officer, employee, trustee or agent of another corporation, partnership, joint venture, trust or other enterprise, against all expenses, liabilities and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) actually and reasonably incurred or suffered by him in connection with such Proceeding.

Under Section 145 of the Delaware Law, a corporation may indemnify a director, officer, employee or agent of the corporation against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any threatened, pending or completed Proceeding (other than an action by or in the right of the corporation) if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. In the case of an action brought by or in the right of the corporation, the corporation may indemnify a director, officer, employee or agent of the corporation against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of any threatened, pending or completed action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that a court determines upon application that, in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

Wherify's certificate of incorporation also provides that expenses incurred by a person in his capacity as director of Wherify in defending a Proceeding may be paid by Wherify in advance of the final disposition of such Proceeding as authorized by the Board of Directors of Wherify in advance of the final disposition of such Proceeding as authorized by the Board of Directors of Wherify upon receipt of an undertaking by or on behalf of such person to repay such amounts unless it is ultimately determined that such person is entitled to be indemnified by Wherify pursuant to the Delaware Law. Under Section 145 of the Delaware Law, a corporation must indemnify a director, officer, employee or agent of the corporation against expenses (including attorneys' fees) actually and reasonably incurred in by him in connection with the defense of a Proceeding if he has been successful on the merits or otherwise in the defense thereof.

Wherify's certificate of incorporation provides that a director of Wherify shall not be personally liable to Wherify of its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for breach of a director's duty of loyalty to Wherify or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware Law for the willful or negligent unlawful payment of dividends, stock purchase or stock redemption or (iv) for any transaction from which a director derived an improper personal benefit.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the provisions of our amended certificate of incorporation and our bylaws, as amended, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

We are a party to litigation in the Superior Court for the County of Fresno, State of California. In connection with this litigation, we may be required to indemnify those former employee's and directors that are defendants in that suit. At present, we are not aware of any other pending or threatened litigation or proceeding involving an officer, director, employee or agent in which indemnification would be required or permitted. We are not aware of any threatened litigation or proceeding that might result in a claim for such indemnification

Wherify has procured directors' and officers' liability insurance which insures against liabilities that directors and officers of Wherify may incur in such capacities.

CERTAIN TRANSACTIONS

In August 2003, Wherify entered into a consulting agreement with Daniel McKelvey. Under the agreement Mr. McKelvey (i) provided general management and counseling in the areas of financial management and business planning, (ii) advised and assisted in identifying, evaluating, negotiating and securing sources of funding, merger or acquisition prospects or other opportunities and (iii) performed such other services as requested by the chief executive officer and/or board of directors. Under Section 2 of the consulting agreement, Mr. McKelvey received $10,000 per month in cash or shares of Wherify common stock and a warrant for 50,000 shares of common stock with a purchase price of $2.00 per share. Twenty-five percent of the shares issuable upon exercise of the warrant vested on the first day of each quarter beginning August 1, 2003 and is exercisable any time before midnight July 31, 2008 in cash or pursuant to a cashless exercise provision. As of the date of this prospectus, this warrant is fully vested. In addition, the agreement provided that in the event Wherify raised additional financing and Mr. McKelvey provided the only investment banking services with respect to the financing, Mr. McKelvey would be entitled to cash compensation equal to 6% of the funds raised and a warrant for Wherify common stock equal to 10% of the funds raised. If investment-banking services from other sources were used as well, the agreement provided that Mr. McKelvey would be entitled to a cash payment of $100,000. Mr. McKelvey is entitled to a cash payment for a success fee of $250,000 upon the completion of the merger with Wherify. As of August 15, 2005 $25,000 was paid in cash and the Company agreed to issue Mr. McKelvey 50,000 shares of stock under the 2005 Consultant Compensation Plan, pending board approval.  In August 2004, Wherify and Mr. McKelvey entered into the Consulting Agreement Addendum, pursuant to which the parties agreed to extend the consulting agreement for an additional 6 months, through January 31, 2005 on the same terms and conditions as the original consulting agreement except that Section 1 of the Addendum provides that Wherify will issue Mr. McKelvey a warrant to purchase 25,000 shares with an exercise price of $3.00. Fifty percent of the shares issuable upon exercise of the warrant vested on the first day of each quarter beginning August 1, 2004 and is exercisable any time before midnight July 31, 2009 in cash or pursuant to a cashless exercise provision. As of the date of this prospectus, this warrant is fully vested. Upon completion of the Wherify January 11, 2005 financing, Wherify paid Mr. McKelvey $100,000.

In May and June 2004, Wherify issued a $50,000 short-term note to Greg J. Micek, a former member of Wherify's board of directors and brother of current director John Micek III, and a $50,000 short term note to Forte Capital Partners, LLC. Daniel McKelvey, a former member of Wherify's board of directors, is a managing partner of Forte Capital Partners, LLC. The notes bore interest at the annual rate of 6% and were due July 31, 2004. In July 2004, Mr. Micek assigned his note to a third party. In July 2004, Wherify issued a secured convertible promissory note in the principal amount of $180,000 to Forte Capital Partners LLC, which included $50,000 in principal from the note issued in June 2004. The debenture was due on December 31, 2004. This note bore interest at the annual rate of 10% and the principal and accrued interest thereon was convertible into the securities issued in the next round of financing of $1,500,000 or more. In connection with the issuance of this note, Wherify issued to Forte Capital Partners LLC warrants to purchase 90,000 Wherify common shares. The warrant has a 5 year term with an exercise price of $2.00 per shares. As part of Wherify's January 11, 2005, financing, Wherify issued to Forte Capital Partners LLC a convertible debenture in the principal amount of $187,777 in consideration for cancellation of all outstanding principal and accrued interest under this note. In connection with this financing, Wherify issued to Forte Capital a warrant to purchase 46,944 shares of Wherify common stock at an exercise price of $2.70 per share. In addition, Forte Capital invested an additional $25,000 in Wherify's January 11, 2005 financing and received a convertible debenture in the principal amount of $25,000 and warrants to purchase 6,250 shares of Wherify common stock at $2.70 per share.

On January 11, 2005, Wherify issued an aggregate of $3.3 million in convertible debentures and warrants to qualified institutional buyers, and a limited number of accredited individual and institutional investors. Forte Capital Partners, LLC, of which Daniel McKelvey, a former member of Wherify's board of directors, is a managing partner, purchased $25,000 of the convertible debentures. The convertible debentures bear interest at an annual rate of 5% and mature on June 30, 2005. The debentures are convertible at any time at the election of the holder into shares of Wherify common stock at a conversion price of $2.00 per share. The debentures automatically convert into shares of Wherify's common stock at the conversion price upon the effectiveness of this registration statement. In connection with the sale of the convertible debentures, Wherify issued warrants to purchase an aggregate of 825,000 shares of its common stock for an exercise price of $2.70 per share. The conversion price of the debentures and the exercise price of the warrants are subject to adjustment at any time as the result of any subdivision, stock split and combination of shares or recapitalization or if Wherify sells any common stock or rights to acquire common stock at a purchase price less than the conversion price of the debentures or the exercise price of the warrants.

On January 12, 2005, Wherify issued bonuses to Greg Micek, a former member of its board of directors and brother of current director John Micek III, and to Mike Walsh, its former Chief Financial Officer. Mr. Micek received a cash payment of $50,000 and 10,416 restricted shares of Wherify common stock and Mr. Walsh received 20,833 restricted shares of Wherify common stock.

On January 24, 2005, Wherify extended the due date on the convertible debenture issued to Forte Capital Partners, LLC, from March 31, 2005 to June 30, 2005. The face value of the debenture was $300,000. Daniel McKelvey, a former member of Wherify's board of directors, is a managing partner of Forte Capital Partners, LLC. This debenture and its accrued interest were converted in May 2005 into 454,547 shares of Wherify common stock.

In July 2005, Wherify paid cash bonuses to William Scigliano for reaching bonus milestones in his employment agreement for financing, completion of the merger and relocation of the company totaling $45,000. He also received a bonus of $50,000 cash and 30,000 restricted shares as an added bonus for completion of the merger.

As previously reported, in July 1999 Wherify California loaned Timothy Neher $100,000. In accordance with the terms of the related promissory note, Mr. Neher was required to repay the entire principal balance of this loan, plus interest at 3.0% per annum, on July 18, 2009. Also as previously reported, in April 2000 Wherify California loaned Mr. Neher $26,170. In accordance with the terms of the related promissory note, Mr. Neher was required to repay the entire principal balance of this loan, plus accrued interest at 3.0% per annum, on April 10, 2009. During June 2004, Wherify California wrote off both these loans. On May 11, 2006 Wherify’s Board of Directors reached an understanding to formally forgive these loans. The aggregate amount forgiven (approximately $151,000) will be reported as compensation paid to Mr. Neher.

Conflict of Interest Policy

Our policy is to require that a majority of the independent and disinterested non-employee directors on the Board approve all transactions between Wherify and its officers, directors, principal stockholders and their affiliates. We believe that such transactions will be on terms no less favorable to us than we could obtain from unaffiliated third parties.

All transactions between us and our officers, directors, principal stockholders and their affiliates will be approved by a majority of the Board, including a majority of the independent and disinterested non-employee directors, or, if required by law, a majority of disinterested stockholders and will be on terms no less favorable to us than could be obtained from unaffiliated third parties.

  SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following tables set forth information as of June 30, 2006 regarding the beneficial ownership of common stock by (a)  each stockholder who is known by Wherify to own beneficially in excess of 5% of Wherify's outstanding common stock; (b) each director; (c) by the Company's Chief Executive Officer and the four other highest paid executive officers (the "Named Executive Officers"); and (d) the executive officers and directors as a group. Except as otherwise indicated, all persons listed below have (i) sole voting power and investment power with respect to their shares of common stock, except to the extent that authority is shared by spouses under applicable law, and (ii) record and beneficial ownership with respect to their shares of common stock.

The percentage of beneficial ownership is based upon 55,301,513 shares of common stock outstanding, as of June 30, 2006. Unless otherwise indicated, the address of the following stockholders is c/o Wherify Wireless, Inc. 2000 Bridge Parkway, Suite 201, Redwood Shores, California, 94065.

Security Ownership of Certain Beneficial Owners(a)

Title of Class	Name and Address of Beneficial Owner	Beneficial Ownership	% of Class(b)
Common	Harvey Miller	2,959,992	5.4%
Common	Timothy J. Neher	9,918,289(d)	17.9%

(a)
Security ownership information for beneficial owners is taken from statements filed with the Securities and Exchange Commission pursuant to Sections 13(d), 13(g) and 16(a) and information made known to the Company.

(b)	Based on 55,301,513 shares of common stock outstanding on June 30, 2006.

(c)	Includes 10,417 restricted shares that are exercisable within 60 days of June 30, 2006.

(d)
Includes 1,300,465 shares issuable pursuant to stock options that are or will become exercisable within 60 days of June 30, 2006, of which 242,814 shares are subject to a right of repurchase in favor of Wherify within 60 days of June 30, 2006.

Security Ownership of Directors and Executive Officers
Title of Class	Name of Beneficial Owner	Beneficial Ownership (a)(b)		Percent of Class (c)

Common	Wade Fenn	106,875	(d)	*
Common	Douglas Hajjar	2,657,833	(e)	4.8%
Common	John Micek III	31,462	(f)	*
Common	Timothy J. Neher	9,918,289	(g)	17.9%
Common	Gerald Parrick	174,403	(h)	*
Common	William B. Scigliano	307,813	(i)	*
Common	Matthew Neher	99,896	(j)	*
Common	Jeff Hoever	41,148	(k)	*
Common	Michael D. Dingman Jr.	0	(l)	*

	All Directors and Executive Officers as a Group	13,376,068		24.2%

* Does not exceed 1% of the referenced class of securities.

(a)	Ownership is direct unless indicated otherwise.

(b)	All shares issuable pursuant to stock options that are or will become exercisable within 60 days of May 8, 2006.

(c)	Calculation based on 54,963,446 shares of Common Stock outstanding as of May 8, 2006.

(d)	Includes 79,908 shares issuable pursuant to stock options that are or will become exercisable within 60 days of June 30, 2006.

(e)	Includes 5,209 restricted shares that become vested within 60 days of June 30, 2006.

(f)	Includes 7,877 shares issuable pursuant to stock options that and/or will become exercisable within 60 days of June 30, 2006.

(g)	Includes 1,300,465 shares issuable pursuant to stock options that are/or will become exercisable within 60 days of June 30, 2006.

(h)	All shares issuable pursuant to stock options that are exercisable within 60 days of June 30, 2006.

(i)	Includes 250,000 shares issuable pursuant to stock options and 5,209 restricted shares that are or will become exercisable or vested within 60 days of June 30, 2006.

(j)	Includes 99,896 shares issuable pursuant to stock options that are / or will become exercisable within 60 days of June 30, 2006.

(k)	Includes 41,148 shares issuable pursuant to stock options that are / or will become exercisable within 60 days of June 30, 2006.

(l)	On March 28, 2006, Mr. Dingman was granted an option to purchase 50,000 shares which vests in equal monthly installments over four years.

DESCRIPTION OF CAPITAL STOCK

Capital Stock

Wherify's authorized capital stock consists of 100,000,000 shares of common stock, $.01 par value per share and 10,000,000 shares of undesignated preferred stock, $.01 par value per share.

Common Stock

The authorized common stock of Wherify consists of 100,000,000 shares, par value $0.01 per share. After taking into consideration the issuance of shares being registered pursuant to this registration statement, approximately 69.3 million shares of common stock will be issued and outstanding. All of the shares of common stock are validly issued, fully paid and non-assessable. Holders of record of common stock will be entitled to receive dividends when and if declared by the board of directors out of funds of Wherify legally available therefore. In the event of any liquidation, dissolution or winding up of the affairs of Wherify, whether voluntary or otherwise, after payment of provision for payment of the debts and other liabilities of Wherify, including the liquidation preference of all classes of preferred stock of Wherify, each holder of common stock will be entitled to receive his pro rata portion of the remaining net assets of Wherify, if any. Each share of common stock has one vote, and there are no preemptive, subscription, conversion or redemption rights. Shares of common stock do not have a cumulative voting right, which means that the holders of a majority of the shares voting for the election of directors can elect all of the directors.

Preferred Stock

Wherify's certificate of incorporation authorizes the issuance of up to 10,000,000 shares of Wherify's $0.01 par value preferred stock. As of the date of this prospectus, no shares of preferred stock were outstanding. The preferred stock constitutes what is commonly referred to as "blank check" preferred stock. "Blank check" preferred stock allows the board of directors, from time to time, to divide the preferred stock into series, to designate each series, to issue shares of any series, and to fix and determine separately for each series any one or more of the following relative rights and preferences: i) the rate of dividends; (ii) the price at and the terms and conditions on which shares may be redeemed; (iii) the amount payable upon shares in the event of involuntary liquidation; (iv) the amount payable upon shares in the event of voluntary liquidation; (v) sinking fund provisions for the redemption or purchase of shares; (vi) the terms and conditions pursuant to which shares may be converted if the shares of any series are issued with the privilege of conversion; and (vii) voting rights. Holders of preferred stock are entitled to receive dividends when and as declared by the board of directors out of any funds legally available therefore, may be cumulative and may have a preference over common stock as to the payment of such dividends. The provisions of a particular series, as designated by the board of directors, may include restrictions on the ability of Wherify to purchase shares of common stock or to redeem a particular series of preferred stock. Depending upon the voting rights granted to any series of preferred stock, issuance thereof could result in a reduction in the power of the holders of common stock. In the event of any dissolution, liquidation or winding up of Wherify, whether voluntary or involuntary, the holders of each series of the then outstanding preferred stock may be entitled to receive, prior to the distribution of any assets or funds to the holders of the common stock, a liquidation preference established by the board of directors, together with all accumulated and unpaid dividends. Depending upon the consideration paid for preferred stock, the liquidation preference of preferred stock and other matters, the issuance of preferred stock could result in a reduction in the assets available for distribution to the holders of the common stock in the event of liquidation of Wherify. Holders of preferred stock will not have preemptive rights to acquire any additional securities issued by Wherify. Once a series has been designated and shares of the series are outstanding, the rights of holders of that series may not be modified adversely except by a vote of at least a majority of the outstanding shares constituting such series.

One of the effects of the existence of authorized but unissued shares of common stock or preferred stock may be to enable the board of directors of Wherify to render it more difficult or to discourage an attempt to obtain control of Wherify by means of a merger, tender offer at a control premium price, proxy contest or otherwise and thereby protect the continuity of or entrench Wherify's management, which concomitantly may have a potentially adverse effect on the market price of the common stock. If in the due exercise of its fiduciary obligations, for example, the board of directors were to determine that a takeover proposal were not in the best interests of Wherify, such shares could be issued by the board of directors without stockholder approval in one or more private placements or other transactions that might prevent or render more difficult or make more costly the completion of any attempted takeover transaction by diluting voting or other rights of the proposed acquirer or insurgent stockholder group, by creating a substantial voting block in institutional or other hands that might support the position of the incumbent board of directors, by effecting an acquisition that might complicate or preclude the takeover, or otherwise.

Convertible Debentures

As of March 31, 2006, Wherify had two outstanding secured convertible debentures in an aggregate principal amount of $5 million. The debentures have a three-year term (expiring on March 10, 2009) and accrue interest at 7% per year. Beginning on June 15, 2006,  Wherify is required to make payments of principal on the two debentures of an aggregate of $125,000 per month plus accrued and unpaid interest. These debentures are convertible into an aggregate of 3,571,429 shares of common stock (at the fixed conversion price of $1.40 per share). The fixed conversion price is subject to adjustment as the result of any subdivision, stock split and combination of shares or recapitalization or if Wherify sells any common stock or rights to acquire common stock at a purchase price less than the conversion price of the debentures.

Common Stock Purchase Warrants

As of March 31, 2006, Wherify had warrants outstanding exercisable for approximately 3.5 million shares of Wherify common stock. A summary of the warrants is as follows:

•	A warrant to purchase 14,843 shares at $.80 per share. This warrant carries a cashless exercise provision and expires on December 30, 2008;

•	warrants to purchase 27,379 shares at $2.00 per share. These warrants carry a cashless exercise provision and expire on various dates between July 2008 and August, 2009;

•
warrants to purchase 163,750 shares at $2.00 per share expiring January 11, 2010. These warrants carry a cashless exercise provision. In addition, in the event that the per share closing bid price of Wherify common stock equals or exceeds 200% of the warrant exercise price for a period of 20 consecutive trading days, following the effectiveness of this registration statement, Wherify may elect to redeem the warrants at a redemption price of $0.01 per share on 30 days written notice (the "Notice Period"); provided, however, that (i) Wherify simultaneously calls all warrants issued in on January 11, 2005 on the same terms, and (ii) all of the Wherify common stock issuable under the warrants are either registered pursuant to an effective registration statement, which has not been suspended and for which no stop order is in effect, and pursuant to which the warrant holder is able to sell the warrant shares at all times during the Notice Period; and

•
warrants to purchase 757,053 shares at $2.60 per share (post-adjustment) expiring January 11, 2010. These warrants carry a cashless exercise provision. In addition, in the event that the per share closing bid price of Wherify common stock equals or exceeds 200% of the warrant exercise price for a period of 20 consecutive trading days, following the effectiveness of this registration statement, Wherify may elect to redeem the warrants at a redemption price of $0.01 per share on 30 days written notice (the "Notice Period"); provided, however, that (i) Wherify simultaneously calls all warrants issued in on January 11, 2005 on the same terms, and (ii) all of the Wherify common stock issuable under the warrants are either registered pursuant to an effective registration statement, which has not been suspended and for which no stop order is in effect, and pursuant to which the warrant holder is able to sell the warrant shares at all times during the Notice Period. The exercise price and the number of shares of common stock issuable upon exercise of the foregoing warrants are subject to adjustment in certain circumstances, including stock splits, stock dividends, or subdivisions, combinations or recapitalizations of Wherify's common stock. In addition, the warrant price and the number of shares covered by the warrants exercisable at $2.70 per share (as originally issued) are subject to adjustment on a weighted-average basis in the event that Wherify issues or is deemed to issue shares of its common stock at a price per share which is less than the then-current warrant exercise price. Such exercise price was adjusted as a result of the issuance of convertible debentures on March 10, 2006;

•	warrants to purchase 16,294 shares at $3.00 per share. These warrants carry a cashless exercise provision and expire January 31, 2010;

•	A warrant to purchase 12,800 shares at $5.00 per share. This warrant carries a cashless exercise provision and expires on September 13, 2008;

•
warrants to purchase 1,250,000 shares at an exercise price of $2.25 per share expiring March 10, 2011. The exercise price is subject to adjustment as the result of any subdivision, stock split and combination of shares or recapitalization or if Wherify sells any common stock or rights to acquire common stock at a purchase price less than the exercise price of the warrants. These warrants carry a cashless exercise option; and

•
warrants to purchase 1,250,000 shares at an exercise price of $2.00 per share expiring March 14, 2011. The exercise price is subject to adjustment as the result of any subdivision, stock split and combination of shares or recapitalization or if Wherify sells any common stock or rights to acquire common stock at a purchase price less than the exercise price of the warrants. These warrants carry a cashless exercise option.

Upon exercise, the warrant holders shall participate on the same basis as the holders of common stock in connection with the transaction. The warrants do not confer upon the holder any voting or any other rights of a stockholder of Wherify.

Shares Eligible For Future Sale

Sales of a substantial amount of our common stock in the public market, or the perception that such sales may occur, could adversely affect the market price of our common stock prevailing from time to time in the public market and could impair Wherify's ability to raise additional capital through the sale of its equity securities in the future. After taking into consideration the sale of all of the shares being registered, approximately 69.3 million shares of common stock will be issued and outstanding, of which approximately 22 million shares are believed to be "restricted" or "control" shares for purposes of the Act. In addition, we have pledged 10,273,973 shares of common stock as security for our obligations under the secured convertible debentures issued to Cornell Capital Partners on March 10, 2006. "Restricted" shares are those acquired from Wherify or an "affiliate" other than in a public offering, while "control" shares are those held by affiliates of Wherify regardless as to how they were acquired. In general, under Rule 144, one year must have elapsed since the later of the date of acquisition of restricted shares from Wherify or any affiliate of Wherify. No time needs to have lapsed in order to sell control shares. Once the restricted or control shares may be sold under Rule 144, the holder is entitled to sell within any three-month period such number of restricted or control shares that does not exceed 1% of the then outstanding shares or (in certain cases, if greater) the average weekly trading volume of shares during the four calendar weeks preceding the date on which notice of the sale is filed with the Commission. Sales under Rule 144 are also subject to certain restrictions on the manner of selling, notice requirements and the availability of current public information about Wherify. Under Rule 144, if two years have elapsed since the holder acquired restricted shares from Wherify or from any affiliate of Wherify, and the holder is deemed not to have been an affiliate of Wherify at any time during the 90 days preceding a sale, such person will be entitled to sell such common stock in the public market under Rule 144(k) without regard to the volume limitations, manner of sale provisions, public information requirements or notice requirements. In addition to the restricted and control shares described in this paragraph, the shares covered by this prospectus can now be sold, and Wherify has various abilities and obligations to issue additional registered and unregistered shares of common stock in the future. See "RISK FACTORS - WE HAVE THE ABILITY AND THE OBLIGATION TO ISSUE ADDITIONAL SHARES OF COMMON STOCK IN THE FUTURE, AND SUCH FUTURE ISSUANCE MAY MATERIALLY ADVERSELY AFFECT STOCKHOLDERS." These additional shares could also adversely affect the market price of our common stock.

Delaware Anti-takeover Law and Provisions of Our Certificate of Incorporation and Bylaws

Wherify is a Delaware corporation and consequently is subject to certain anti-takeover provisions of the Delaware General Corporation Law (the "Delaware Law"). The business combination provision contained in Section 203 of the Delaware Law ("Section 203") defines an interested stockholder of a corporation as any person that (i) owns, directly or indirectly, or has the right to acquire, fifteen percent (15%) or more of the outstanding voting stock of the corporation or (ii) is an affiliate or associate of the corporation and was the owner of fifteen percent (15%) or more of the outstanding voting stock of the corporation at any time within the three-year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder; and the affiliates and the associates of such person. Under Section 203, a Delaware corporation may not engage in any business combination with any interested stockholder for a period of three years following the date such stockholder became an interested stockholder, unless (i) prior to such date the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder, or (ii) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least eighty-five percent (85%) of the voting stock of the corporation outstanding at the time the transaction commenced (excluding, for determining the number of shares outstanding, (a) shares owned by persons who are directors and officers and (b) employee stock plans, in certain instances), or (iii) on or subsequent to such date the business combination is approved by the board of directors and authorized at an annual or special meeting of the stockholders by at least sixty-six and two-thirds percent (66 2/3%) of the outstanding voting stock that is not owned by the interested stockholder. The restrictions imposed by Section 203 will not apply to a corporation if (i) the corporation's original certificate of incorporation contains a provision expressly electing not be governed by this section or (ii) the corporation, by the action of its stockholders holding a majority of outstanding stock, adopts an amendment to its certificate of incorporation or by-laws expressly electing not be governed by Section 203 (such amendment will not be effective until 12 months after adoption and shall not apply to any business combination between such corporation and any person who became an interested stockholder of such corporation on or prior to such adoption). Wherify has not elected out of Section 203, and the restrictions imposed by Section 203 apply to Wherify. Section 203 could, under certain circumstances, make it more difficult for a third party to gain control of Wherify.

EXPERTS

The annual financial statements as of June 30, 2005 and for each of the years in the two-year period then ended of Wherify and Wherify California included herein and in the related registration statement have been audited by Malone & Bailey, PC, an independent registered public accounting firm, and have been included herein in reliance upon their report upon the authority of said firm as experts in accounting and auditing.

INDEX TO FINANCIAL STATEMENTS

WHERIFY WIRELESS, INC. AND SUBSIDIARY (POST-MERGER)

WHERIFY WIRELESS, INC. (PRE-MERGER)

WHERIFY CALIFORNIA, INC. (PRE-MERGER)

PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

Balance Sheet as of June 30, 2005	F-38

Statement of Operations for the Twelve Months Ended June 30, 2005	F-39

PART I. FINANCIAL INFORMATION

Item 1. Financial Statements

Wherify Wireless, Inc.
Condensed Balance Sheet
March 31, 2006
Unaudited

ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$3,830,894
Restricted certificates of deposit	1,307,595
Prepaid expenses	80,602
Accounts receivable	8,275
Inventory	53,242
Other current assets	75,698
TOTAL CURRENT ASSETS	5,356,306
Goodwill	3,222,000
Intangible assets, net of accumulated amortization of $508,949	1,684,051
Property and equipment, net of accumulated depreciation of $1,249,705	442,699
Other non-current asset	543,200
TOTAL ASSETS	$11,248,256
LIABILITIES AND STOCKHOLDERS' DEFICIT
CURRENT LIABILITIES:
Accounts payable	$2,230,291
Accounts payable - related party	3,710,596
Accrued liabilities	797,934
Accounts payable related to discontinued operating segment	2,606,514
Note payable	1,000,000
Current maturities of convertible debentures	1,194,643
Fair value of derivatives	8,412,947
TOTAL CURRENT LIABILITIES	19,952,925
STOCKHOLDERS' DEFICIT
Common stock, $0.01 par value, 100,000,000 shares authorized; 55,196,914 shares issued and outstanding	551,969
Additional paid-in capital	124,125,454
Accumulated deficit	(133,382,092)
TOTAL STOCKHOLDERS' DEFICIT	(8,704,669)
TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT	$11,248,256

See accompanying notes to financial statements.

Wherify Wireless, Inc.
Condensed Statements of Operations
Three Months Ended March 31, 2006 and 2005
Unaudited

	ThreeMonths Ended March31, 2006	ThreeMonths Ended March31, 2005
REVENUES:
Sales Revenue	$25,181	$-
Cost of Goods Sold	4,909	-
NET REVENUES	20,272	-
OPERATING EXPENSES:
General and administrative	2,010,999	3,631,721
Rent expense	353,004	-
Rent expense payable to related party	-	342,497
Amortization and depreciation	230,088	30,769
TOTAL OPERATING EXPENSES	2,594,091	4,004,987
OPERATING LOSS	(2,573,819)	(4,004,987)
OTHER INCOME (EXPENSE)
Charge for fair value of derivatives	(4,974,890)	-
Interest and other expense	(96,817)	(90,088)
Interest and other income	8,633	37,090
NET LOSS FROM CONTINUING OPERATIONS	(7,636,893)	(4,057,985)
DISCONTINUED OPERATIONS
Loss from operations of discontinued segment	-	(42,813)
NET LOSS	(7,636,893)	(4,100,798)
Deemed dividend on preferred stock	-	(13,067,000)
NET LOSS ATTRIBUTABLE TO COMMON SHAREHOLDERS	$(7,636,893)	$(17,167,798)
Basic and diluted net loss per share from continuing operations	$(0.14)	$(1.37)
Basic and diluted net loss per share from discontinued operations	$-	$(0.01)
Basic and diluted net loss per share attributable to common shareholders	$(0.14)	$(5.81)
Weighted average number of shares outstanding	54,967,410	2,955,726

See accompanying notes to financial statements.

Wherify Wireless, Inc.
Condensed Statements of Operations
Nine Months Ended March 31, 2006 and 2005
Unaudited

	Nine Months Ended March 31, 2006	NineMonths Ended March 31, 2005
REVENUES:
Sales Revenue	$125,180	$-
Cost of Goods Sold	14,292	-
NET REVENUES	110,888	-
OPERATING EXPENSES:
Goodwill impairment	64,308,022	-
General and administrative	7,203,638	6,796,210
Rent expense	1,038,461	-
Rent expense payable to related party	-	1,027,491
Amortization and depreciation	645,252	77,849
TOTAL OPERATING EXPENSES	73,195,373	7,901,550
OPERATING LOSS	(73,084,485)	(7,901,550)
OTHER INCOME (EXPENSE)
Charge for fair value of derivatives	(4,974,890)	-
Interest and other expense	(106,559)	(115,823)
Interest and other income	54,273	53,820
NET LOSS FROM CONTINUING OPERATIONS	(78,111,661)	(7,963,553)
DISCONTINUED OPERATIONS
Loss from operations of discontinued segment	(85,860)	(128,439)
NET LOSS	(78,197,521)	(8,091,992)
Deemed dividend on preferred stock	-	(13,067,000)
NET LOSS ATTRIBUTABLE TO COMMON SHAREHOLDERS	$(78,197,521)	$(21,158,992)
Basic and diluted net loss per share from continuing operations	$(1.53)	$(2.69)
Basic and diluted net loss per share from discontinued operations	$(0.00)	$(2.74)
Basic and diluted net loss per share attributable to common shareholders	$(1.53)	$(7.16)
Weighted average number of shares outstanding	51,144,265	2,955,726

See accompanying notes to financial statements.

Wherify Wireless, Inc.
Condensed Statements of Cash Flows
Unaudited

	Nine Months Ended March 31, 2006	Nine Months Ended March 31, 2005
NET CASH USED IN OPERATING ACTIVITIES	$(8,386,470)	$(6,979,628)
INVESTING ACTIVITIES:
Decrease (Increase) in restricted certificates of deposit	1,141,706	(834,683
Purchase of property and equipment	(102,230)	(246,074)
Loan to another entity	-	(100,000)
NET CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES	1,039,476	(1,180,757)
FINANCING ACTIVITIES:
Proceeds from convertible debenture, net	4,585,000	-
Proceeds from note payable	1,000,000	-
Proceeds from issuance of common stock	4,384,799	-
Proceeds from issuance of convertible preferred stock, net	-	13,041,681
Proceeds from issuance of preferred stock	-	2,182,553
NET CASH PROVIDED BY FINANCING ACTIVITIES	9,969,799	15,224,234
CHANGE IN CASH AND CASH EQUIVALENTS	2,622,805	7,063,849
CASH AND CASH EQUIVALENTS - BEGINNING OF PERIOD	1,208,089	916,315
CASH AND CASH EQUIVALENTS - END OF PERIOD	$3,830,894	$7,980,164

See accompanying notes to financial statements

WHERIFY WIRELESS, INC.
NOTES TO FINANCIAL STATEMENTS
(Unaudited)

NOTE 1 - BASIS OF PRESENTATION

The accompanying unaudited interim financial statements of Wherify Wireless, Inc. (" Wherify " or the " Company " ) have been prepared in accordance with accounting principles generally accepted in the United States of America and the rules of the Securities and Exchange Commission ( " SEC " ). These financial statements should be read in conjunction with the audited financial statements and notes thereto contained in Wherify ' s Annual Report filed with the SEC on Form 10-KSB for the year ended June 30, 2005. In the opinion of management, all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of financial position and the results of operations for the interim periods presented have been reflected herein. The results of operations for interim periods are not necessarily indicative of the results to be expected for the full year. We have omitted notes to the financial statements that would substantially duplicate the disclosure contained in the audited financial statements for the year ended June 30, 2005 as reported in the Form 10-KSB.

NOTE 2 - STOCK-BASED COMPENSATION

Prior to January 1, 2006 we accounted for stock based compensation under Statement of Financial Accounting Standards No. 123 Accounting for Stock−Based Compensation (FAS 123). As permitted under this standard, compensation cost was recognized using the intrinsic value method described in Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees (APB 25). Effective January 1, 2006, the Company has adopted Statement of Financial Accounting Standards No. 123 (Revised 2004), Share−Based Payment (FAS 123R) and applied the provisions of the Securities and Exchange Commission Staff Accounting Bulletin No. 107 using the modified−prospective transition method. Prior periods were not restated to reflect the impact of adopting the new standard. As a result of the adoption of FAS 123R, stock−based compensation expense recognized during the quarter ended March 31, 2006 includes compensation expense for all share−based payments granted on or prior to, but not yet vested as of January 1, 2006, based on the grant date fair value estimated in accordance with the original provisions of FAS 123, and compensation cost for all share−based payments granted on or subsequent to January 1, 2006, based on the grant date fair value estimated in accordance with the provisions of FAS 123R.

APB 25 did not require any compensation expense to be recorded in the financial statements if the exercise price of the award was not less than the market price on the date of grant. Since all options granted by the Company had exercise prices equal or greater than the market price on the date of grant, no compensation expense was recognized for stock option grants prior to January 1, 2006.

During the quarter ended March 31, 2006, the Company recognized stock−based compensation expenses of $0.3 million related to outstanding stock options according to the provisions of FAS 123R, using the modified−prospective transition method.

Prior to the adoption of FAS 123R and for the six months ended December 31, 2005, no tax benefits from the exercise of stock options has been recognized. Any future excess tax benefits derived from the exercise of stock options will be recorded prospectively and reported as cash flows from financing activities in accordance with FAS 123R.

The Company did not grant any options to purchase common stock to employees in the nine months ending March 31, 2005, and therefore no expense was recorded under the intrinsic value method for the nine months ending March 31, 2005. During the nine months ended March 31, 2005, third party consultants were issued options to purchase 27,500 shares of common stock with a five year life and exercise prices of $0.98 and $4.80 per share. Total non-cash expense of $112,127 based on fair value using the Black-Scholes method was recorded as of March 31, 2005.

During the nine months ended March 31, 2005,the risk free interest rate used in the Black−Scholes option pricing model (the Model) was 3.5%. The expected volatility used in the model was 0.01%.

A summary of the options issued by the Company for the three months ended March 31, 2006 is as follows:

	Options	Weighted− Average Exercise Price per Share	Weighted− Average Remaining Expected Term (in years)	Weighted− Average Aggregate Intrinsic Value

Outstanding on December 31, 2005	4,930,592	$0.75	2.7	$0
Granted	535,000	$1.51	3.9	$0
Exercised	19,375	$1.50
Forfeited/Canceled	32,263	$6.00
Outstanding on March 31, 2006	5,413,954	$0.69	2.5	$0
Exercisable on March 31, 2006	2,762,670	$0.51		$0

The weighted−average grant−date fair value during the three months ended March 31, 2006 and March 31, 2005 was $0.68/share and $0/share, respectively. Additionally, 51,638 and 0 options were exercised and 283,107 and 197,280 options vested during the periods ended March 31, 2006 and March 31, 2005, respectively. The unrecognized share based compensation cost related to stock option expense at March 31, 2006 is $4,376,176 and will be recognized over a weighted average of 3.9 years.

In accordance with APB 25, the Company recorded compensation expense for restricted stock awards based on the fair market value on the date of grant. The fair value was recorded as deferred compensation in a separate component of shareholders' equity and expensed over the vesting period. In accordance with FAS 123R, during the quarter ended March 31, 2006, the deferred compensation balance of approximately $0.6 million was reclassified to additional paid−in−capital.

NOTE 3 - BUSINESS COMBINATION

On July 21, 2005, Wherify (formerly IQ Biometrix, Inc.) merged with Wherify California, Inc. ( " Wherify California " ). Pursuant to the terms of the Agreement and Plan of Merger, Wherify issued 41,893,797 shares of common stock in exchange for all of the outstanding common and preferred shares of Wherify California.

For accounting purposes, the merger has been treated as reverse acquisition of Wherify by Wherify California. Accordingly, the financial results presented for all periods prior to the merger date are those of Wherify California. As of the merger date, the financial statements include the combined operating results, assets and liabilities of Wherify and Wherify California. The former business operations of Wherify, consisting primarily of the sale of FACES software and related services to law enforcement agencies and the security industry, is not expected to constitute a significant part of the ongoing business of the combined company.

The aggregate purchase price of the business combination was $70,213,189, which was calculated by multiplying the total outstanding shares of Wherify of 12,339,750 shares by the closing price on the date of the merger of $5.69.

The following table summarizes the estimated fair values of the assets that Wherify California acquired and the liabilities that it assumed from Wherify on the date of the acquisition.

Current Assets	$1,131,654
Fixed Assets	1,968
Goodwill	67,530,022
Intangible Assets	2,193,000
Total Assets Acquired	$70,856,644

Accounts Payable	(383,266)
Accrued Expense	(60,189)
Convertible Debt	(200,000)
Total Liabilities Assumed	(643,455)

Net Assets Acquired	$70,213,189

The intangible assets of $2,193,000 relate primarily to customer lists, which will be amortized on a straight-line basis over their estimated useful life of 3 years. None of the amount allocated to goodwill is expected to be deductible for tax purposes.

Assuming the merger occurred on July 1, 2005, the Company ' s pro-forma revenues and net income would not differ materially from the actual amounts reported in the Statement of Operations. The following table presents unaudited pro-forma information for the three and nine months ended March 31, 2005, as if the merger had occurred on July 1, 2004.

(in $ thousands except Loss Per Share amounts)

Three Months ended March 31, 2005:

	As Reported	Pro- Forma

Revenues	$0	$126

Net Loss	($4,101)	($13,095)

Loss Per Share	($1.39)	($.24)

Nine Months ended March 31, 2005:

	As Reported	Pro- Forma

Revenues	$0	$396

Net Loss	($8,092)	($16,789)

Loss Per Share	($2.74)	($0.52)

NOTE 4 - GOODWILL

The Company periodically reviews its goodwill for impairment. If the fair market value of the goodwill is deemed to be less than the carrying value, the difference is recorded in the Statement of Operations as an expense.

With the assistance of a third party, the Company concluded that the implied fair market value of the goodwill was $3,222,000 as of September 30, 2005. Therefore, an impairment of $64,308,022 was recorded during the quarter. When estimating the fair market value, the Company used an income approach that was based on pro-forma financial projections for fiscal years 2006 through 2008, discounted at a rate of 29.2%. The calculation of the projections and the discount rate includes numerous assumptions made by management. If actual results of operations are worse than projected or the Company's market outlook changes, the Company could have additional impairments of goodwill and identified intangible assets in future periods, which, in turn, could have a material adverse effect on the Company's results of operations. As of March 31, 2006, goodwill remained at $3,222,000.

NOTE 5 - DISCONTINUED OPERATIONS

During the quarter ended June 30, 2005, Wherify California discontinued the sale of its product line that consisted of wristwatches with GPS functionality. All revenues and expenses relating this product line have been classified in the Statement of Operations as loss from operations of discontinued segment. In addition, the accounts payable relating to this product has been segregated on the balance sheet.

NOTE 6 - EQUITY

During the nine months ended March 31, 2006, the Company issued 255,000 shares of common stock in exchange for investor services. In addition, the Company issued 244,862 shares of common stock for options exercised during the quarter and received cash proceeds of $108,360. The Company issued 276,595 shares of common stock as a commitment fee in accordance with the Standby Equity Distribution Agreement with Cornell Capital Partners, LP and 7,092 shares of common stock as a place agent fee related to the Standby Equity Distribution Agreement.

NOTE 7 - INVENTORY

The Company recognizes impairment losses on its inventory when there is evidence that the value of the goods will be less than the costs. During the year ended June 30, 2005, the Company contracted with an external party to manufacture 15,000 units of its Wherifone product. When the Company executed the agreement, a successful prototype of the product had not yet been developed, and the limited marketing campaigns conducted to that point had not yet indicated that the product would have a resale value. Due to the substantial doubts regarding the prototype product's functionality and salability, the Company recognized an impairment of approximately $2.1 million during the year ended June 30, 2005. (The impairment was included as part of research and development expenses.) Since that time, the Company has concluded that the product can be manufactured successfully and sold at or above cost.

NOTE 8 - NOTE PAYABLE

During February 2006, the Company borrowed $1,000,000 from a related party to finance ongoing operating costs. The unsecured loan carries an interest rate of 7.5% per annum and is payable upon demand any time after August 22, 2006.

NOTE 9 - CONVERTIBLE DEBENTURES AND WARRANTS LIABILITY

On January 11, 2005 the Company sold convertible debentures and warrants to qualified institutional investors, and a limited number of accredited individual and institutional investors, for gross proceeds of $3,300,000. The convertible debentures bore an interest rate of 5% per annum (the January Debentures). The warrants are exercisable over a five year term for 825,000 shares of common stock at an exercise price of $2.70 per share and included a rachet down provision in the event of an anti-dilutive adjustments (the Warrants). At its inception, we recorded a beneficial conversion feature on the January Debentures and Warrants in the amount of $3,505,000 accounted for as a note discount to be amortized over the life of the loan.

Following the March 2006 issuance of $5 million of secured convertible debentures, as discussed below, and by application of anti−dilution provisions, the exercise price of the Warrants was reduced to $2.6053 per share, and the number of warrants shares is unchanged.

On March 10, 2006, we sold secured convertible debentures and warrants for gross proceeds of $2,500,000. The secured convertible debentures have an aggregate principal amount of $2,500,000 and are convertible into 1,785,714 shares of our common stock, based upon an initial conversion price of $1.40 per share, which is subject to anti−dilution adjustments. The warrants are exercisable for 1,250,000 shares of our common stock over a five-year period with an initial exercise price of $2.00 per share. On March 14, 2006, we sold secured convertible debentures and warrants for gross proceeds of $2,500,000. The secured convertible debentures have an aggregate principal amount of $2,500,000 and are convertible into 1,785,714 shares of our common stock, based upon an initial conversion price of $1.40 per share, which is subject to anti−dilution adjustments. The warrants are exercisable for 1,250,000 shares of our common stock over a five-year period with an initial exercise price of $2.25 per share. The exercise prices of the warrants are subject to anti−dilution adjustments. We agreed to register the resale of the shares of common stock issuable upon conversion of the aforementioned secured convertible debentures and exercise of the warrants. The registration rights agreement contains a liquidated damages provision that has been determined to be uneconomic.

As a result, we have determined that the conversion feature of the secured convertible debentures and the warrants issued with the secured convertible debentures are embedded derivative instruments pursuant to SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended. Under the provisions of EITF Issue No. 00−19, Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company's Own Stock, the accounting treatment of these derivative financial instruments requires that the Company record the derivatives at their fair values as of the inception date of the note agreements and at fair value as of each subsequent balance sheet date as a liability. Any change in fair value is recorded as non−operating, non−cash income or expense at each balance sheet date. The Company estimates fair value using the Black−Scholes option pricing model. This model requires the use of estimates such as the expected holding period, the expected future volatility of the company's common stock and the risk−free rate of return over the holding period. These estimates directly affect the reported amounts of the derivative instrument liabilities. At March 31, 2006, the Company estimated the fair value of the conversion feature and warrant liability and related expense at $8.4 million

NOTE 10 - SUBSEQUENT EVENT

On June 16, 2006, Wherify borrowed $1,000,000 from Stephen J. Luczo and issued Mr. Luczo a promissory note pursuant to which Wherify agreed to pay interest on the outstanding principal amount at a rate of 15% per annum and to repay the outstanding principal and all accrued and unpaid interest on demand on the earlier to occur of (i) September 16, 2006 or (ii) upon completion of any financing or financings by Wherify.

FINANCIAL INFORMATION OF WHERIFY WIRELESS, INC.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Wherify Wireless, Inc.
(Formerly known as IQ Biometrix, Inc.)
Fremont, California

We have audited the accompanying balance sheet of Wherify Wireless, Inc. (formerly known as IQ Biometrix, Inc.) (the "Company") as of June 30, 2005 and the related statements of operations, stockholders' equity, and cash flows for each of the years in the two-year period ended June 30, 2005. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company, as of June 30, 2005, and the results of its operations and its cash flows for each of the years in the two-year period ended June 30, 2005 described in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has suffered recurring losses from operations and has insufficient working capital to meet operating needs for the next twelve months, which raises substantial doubt about its ability to continue as a going concern. Management's plans regarding these matters also are described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

MALONE & BAILEY, PC
www.malone-bailey.com
Houston, Texas

August 24, 2005

WHERIFY WIRELESS, INC.
(Formerly known as IQ Biometrix, Inc.)
BALANCE SHEET
June 30, 2005

ASSETS
CURRENT ASSETS:
Cash	$1,324,889
Trade accounts receivable, net of allowance for doubtful accounts of $5,000	20,030
Inventory	7,609
Prepaid expenses	50,960
Total current assets	1,403,488
INTANGIBLES, net of accumulated amortization of $156,068	44,750
OFFICE EQUIPMENT, net of accumulated depreciation of $12,445	2,022
Total assets	$1,450,260
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Convertible debentures	$200,000
Note payable	100,000
Accounts payable	261,222
Accrued expenses	34,972
Total current liabilities	596,194

COMMITMENTS AND CONTINGENCIES	—

STOCKHOLDERS' EQUITY
Preferred stock, $0.01 par value; 10,000,000 shares authorized, none issued	—
Common stock, $0.01 par value; 50,000,000 shares authorized; 10,188,381 shares outstanding	101,884
Additional paid-in capital	22,317,902
Accumulated deficit	(21,565,720)
Total stockholders' equity	854,066
Total liabilities and stockholders' equity	$1,450,260

See accompanying summary of accounting policies and notes to financial statements.

WHERIFY WIRELESS, INC.

(Formerly known as IQ Biometrix, Inc.)
STATEMENTS OF OPERATIONS
Years Ended June 30, 2005 and 2004

	2005	2004
Revenue—software sales	$300,801	$269,724
Operating expenses
Cost of sales	34,154	49,748
Selling expense	323,649	373,606
General and administrative	4,337,846	6,650,535
Research and development	20,117	171,918
Interest, net	3,839,586	1,349,090
Depreciation and amortization	48,070	65,970
Total operating expenses	8,603,422	8,660,867
Net Loss	$(8,302,621)	$(8,391,143)
Basic and Diluted loss per share	$(1.15)	$(1.53)
Weighted average shares outstanding	7,226,011	5,494,918

See accompanying summary of accounting policies and notes to financial statements.

WHERIFY WIRELESS, INC.
(Formerly known as IQ Biometrix, Inc.)
STATEMENTS OF STOCKHOLDERS' EQUITY
Years Ended June 30, 2005 and 2004

	Common Shares	Amount	Capital	Earnings	Total
Balances, June 30, 2003	4,726,471	$47,265	$3,991,753	$(4,871,956)	$(832,938)
Shares for stock payable	190,000	1,900	225,595	—	227,495
Options and warrants exercised	163,210	1,632	68,068	—	69,700
Shares issued for services	1,030,429	10,304	5,082,581	—	5,092,885
Shares for accrued expenses	47,410	474	174,941	—	175,415
Shares for intangibles	17,778	178	54,817	—	54,995
Discount—convertible debt	—	—	700,000	—	700,000
Option expense	—	—	518,000	—	518,000
Net loss	—	—	—	(8,391,143)	(8,391,143)
Balances, June 30, 2004	6,175,298	61,753	10,815,755	(13,263,099)	(2,385,591)

Options and warrants exercised	440,571	4,406	160,194	—	164,600
Shares issued for services	525,413	5,254	1,883,837	—	1,889,091
Shares for convertible debt and accrued expenses	3,047,099	30,471	5,475,488	—	5,505,959
Option/warrant and discount expense on convertible debt	—	—	3,505,000	—	3,505,000
Option and warrant expense	—	—	477,628	—	477,628
Net loss	—	—	—	(8,302,621)	(8,302,621)
Balances, June 30, 2005	10,188,381	$101,884	$22,317,902	$(21,565,720)	$854,066

See accompanying summary of accounting policies and notes to financial statements.

WHERIFY WIRELESS, INC.
(Formerly known as IQ Biometrix, Inc.)
STATEMENTS OF CASH FLOWS
Years Ended June 30, 2005 and 2004

	2005	2004
OPERATING ACTIVITIES:
Net loss	$(8,302,621)	$(8,391,143)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation and amortization	48,070	65,970
Provision for bad debt	2,756	8,496
Option and Warrant Expense	477,628	518,000
Common stock issued for services	1,889,091	5,092,885
Amortization of debt discount	3,688,333	1,178,847
Changes in assets and liabilities:
Accounts receivable	(2,532)	(22,778)
Prepaid expenses	14,076	(27,154)
Inventory	(6,582)	4,981
Accrued liabilities	106,657	230,472
Committed stock	(246,851)	246,851
Accounts payable	(59,996)	185,897
Other	(2,000)	—
Net cash used in operating activities	(2,393,971)	(908,676)
Investing activities
Purchase of fixed assets	—	(1,845)
Collection of advance to NSS	—	50,000
Net cash used in investing activities	—	48,155
Financing activities
Proceeds from exercise of options	107,000	69,700
Proceeds from new convertible notes payable	3,605,000	700,000
Payments on short term notes payable	—	(100,000)
Proceeds from short term notes payable	—	100,000
Net cash provided by financing activities	3,712,000	769,700
Net increase (decrease) in cash	1,318,029	(90,821)
Cash, beginning of year	6,860	97,681
Cash, end of year	$1,324,889	$6,860
Non-cash:
Stock for intangibles	$—	$54,996
Stock issued for convertible debentures	5,205,000	—
Stock for accrued expenses	300,959	175,414
Discount on convertible debt	3,505,000	—
Warrant exercise for retirement of short term note	50,000	—
Option exercise for retirement of payable	7,600	—

See accompanying summary of accounting policies and notes to financial statements.

WHERIFY WIRELESS, INC.
(Formerly known as IQ Biometrix, Inc.)
NOTES TO FINANCIAL STATEMENTS

NOTE 1—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

NATURE OF BUSINESS

Wherify Wireless, Inc. (formerly known as IQ Biometrix, Inc.) (the "Company" or "Wherify") is a security software and services company headquartered in Redwood Shores, California. Wherify is a provider of facial composite software to local and national law enforcement agencies, the US military and other government agencies across North America.

The FACES technology is a software tool that allows the creation and re-creation of billions of human faces. FACES replaces the need for a human sketch artist. This advanced technology can be used by any agency or organization whose responsibility lies in the public safety and security arena. The morphological coding of the FACES database of approximately 6,000 facial features has made it possible to set an industry standard for the comparison of facial images from law enforcement agencies, private security and businesses.

IQ Biometrix California, Inc. ("IQB—California") was formed July 10, 2001 as a California corporation to purchase certain software-related assets from a Canadian bankruptcy court from a former Canadian company named InterQuest, Inc. ("InterQuest"). The software was developed in Canada beginning in 1988. The software was completed and marketing started in 1998. In 2000, InterQuest filed for bankruptcy protection in a Canadian court and went dormant. IQB—California arranged for purchase of the software and various packaging supplies in 2001 and paid $118,818 in early 2002. The purchase price was allocated as follows: $80,818 to software and $38,000 to supplies inventory. IQB-California has changed its name to Wherify Wireless, Inc. See note 14 for further details.

CASH AND CASH EQUIVALENTS

Wherify considers all highly liquid debt instruments with original maturities not exceeding three months to be cash equivalents. At June 30, 2005, Wherify did not hold any cash equivalents.

INVENTORIES

Inventories are valued at the lower of cost (first-in, first-out method) or market. Wherify periodically reviews for obsolete and slow-moving inventory based on historical usage, and future requirements. At June 30, 2005, inventory consisted of packaging materials related to the FACES 4.0 software.

OFFICE EQUIPMENT

Equipment is stated at cost. Depreciation is computed using the straight-line method over 3 to 10 years.

INTANGIBLES

Intangibles consist of software, including purchased software, and development of new software products and enhancements to existing software products. Until technological feasibility is established, costs associated with software development, including costs associated with the acquisition of intellectual property relating to software development is expensed as incurred. After technological feasibility is established and until the products are available for sale, software development costs are capitalized and amortized over the greater of the amount computed using (a) the ratio that current gross revenue for the product bears to the total of current and anticipated future gross revenue for that product or (b) the straight line method over the estimated economic life of the product including the period being reported on. The amortization period has been determined as the life of the product, which is three years.

REVENUE RECOGNITION

Wherify follows the provisions of the statement of position "SOP" 97-2, Software Revenue Recognition as amended by SOP 98-9, Modification of SOP 97-2 Software Revenue Recognition, with Respect to Certain Transactions. Generally, Wherify recognizes revenue when it is realized or realizable and earned. Wherify considers revenue realized or realizable and earned when persuasive evidence of an arrangement exists, the product has been shipped or the services have been provided to the customer, the sales price is fixed or determinable and collectibility is reasonably assured. Wherify reduces revenue for estimated customer returns, rotations and sales rebates when such amounts are estimable. When not estimable, Wherify defers revenue until the product is sold to the end customer. As part of its product sales price, Wherify provides telephone support, which is generally utilized by the customer shortly after the sale. The cost of the phone support is not significant but is accrued in the financial statements. To date, Wherify has not had any product returns.

Wherify recognizes revenue for training on the date the training is performed. Wherify has only recognized approximately $20,000 related to training revenue since inception.

INCOME TAXES

The asset and liability approach is used to account for income taxes by recognizing deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the carrying amounts and the tax bases of assets and liabilities. Wherify records a valuation allowance to reduce the deferred tax assets to the amount that is more likely than not to be realized.

LOSS PER COMMON SHARE

The basic net loss per common share is computed by dividing the net loss by the weighted average number of common shares outstanding.

Diluted net loss per common share is computed by dividing the net loss, adjusted on an "as if converted" basis, by the weighted average number of common shares outstanding plus potential dilutive securities. For fiscal 2005 and 2004, potential dilutive securities had an anti-dilutive effect and were not included in the calculation of diluted net loss per common share.

USE OF ESTIMATES

In preparing financial statements, management makes estimates and assumptions that affect the reported amounts of assets and liabilities in the balance sheet and revenue and expenses in the income statement. Actual results could differ from those estimates.

STOCK BASED COMPENSATION

Wherify adopted the disclosure requirements of Financial Accounting Standard No. 123, Accounting for Stock-Based Compensation (FAS No. 123) and FAS No. 148 with respect to pro forma disclosure of compensation expense for options issued. For purposes of the pro forma disclosures, the fair value of each option grant is estimated on the grant date using the Black-Scholes option-pricing model.

RECENT ACCOUNTING PRONOUNCEMENTS

In December 2004, the FASB issued SFAS No. 123R, "Share-Based Payment" to revise SFAS No. 123. SFAS No. 123R establishes standards for the accounting for transactions in which an entity exchanges its equity instruments for goods or services. This statement focuses primarily on accounting for transactions in which an entity obtains employee services in share-based payment transactions. SFAS No. 123R requires that the fair value of such equity instruments be recognized as expense in the historical financial statements as services are performed. Prior to SFAS No. 123R, only certain pro forma disclosures of fair value were required. SFAS No. 123R shall be effective for small business issuers as of the beginning of the first interim or annual reporting period that begins after December 15, 2005. The adoption of this new accounting pronouncement is not expected to have a material impact on the financial statements of the Company during fiscal year 2006.

NOTE 2—GOING CONCERN

Wherify's financial statements have been prepared on a going concern basis, which contemplates the realization of assets and settlement of liabilities and commitments in the normal course of business for the foreseeable future. Since inception in July 2001, Wherify has accumulated losses aggregating $21,565,720 and has insufficient working capital to meet operating needs for the next twelve months, as of June 30, 2005, all of which raise substantial doubt about Wherify's ability to continue as a going concern.

Management's plans for Wherify's continued existence include selling additional stock or borrowing additional funds to pay overhead expenses while current marketing efforts continue to raise its sales volume.

Wherify's future success is dependent upon its ability to achieve profitable operations, generate cash from operating activities and obtain additional financing. There is no assurance that Wherify will be able to generate sufficient cash from operations, sell additional shares of common stock or borrow additional funds.

Wherify's inability to obtain additional cash could have a material adverse effect on its financial position, results of operations and its ability to continue in existence. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

NOTE 3—INTANGIBLES

Wherify's intangibles were amortized using the straight-line method over three years resulting in $44,824 and $61,689 of amortization in fiscal 2005 and 2004, respectively. Wherify estimates its amortization expense to be approximately $44,750 in fiscal 2006.

The following summarizes intangible assets at June 30, 2005:

Original software cost	$80,818
FACES 4.0 upgrade	120,000
200,818
Less: accumulated amortization	(156,068)
$44,750

NOTE 4—OFFICE EQUIPMENT

Computer equipment—3 yrs	$13,467
Furniture & fixtures—10 yrs	1,000
14,467
Less: accumulated depreciation	(12,445)
$2,022

NOTE 5—ACCRUED EXPENSES

Accrued expenses consisted of the following at June 30, 2005:

Accrued interest	$29,011
Accrued commissions	4,258
Accrued taxes	1,703
$34,972

NOTE 6—NOTE PAYABLE

In November 2004, Wherify borrowed $100,000 from Wherify California, Inc. The secured note bears interest at 5% and is due on demand. The note is secured by all intellectual property including FACES, cash and cash equivalents, receivables, inventory, prepaid and fixed assets.

NOTE 7—CONVERTIBLE DEBENTURES

On January 11, 2005, Wherify received $3,300,000 for the issuance of convertible debentures and warrants to qualified institutional buyers, and a limited number of accredited individual and institutional investors. The convertible debentures bore interest at an annual rate of 5% and were to mature on June 30, 2005. The debentures were convertible at any time at the election of the holder into shares of Wherify common stock at a conversion price of $2.00 per share (the "Conversion Price"). On April 11, 2005, Wherify filed with the SEC a resale registration statement relating to the common stock issuable upon conversion of the notes and warrants (the "Resale Registration Statement"). The debentures were automatically converted into shares of Wherify common stock at the Conversion Price upon the effectiveness of the Resale Registration Statement. In connection with the sale of the convertible debentures, Wherify issued warrants to purchase an aggregate of 825,000 shares of Wherify common stock for an exercise price of $2.70 per share. The conversion price of the debentures and the exercise price of the warrants are subject to adjustment at any time as the result of any subdivision, stock split and combination of shares or recapitalization or if Wherify sells any common stock or rights to acquire common stock at purchase price less than the conversion price of the debentures or the exercise price of the warrants. As part of this financing, the convertible notes payable held by Forte Capital Partners, LLC and John Micek, Jr., were converted to debentures containing the same terms as the financing closed January 11, 2005 and warrants to purchase 66,497 shares of common stock. Proceeds from these notes totaled $255,000 of which $50,000 was received in fiscal 2004. In connection with this financing, cash fees of $327,500 were paid to Alpine Capital Partners and $100,000 to Daniel McKelvey, one of the members of Wherify's board of directors. In addition, Alpine Capital Partners received 163,750 warrants to purchase common stock at an exercise price of $2.00 per share.

Under generally accepted accounting principles, Wherify is required to record the value of the beneficial conversion feature of these convertible debentures as a debt discount. In addition, the value of the warrants using the Black Scholes method is also recorded as a debt discount. The total debt discount recorded on the sale of these convertible debentures during the quarter ended March 31, 2005 was $3,505,000. This debt discount was amortized over the life of the notes. As of June 30, 2005, $3,505,000 was charged to interest expense.

Note balance at June 30, 2004	$1,766,667
Add: additional note proceeds	3,505,000
Less discounts:
Warrants attached to note	(2,222,008)
Beneficial conversion feature	(1,282,992)
Less: payments on notes	(5,255,000)
Add: amortized discount	3,688,333
Note balance at June 30, 2005	$200,000

In September 2002, Wherify sold a convertible debenture with a face value of $100,000 to an individual. The debenture is convertible into shares of Wherify's common stock at the option of the holder at 80% of the average closing price as of the date of conversion, with a minimum conversion amount of $2.56 and a maximum conversion amount of $6.00 per share. The debenture accrues interest at 6% per annum and was due on August 1, 2003, but was not paid. The conversion price of the debenture is subject to adjustments at any time as the result of any subdivision, stock split, and combination of shares of recapitalization. The debenture holder should have received 10,000 shares of common stock per $100,000 loaned as an origination fee. As of June 30, 2005, no shares have been issued.

In October 2003, Wherify issued a 6% convertible debenture due on September 18, 2004 in the aggregate principal amount of $100,000 to an accredited investor. The debenture is convertible anytime at the option of the holder into Wherify's common stock at $2.00 per share. In addition, Wherify issued warrants to the holder of the debenture to purchase up to 20,000 shares of the common stock of Wherify at a per share exercise price of $5.00.

NOTE 8—CAPITAL STOCK

During fiscal 2005, consultants exercised options/warrants to purchase 84,000 shares of common stock. Wherify received cash proceeds of $107,000, retired debt of $50,000 and retired a payable of $7,600. Another 356,571 shares were issued pursuant to cashless exercise provisions provided in the option/warrant agreements, no cash proceeds were received.

During fiscal 2005, Wherify issued 525,413 shares of its common stock to various non-employees for consulting services valued at $1,889,091. Wherify also issued 3,047,099 shares valued at approximately $5,505,959 for retirement of debt and related accrued interest. The stock was valued using the closing price of Wherify's common stock on the date issued and expensed immediately because, in general, the consultants had fully performed the services. This is in accordance with EITF 00-18, Accounting Recognition for Certain Transactions involving Equity Instruments Granted to Other Than Employees, which requires recognizing equity instruments when issued if no obligation to earn the equity instrument exists.

NOTE 9—STOCK COMPENSATION

Wherify applies APB No. 25 in accounting for its stock option plans and, accordingly, $62,000 of compensation cost has been recognized in Wherify's financial statements for stock options that on the date of grant the exercise price per share was less than the fair value per share. Wherify has also recorded compensation cost recognized for warrants and options granted to non-employees for services provided in the amount of $415,628. If under FAS No. 123, Wherify determined compensation cost based on the fair value at the grant date for its stock options, net loss and loss per share would have been increased to the pro forma amounts indicated below:

	2005	2004
Net loss
As Reported	$(8,302,621)	$(8,391,143)
Deduct: total stock based employee compensation expense determined under fair value method	(475,362)	(228,072)
Add: total stock based employee compensation expense determined under intrinsic value method	62,000	108,967
Pro forma	$(8,715,983)	$(8,510,248)
Basic and diluted loss per share
As reported	$(1.15)	$(1.53)
Pro forma	$(1.21)	$(1.55)

The weighted average fair value of each option granted under Wherify's employee option plans during fiscal 2005 and 2004 was approximately $4.50 and $5.20, respectively. These amounts were determined using the Black Scholes option-pricing model, which values options based on the stock price at the grant date, the expected life of the option, the estimated volatility of the stock, expected dividend payments and the risk-free interest rate over the expected life of the option. The dividend yield was zero in 2005 and 2004. The expected volatility was based on the historic stock prices. The expected volatility ranged from 84% to 157%, and from 130% to 212% for 2005 and 2004, respectively. The risk-free interest rate was the rate available on zero coupon U.S. government issues with a term equal to the remaining term for each grant. The risk-free rate ranged from 2.0% to 2.5% in 2005 and 1.5% to 3.5% in 2004. The expected life of the options was estimated to be between two and five years.

The effects of applying FAS 123 on providing pro-forma disclosures are not necessarily likely to be representative of the effects on reported net income for future years.

NOTE 10—STOCK OPTIONS AND WARRANTS

Wherify's 2001 Stock Option Plan provides for the grant of both qualified and non-qualified stock options to directors, employees and consultants. The option grants are administered by the Board of Directors, who has substantial discretion to determine which persons, amounts, time, price, exercise terms, and restrictions, if any.

The following table summarizes stock option activity:

Outstanding July 1, 2003	1,000,960
Granted	247,875
Canceled or expired	(375,643)
Exercised	(145,710)
Outstanding June 30, 2004	727,482

Exercisable June 30, 2004	435,272

Weighted average option price of options granted during the year	$5.20

Average remaining years of contractual life	4

Outstanding July 1, 2004	727,482
Granted	42,500
Canceled or expired	(5,500)
Exercised	(52,500)
Outstanding June 30, 2005	711,982

Exercisable June 30, 2005	663,086

Weighted average option price of options granted during the year	$4.50

Average remaining years of contractual life	3

Included in the options issued during fiscal 2005 were 42,500 options issued to third party consultants. During fiscal 2005, Wherify expensed $114,825 related to the fair value of the options issued to these consultants. The fair value was determined using the Black Scholes pricing model, which values options based on the stock price at the grant date, the expected life of the option, the estimated volatility of the stock, expected dividend payments and the risk-free interest rate over the expected life of the option. The dividend yield was zero. The expected volatility ranged from 84% to 157% and was based on the historic stock prices. The risk-free interest rate was the rate available on zero coupon U.S. government issues with a term equal to the remaining term for each grant. The risk-free rate ranged from 2.0% to 2.5% in 2005. The expected life of the options was estimated to be between two and five years. The following table summarizes stock warrant activity:

Outstanding July 1, 2003	430,000
Granted	470,300
Canceled or expired	(250,000)
Exercised	(17,500)
Outstanding June 30, 2004	632,800

Exercisable June 30, 2004	632,800

Weighted average exercise price	$2.12

Outstanding July 1, 2004	632,800
Granted	1,278,580
Canceled or expired	-
Exercised	(541,944)
Outstanding June 30, 2005	1,369,436

Exercisable June 30, 2005	1,369,436

Weighted average exercise price	$2.71

In July, August and October 2004, Wherify issued warrants exercisable for 127,500 shares of Wherify's common stock to investors in connection with the issuance of short-term notes in the amount of $255,000. Wherify valued these warrants using the Black Scholes pricing model and amortized the cost of the warrants over the term of the debentures and included these costs as part of the debt discount.

In January 2005, Wherify issued warrants exercisable for 891,497 shares of Wherify's common stock to investors in connection with a sale of convertible debentures in the amount of $200,000. Wherify valued these warrants using the Black Scholes pricing model and will amortize the cost of the warrants over the term of the debentures and will include these costs as part of the debt discount. There was also a grant of 163,750 warrants to a third party as a finder's fee for the financing. Wherify valued these warrants using the Black Scholes pricing model and expensed the cost in the quarter ended March 31, 2005.

The fair value of the warrants was determined using the Black Scholes pricing model, which values warrants based on the stock price at the grant date, the expected life of the warrant, the estimated volatility of the stock, expected dividend payments and the risk-free interest rate over the expected life of the option. The dividend yield was zero in 2005 and 2004. The expected volatility was based on Wherify's historic stock prices. The expected volatility ranged from 131% to 157% for all warrants issued in 2005. The risk-free interest rate was the rate available on zero coupon U.S. government issues with a term equal to the remaining term for each grant. The risk-free rate ranged from 2.0% to 2.5% in 2005 and the expected life of the warrants was estimated to be between two and five years.

NOTE 11—INCOME TAXES

Income taxes are not due since Wherify has incurred a loss since inception. Wherify has deductible net operating losses of approximately $11,660,000 at June 30, 2005. These expire 20 years after incurred. Components of deferred tax assets and liabilities at June 30, 2005 are as follows:

Deferred tax asset	$3,964,000
Valuation allowance	(3,964,000)
Net deferred tax asset	$—

Wherify has recorded a full valuation allowance against its deferred tax asset since it believes it is more likely than not that such deferred tax asset will not be realized. The valuation allowance for deferred tax assets as of June 30, 2005 is approximately $3,964,000. The net change in the total valuation allowance for the years ended June 30, 2005 and 2004 was an increase of $2,164,000 and $906,000, respectively.

NOTE 12—COMMITMENTS AND CONTINGENCIES

We have become a party to litigation in the Superior Court for the County of Fresno, State of California. The original complaint in the matter was filed on April 29, 2005. The amended complaint was filed on August 5, 2005. The principal parties are Wherify and persons formerly affiliated with or employed by Wherify , including Sylvie Lariviere, Robert Rios, Toni Lange, Fernand Beland, Frederic Serre and Roland Vroye. The amended complaint alleges that Wherify owes stock options to the plaintiffs in accordance with the terms of alleged oral and/or written agreements entered in or about 2002. The amended complaint also alleges fraud causes of action surrounding the alleged breach of agreement. The complaint seeks to recover damages, including punitive damages, and/or an award of options entitling the plaintiffs to purchase Wherify stock at favorable price. Wherify intends to vigorously defend this complaint.

NOTE 13—RELATED PARTY TRANSACTIONS

In July 2004, Greg Micek, one of Wherify's board of directors, assigned a short-term note to his father, John Micek, Jr. In July, August and October, Wherify issued a convertible debenture for $255,000 to a John Micek, Jr. ($75,000) and Forte Capital Partners, LLC ($180,000). A short-term note from Forte Capital Partners, LLC, and ($50,000) was rolled into this note and included in the $180,000 balance. This debenture carried a 10% annual interest rate and was convertible on the same terms as the next round of financing. Warrants were issued to both parties in conjunction with this debenture. On January 11, the notes were rolled into a private placement completed by Wherify. Please refer to Note 7.

In June 2005, Wherify paid a $30,000 cash bonus to William Scigliano for reaching a bonus milestone in his employment agreement for completion of the financing on January 11, 2005.

NOTE 14—SUBSEQUENT EVENTS

Acquisition

On July 21, 2005, Wherify (formerly IQ Biometrix, Inc.) completed a merger with Wherify California, Inc., a California corporation ("Wherify California") (formerly Wherify Wireless, Inc.). In connection with the merger, Wherify issued or reserved for future issuance, an aggregate of approximately 46 million shares of its common stock in consideration for all of the outstanding shares of equity securities of Wherify California. The 46 million shares of Wherify's common stock issued or reserved for issuance in connection with the merger represent approximately 78.8% of the total number of shares of common stock of Wherify calculated on a fully-diluted basis. Prior to the merger, there were 12,339,750 shares outstanding. As a result of the merger, Wherify California became a wholly-owned subsidiary of Wherify.

Also in connection with the merger, Wherify amended its certificate of incorporation on July 22, 2005 to change its name from IQ Biometrix, Inc. to Wherify Wireless, Inc. and to increase its authorized common stock from 50 million shares to 100 million shares.

Following the merger, we anticipate that our principal business activity will be the business of Wherify California, consisting primarily of the development and sale of wireless location products and services. The former business of Wherify, consisting primarily of the sale of security software and services, including its FACES facial composite software, to law enforcements agencies and the security industry, is not expected to constitute a significant part of the ongoing business operations of Wherify. Furthermore, Wherify has not yet decided whether to continue efforts to sell and/or improve the FACES software.

The merger will be treated as a reverse acquisition, pursuant to which Wherify California will be treated as the acquirer of Wherify for financial reporting purposes. Consequently, following the consummation of the merger, the historical financial statements of Wherify California will serve as the principal historical financial statements of Wherify.

This treatment means that the purchase price is calculated as the shares outstanding of Wherify immediately prior to the merger. The purchase price is the 12,339,750 shares valued at the closing price of $5.69 on July 21, 2005, or $70,213,189. The purchase price is allocated as follows based on Wherify's June 30, 2005 balance sheet: Cash $1.3 million, Accounts Receivable $20,000, Inventory $8,000, Prepaids $51,000, Fixed Assets (net) $2,000, Intangibles (net) $45,000, less Convertible notes payable $200,000, accounts payable $296,000 and a note payable of $100,000. Identifiable intangibles are made up of software $1 million, branding $1 million and intellectual property of $6 million for total intangibles of $8 million. The identified intangibles have an estimated useful life of 3 years. The remainder of the unallocated purchase price of $61.4 million is allocated to goodwill, none of which is expected to be deductible for tax purposes. This purchase price allocation is preliminary and subject to change based on the completion of a third party appraisal. However, we expect that there will be a significant impairment in the near future of most, if not all, of the purchase price that was allocated to goodwill and other intangible assets in connection with the merger. The intangibles, including goodwill, will be subject to review for possible impairment on a quarterly basis.

Other

In July 2005, Wherify paid cash bonuses to William Scigliano for reaching bonus milestones in his employment agreement for completion of the merger and relocation of the company totaling $45,000. He also received a bonus of $50,000 cash and 30,000 restricted shares of common stock valued at $160,500 as an added bonus for completion of the merger.

In July 2005, Wherify issued 55,000 shares of common stock for services valued at $294,250. Consultants and employees exercised the options/warrants to purchase 10,688 shares of common stock for proceeds of $41,897. Another 172,078 shares of common stock were issued pursuant to cashless exercise provision provided with the options/warrants.

In August 2005, an employee exercised their options to purchase 12,266 shares of common stock on a cashless basis pursuant to a cashless exercise provision provided with the option. A consultant exercised their warrants to purchase 10,000 shares of common stock for a total proceeds of $50,000.

In September 2005, $100,000 of debt and $10,433 of accrued interest was converted into 43,138 shares of common stock.

FINANCIAL INFORMATION OF WHERIFY CALIFORNIA, INC.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Wherify California, Inc.
(formerly known as Wherify Wireless, Inc.)
Redwood City, California

We have audited the accompanying balance sheet of Wherify California, Inc. (formerly known as Wherify Wireless, Inc.)(the "Company"), as of June 30, 2005 and the related statements of operations, stockholders' deficit, and cash flows for the years in the two-year period ended June 30, 2005. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company, as of June 30, 2005, and the results of its operations and its cash flows for each of the years in the two-year period ended June 30, 2005 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has suffered recurring losses from operations and has a working capital deficiency, which raises substantial doubt about its ability to continue as a going concern. Management's plans regarding these matters also are described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

MALONE & BAILEY, PC
www.malone-bailey.com
Houston, Texas

August 24, 2005

Wherify California, Inc.
(formerly known as Wherify Wireless, Inc.)
Balance Sheet
June 30, 2005
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$1,208,089
Restricted certificates of deposit	2,449,301
Note receivable from IQ Biometrix, Inc.	102,931
Prepaid expenses	15,808
TOTAL CURRENT ASSETS	3,776,129
Property and equipment, net of accumulated depreciation of $1,101,970	488,204
Other assets	227,320
TOTAL ASSETS	$4,491,653
LIABILITIES AND STOCKHOLDERS' DEFICIT
CURRENT LIABILITIES:
Accounts payable	$2,849,317
Accounts payable related party	3,892,448
Accrued liabilities	572,511
Accounts payable related to discontinued operating segment	2,606,514
TOTAL CURRENT LIABILITIES	9,920,790
Commitments and contingencies
STOCKHOLDERS' DEFICIT
Series A, convertible, no par value:
1,143,756 shares authorized, 1,143,756 issued and outstanding	8,553,413
Series B, convertible, no par value:
555,383 shares authorized, issued and outstanding	5,137,284
Series C, convertible, no par value:
4,200,000 shares authorized, 3,979,647 shares issued
and outstanding	34,763,735
Common stock, no par value:
12,000,000 shares authorized, 3,060,726 shares
issued and outstanding	2,024,153
Deferred stock compensation	(713,592)
Accumulated deficit	(55,194,130)
TOTAL STOCKHOLDERS' DEFICIT	(5,429,137)
TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT	$4,491,653

See accompanying summary of accounting policies and notes to financial statements

Wherify California, Inc.
(formerly known as Wherify Wireless, Inc.)
Statements of Operations
Years Ended June 30, 2005 and 2004

	2005	2004
OPERATING EXPENSES:
General and administrative	$10,727,273	$6,284,775
Rent expense payable to related party	1,362,936	1,436,341
Depreciation expense	118,951	248,687
TOTAL OPERATING EXPENSES	12,209,160	7,969,803
OPERATING LOSS	(12,209,160)	(7,969,803)
OTHER INCOME (EXPENSE)
Interest expense	(110,240)	(132,043)
Interest and other income	86,994	19,117
NET LOSS FROM CONTINUING OPERATIONS	(12,232,406)	(8,082,729)
DISCONTINUED OPERATIONS
Loss from operations of discontinued business segment	(171,251)	(426,501)
NET LOSS	(12,403,657)	(8,509,230)
Deemed dividend on preferred stock	12,467,059	13,004,245
NET LOSS ATTRIBUTABLE TO COMMON STOCKHOLDERS	$(24,870,716)	$(21,513,475)
Basic and diluted net loss per share from continuing operations	$(4.08)	$(2.74)
Basic and diluted net loss per share from discontinued operations	$(0.06)	$(0.14)
Basic and diluted net loss per share	$(4.13)	$(2.89)
Weighted average number of shares outstanding	3,001,548	2,949,318

See accompanying summary of accounting policies
and notes to financial statements

Wherify California, Inc.
(formerly known as Wherify Wireless, Inc.)
Statements of Stockholders' Deficit
Years Ended June 30, 2004 and 2005

	Convertible Preferred Stock		Common Stock		Deferred Stock	Accumulated	Total Stock-holders'
	Shares	Amount	Shares	Amount	Compensation	Deficit	Deficit
June 30, 2003, balances	2,871,636	$27,794,222	2,944,726	$611,673	$-	$(34,281,243)	$(5,875,348)
Issuance of Series C Convertible Preferred Stock for cash	1,191,108	6,372,000					6,372,000
Conversion of note payable and interest for Series C Convertible Preferred Stock	139,466	1,045,995					1,045,995
Beneficial conversion feature embedded in preferred stock						13,004,245	13,004,245
Deemed dividend on preferred stock						(13,004,245)	(13,004,245)
Conversion of invoice payable and interest for Series C Convertible Preferred Stock	13,369	200,535					200,535
Issuance of Common Stock for services			11,000	16,500			16,500
Net loss						(8,509,230)	(8,509,230)
June 30, 2004, balances	4,215,579	35,412,752	2,955,726	628,173		(42,790,473)	(6,749,548)
Issuance of Series C Convertible Preferred Stock for cash	1,463,207	13,041,680					13,041,680
Beneficial conversion feature embedded in preferred stock						12,467,059	12,467,059
Deemed dividend on preferred stock						(12,467,059)	(12,467,059)
Exercise of common stock options			105,000	7,500			7,500
Stock option expense				1,388,480	(713,592)		674,888
Net loss						(12,403,657)	(12,403,657)
June 30, 2005, balances	5,678,786	$48,454,432	3,060,726	$2,024,153	$(713,592)	$(55,194,130)	$(5,429,137)

See accompanying summary of accounting policies
and notes to financial statements

Wherify California, Inc.
(formerly known as Wherify Wireless, Inc.)
Statements of Cash Flows
Years Ended June 30, 2005 and 2004

	2005	2004
OPERATING ACTIVITIES:
Net loss	$(12,403,657)	$(8,509,230)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	118,951	248,687
Write off note receivable - related party	-	144,337
Common stock issued for services	-	16,500
Preferred stock issued for interest	-	45,995
Stock option expense	674,888	-
Changes in assets and liabilities:
Accounts receivable	98,470	(22,561)
Interest receivable from note receivable due from IQ Biometrix, Inc.	(2,932)	-
Write-off of inventory	21,800	-
Inventory	-	28,200
Prepaid expenses and other current assets	4,320	(30,754)
Accounts payable and accrued expenses	1,260,936	2,567,604
NET CASH USED IN OPERATING ACTIVITIES	(10,227,224)	(5,511,222)
INVESTING ACTIVITIES:
Increase in restricted certificates of deposit	(2,191,557)	(6,596)
Purchase of property and equipment	(264,083)	(63,570)
Disposal of property and equipment	25,459	-
Note receivable from IQ Biometrix, Inc.	(100,000)	-
NET CASH USED IN INVESTING ACTIVITIES	(2,530,181)	(70,166)
FINANCING ACTIVITIES:
Proceeds from sale of convertible preferred stock, net	13,041,680	6,372,000
Proceeds for the exercise of options	7,500	-
NET CASH FROM FINANCING ACTIVITIES	13,049,180	6,372,000
CHANGE IN CASH AND CASH EQUIVALENTS	291,775	790,612
CASH AND CASH EQUIVALENTS - BEGINNING OF PERIOD	916,314	125,702
CASH AND CASH EQUIVALENTS - END OF PERIOD	$1,208,089	$916,314
Supplemental disclosures of non-cash activities
Issuance of preferred stock for accounts payable	$-	$200,535
Issuance of preferred stock for short term note	-	1,000,000

See accompanying summary of accounting policies
and notes to financial statements

Wherify California, Inc.
(formerly known as Wherify Wireless, Inc.)
NOTES TO FINANCIAL STATEMENTS

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

NATURE OF BUSINESS.

Wherify California, Inc. (formerly known as Wherify Wireless, Inc.)("Wherify California") was incorporated in the State of California on March 28, 1998. Wherify California develops technology and the related hardware to provide location-tracking services using Global Positioning Satellite technology in real time for people and their property.

Since inception, Wherify California has primarily been involved in conducting research and development, business planning and capital-raising activities.

USE OF ESTIMATES.

In preparing financial statements, management makes estimates and assumptions that affect the reported amounts of assets and liabilities in the balance sheet and revenue and expenses in the statement of expenses. Actual results could differ from those estimates.

CASH AND CASH EQUIVALENTS.

For purposes of the statement of cash flows, Wherify California considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

REVENUE RECOGNITION.

Wherify California recognizes revenue when persuasive evidence of an arrangement exists, services have been rendered, the sales price is fixed or determinable, and collectibility is reasonably assured. This typically occurs when the product is shipped.

ALLOWANCE FOR DOUBTFUL ACCOUNTS.

Bad debt expense is recognized based on management's estimate of likely losses per year, based on past experience and an estimate of current year uncollectible amounts. There was $0 allowance for doubtful accounts as of June 30, 2005.

INVENTORIES.

Inventories are valued at the lower of first-in, first-out (FIFO) cost or market.

PROPERTY AND EQUIPMENT.

Property and equipment is valued at cost. Additions are capitalized and maintenance and repairs are charged to expense as incurred. Gains and losses on dispositions of equipment are reflected in operations. Depreciation is provided using the straight-line method over the estimated useful lives of the assets, which are three to seven years.

IMPAIRMENT OF LONG-LIVED ASSETS.

Wherify California reviews the carrying value of its long-lived assets annually or whenever events or changes in circumstances indicate that the historical cost-carrying value of an asset may no longer be appropriate. Wherify California assesses recoverability of the carrying value of the asset by estimating the future net cash flows expected to result from the asset, including eventual disposition. If the future net cash flows are less than the carrying value of the asset, an impairment loss is recorded equal to the difference between the asset's carrying value and fair value.

INCOME TAXES

Wherify California recognizes deferred tax assets and liabilities based on differences between the financial reporting and tax bases of assets and liabilities using the enacted tax rates and laws that are expected to be in effect when the differences are expected to be recovered. Wherify California provides a valuation allowance for deferred tax assets for which it does not consider realization of such assets to be more likely than not.

LOSS PER COMMON SHARE

Basic and diluted net loss per share calculations are presented in accordance with Financial Accounting Standards Statement 128, and are calculated on the basis of the weighted average number of common shares outstanding during the year. They include the dilutive effect of common stock equivalents in years with net income. Basic and diluted loss per share is the same due to the absence of common stock equivalents.

STOCK OPTIONS AND WARRANTS

Wherify California accounts for non-cash stock-based compensation issued to non-employees in accordance with the provisions of SFAS No. 123 and EITF No. 96-18, Accounting for Equity Investments That Are Issued to Non-Employees for Acquiring, or in Conjunction with Selling Goods or Services. Common stock issued to non-employees and consultants is based upon the value of the services received or the quoted market price, whichever value is more readily determinable. Wherify California accounts for stock options and warrants issued to employees under the intrinsic value method. Under this method, Wherify California recognizes no compensation expense for stock options or warrants granted when the number of underlying shares is known and the exercise price of the option or warrant is greater than or equal to the fair market value of the stock on the date of grant. The following table illustrates the effect on net loss and net loss per share if Wherify California had applied the fair value provisions of FASB Statement No. 123, Accounting for Stock-Based Compensation, to stock-based employee compensation.

	2005	2004
Net loss as reported	$(12,403,657)	$(8,509,230)
Add: stock based compensation determined under intrinsic value-based method	674,888	-
Less: stock based compensation determined under fair value-based method	(787,298)	(143,986)
Pro forma net loss	$(12,516,067)	$(8,653,216)

Basic and diluted net loss per common share:
As reported	$(4.13)	$(2.89)
Pro forma	(4.17)	(2.93)

The weighted average fair value of the stock options granted during fiscal 2005 and 2004 was $4.82 and $.42, respectively. Variables used in the Black-Scholes option-pricing model include (1) 2.5% & 3.5% risk-free interest rate, (2) expected option life is the actual remaining life of the options as of each year end, (3) expected volatility ranged from 131% to 345%, and (4) zero expected dividends.

Recently issued accounting pronouncements. In December 2004, the FASB issued SFAS No. 123R, "Share-Based Payment" to revise SFAS No. 123. SFAS No. 123R establishes standards for the accounting for transactions in which an entity exchanges its equity instruments for goods or services. This statement focuses primarily on accounting for transactions in which an entity obtains employee services in share-based payment transactions. SFAS No. 123R requires that the fair value of such equity instruments be recognized as expense in the historical financial statements as services are performed. Prior to SFAS No. 123R, only certain pro forma disclosures of fair value were required. SFAS No. 123R shall be effective for small business issuers as of the beginning of the first interim or annual reporting period that begins after December 15, 2005. The adoption of this new accounting pronouncement is not expected to have a material impact on the financial statements of the Company during fiscal year 2006.

NOTE 2 - GOING CONCERN

As shown in the accompanying financial statements, Wherify California incurred recurring net losses of $12,403,657 and $8,509,230 in fiscal 2005 and 2004, respectively, has an accumulated deficit of $55,194,130 and a working capital deficit of $6,144,661 as of June 30, 2005. These conditions create an uncertainty as to Wherify California's ability to continue as a going concern. Management is trying to raise additional capital through sales of preferred stock. The financial statements do not include any adjustments that might be necessary if Wherify California is unable to continue as a going concern.

NOTE 3 - INVENTORY

Inventory consisted of one product line, which was discontinued as of May 1st, 2005. Please refer to Note 12 for more details.

NOTE 4 - PROPERTY AND EQUIPMENT

Property and equipment consisted of the following at June 30, 2005:

Description	Life	Amount
Leasehold improvements	10 years	$78,462
Computer equipment	3 years	807,107
Office furniture and equipment	7 years	140,290
Equipment	7 years	339,716
Equipment located at data center	1-5 years	224,599
		1,590,174
Less: accumulated depreciation		(1,101,970)
		$488,204

Depreciation expense totaled $118,951 and $248,686 in fiscal 2005 and 2004, respectively.

NOTE 5 - ACCRUED LIABILITIES TO RELATED PARTY

Wherify California leases office space under a ten year operating lease which began in September 1999 from a 5% shareholder of Wherify California. Wherify California was required to pay a security deposit totaling $226,072 which is reflected in other assets on the balance sheet as of June 30, 2005. Basic rent expense charged to operations for fiscal 2005 and 2004 was $1,222,844 and $1,192,016 respectively.

Future minimum lease payments under a non-cancelable operating lease are as follows:

Year Ending June 30,
2006	1,254,000
2007	1,284,000
2008	1,315,000
2009	1,346,000
After 2010	452,000

As of June 30, 2005, Wherify California has recognized a liability relating to unpaid rent totaling $3,892,448.

NOTE 6 - COMMITMENTS AND CONTINGENCIES

LITIGATION

There are four (4) matters being litigated on behalf of Wherify California by the firm of Allen Matkins Leck Gamble & Mallory.

In the matter of Venture Corporation Limited vs. Wherify California, Venture Corporation Limited filed suit in the Central District of California on October 15, 2004 for five ($5) million dollars in damages asserting breach of contract and fraud. To date, evidence has only been presented to support one million three hundred eighty thousand ($1.38M) dollars. It is management assessment that a potential liability of an amount up to one million six hundred thousand dollars exists. Therefore, the company has accrued an amount of one million six hundred thousand dollars.

In the matter of Lariviere, et al vs. Wherify California, Lariviere, et al filed suit on April 14, 2005 alleging breach of contract, fraud/negligent misrepresentation, fraud/intentional misrepresentation and constructive fraud. The plaintiffs are seeking the imposition of constructive trust, specific performance and damages based on their allegations that the company owes stock options to the plaintiffs in accordance with the terms of alleged agreements. Wherify California has not yet filed a response to the complaint and has until the deadline of October 25, 2005 to file such response.  The company's management feels that a reasonable estimate for potential liability for the company is somewhere within a range of $0 to $500,000. Management of the company has also determined that no amount within that range is a better estimate of a potential liability than any other amount. Therefore, no amount has been set aside for this contingent liability.

In the matter of Zoltar Satellite Systems, Inc. vs. Wherify California, Zoltar Satellite Systems, Inc. filed suit in the United States District Court in the Eastern District of Texas in June 2005, alleging that the company and ten other named defendants including LG Electronics, Inc., Motorola, Inc., Sanyo Electric Co., Ltd. and Sprint Corporation infringed certain patents as a result of the manufacture, use sale and/or offer for sale of cellular telephones equipped with emergency location determination technology. Unspecified monetary damages, injunctive relief and attorney fees are sought.  A dollar amount of loss in the event of an unfavorable result, our counsel is also unable to determine. The company's management feels that a reasonable estimate for potential liability for the company is somewhere within a range of $0 to $5,000,000. Management of the company has also determined that no amount within that range is a better estimate of a potential liability than any other amount. Therefore, no amount has been set aside for this contingent liability.

In the matter of William Prevost vs. Wherify California, William Prevost filed suit in Superior Court for the County of San Mateo, State of California alleging that the company failed to pay Mr. Prevost the sum of $45,000 plus interest owed to him pursuant to a severance agreement and general release of all claims. The complaint seeks to recover damages including consequential and punitive damages and declaratory relief with respect to the issuance of a new share certificate without any restrictions on transfer. In a separate communication Mr. Prevost has threatened litigation with respect to 849,073 shares of Wherify California's common stock insisting that the company issue a new certificate for these shares without restrictions or a lock-up. It is management assessment that a potential liability of an amount up to $45,000 exists. Therefore, the company has accrued an amount of $45,000.

OTHER

Wherify California has agreed to several payout plans for various vendors for old accounts payable. The payouts total approximately $120,012 and are scheduled to be paid out through October 2005.

NOTE 7 - CONVERTIBLE PREFERRED STOCK

As of June 30, 2005, Preferred Stock consists of the following:

	Authorized Shares	Issued and Outstanding Shares	Book Value
Series A	1,143,756	1,143,756	$8,553,413
Series B	555,383	555,383	5,137,284
Series C	4,200,000	3,979,647	34,763,735

The holders of Convertible Preferred Stock have certain rights as follows:

Voting

Each holder of the Series A, B and C Stock is entitled to a number of votes equal to the number of shares of common stock into which the shares could be converted. As of June 30, 2005, holders of Series A, B and C are entitled to one vote for each share of Preferred A, B or C they hold.

Notwithstanding the provisions of the paragraph above, at each annual or special meeting called for the purpose of electing directors, the holders of Series A, B and C, all voting together as a single class on an as-converted basis, shall be entitled to elect two members of the Board of Directors and the holders of the common stock, voting as a single class, shall be entitled to elect the remaining members of the Board of Directors.

Dividends

Holders of Series A, B and C are entitled to a non-cumulative dividend, when and if declared by the Board of Directors, at the rate of $0.75 per share per annum for Series A, $0.925 per share per annum for Series B, and $1.50 per share per annum for Series C prior and in preference to any distribution on the common stock. Through June 30, 2005 the Board of Directors has declared no dividends.

Liquidation

In the event of any liquidation, change in control, dissolution or winding up of Wherify California, the holders of the Series A, B and C shall be entitled to receive, prior and in preference to any distribution to the holders of the common stock, an amount per share equal to $7.50 per share for Series A, $9.25 per share for Series B and $15.00 per share for Series C, plus an amount equal to all accrued but unpaid dividends on such shares. Any amounts remaining after such distribution shall be distributed ratably to the holders of common stock.

Conversion

Each share of Series A, B and C is convertible, at the option of the holder into common stock, according to a conversion ratio, subject to adjustments for dividends, splits, subdivisions, combinations, consolidation of common stock, distributions, reclassification, exchange and substitution. As of June 30, 2005, the each holder of Series A, B and C is entitled to one share of common stock for each share of Series A, B or C they hold. Each share of Series A, B and C automatically converts into the number of shares of common stock at the then effective conversion rate upon the earlier of: (i) the closing of a firm commitment underwritten public offering pursuant to an effective registration statement under Securities Act of 1933, as amended, covering the offer and sale of common stock for the account of Wherify California to the public with aggregate proceeds to Wherify California in excess of $10,000,000 and (ii) the affirmative vote or written consent of a majority of the outstanding shares of such Series A, B and C.

At June 30, 2005 Wherify California reserved a total of 44,550,000 shares of common stock for the conversion of Series A, B, and C Convertible Preferred Stock.

Issuance

Series A Convertible Preferred stock was sold from June 1999 through February 2003 for $7.50 per share.

Series B Convertible Preferred stock was sold from April 2000 through December 2000 for $9.25 per share.

From August 2001 through January 2005, Wherify California issued shares of its Convertible Series C Preferred Stock at prices between $5.00 and $15.00 per share. These shares are convertible upon closing of the merger with Wherify California Wireless, Inc. (formerly known as IQ Biometrix, Inc.) ("IQB") and each common share will then be exchanged for 4.80 shares of IQB common stock. The common stock was valued using Black-Scholes using the price of the IQB common stock on the date the preferred stock was issued. The IQB stock ranged between $0.64 and $6.20 per share. The beneficial conversion feature related to the Wherify California Series C Preferred shares was calculated at each issuance date by taking the total Wherify California Series C shares sold and multiplying it by 4.80 (the conversion ratio to be used to convert Wherify California shares into IQB shares) and then dividing that number of shares (total shares to be converted) into the total proceeds received for the Wherify California Series C shares. This resulted in the conversion price. The conversion price was compared to IQB's common stock closing trading price on each issuance date. The difference between the conversion price and the common stock price on each issuance date was multiplied by the number of shares to be converted resulting in an intrinsic value of approximately $12.5 million and $13.0 million in fiscal 2005 and 2004, respectively. This amount represents the beneficial conversion feature of the preferred stock and was deemed a dividend, but there is no net effect to the balance sheet or statement of stockholders deficit.

In fiscal 2004, Wherify California sold 1,191,108 shares of Series C Convertible Preferred stock for proceeds of $6,372,000, issued 139,466 shares of Series C Convertible Preferred stock for a note payable and accrued interest totaling $1,045,995, and issued 13,369 shares of Series C Convertible Preferred stock for accounts payable totaling $200,535.

During fiscal 2005, Wherify California sold 1,463,207 shares of Wherify California Series C preferred stock to investors for proceeds totaling $13,041,680.

NOTE 8 - COMMON STOCK

Wherify California has the right to repurchase, at the original issue price, the unvested portion of the common stock issued to employees in connection with Wherify California's formation. The vesting period is ratable over four years and zero shares were subject to repurchase at June 30, 2005.

In fiscal 2004, Wherify California issued 11,000 shares of common stock for services valued at $16,500.

In fiscal 2005, Wherify California issued 5,000 shares of common stock for the exercise of options for proceeds totaling $7,500. An additional 100,000 shares of common stock were issued for the exercise of options with an exercise price of zero. The intrinsic value associated with the 100,000 options was $570,000.

NOTE 9 - STOCK OPTION PLAN

In 1999 Wherify California adopted the 1999 Stock Option Plan ("the Plan"). The Plan provides for the granting of stock options to employees and consultants of Wherify California. Options granted under the Plan may be either incentive stock options or nonqualified stock options. Incentive stock options ("ISO") may be granted only to Company employees (including officers and directors who are also employees). Nonqualified stock options ("NSO") may be granted to Company employees and consultants. Wherify California has reserved 900,000 shares of common stock for issuance under the Plan.

Options under the Plan may be granted for periods of up to ten years and at an exercise price equal to the estimated fair value of the shares on the date of grant as determined by the Board of Directors, provided, however, that the exercise price of an ISO and NSO granted to a 10% stockholder shall not be less than 110% of the estimated fair value of the shares on the date of grant. To date, options granted generally are exercisable immediately as of the effective date of the option agreement.

Summary information regarding options is as follows:

	Options	Weighted Average Share Price
Outstanding at
June 30, 2003	568,314	$2.57
Year ended June 30, 2004:
Granted	399,376	1.53
Forfeited	(273,356)	2.93
Outstanding at
June 30, 2004	694,334	$1.83
Year ended June 30, 2005:
Granted	239,000	1.50
Exercised	(105,000)	.07
Outstanding at
June 30, 2005	828,334	$1.78

Options outstanding and exercisable as of June 30, 2005:

	- - Outstanding - -		Exercisable Number of Shares
Exercise Price	Number of Shares	Remaining life
$1.50	461,000	5-9 years	137,053
1.65	321,376	7-9 years	185,058
3.00	7,800	6 years	7,800
6.00	38,158	7 years	31,029
	828,334		360,940

NOTE 10 - INCOME TAXES

Wherify California uses the liability method, where deferred tax assets and liabilities are determined based on the expected future tax consequences of temporary differences between the carrying amounts of assets and liabilities for financial and income tax reporting purposes. During fiscal 2005 and 2004, Wherify California incurred net losses and, therefore, has no tax liability. The net deferred tax asset generated by the loss carry-forward has been fully reserved. The cumulative net operating loss carry-forward is approximately $54,500,000 at June 30, 2005, and will expire in the years 2013 through 2025.

At June 30, 2005, deferred tax assets consisted of the following:

Deferred tax assets
Net operating losses	$18,500,000
Less: valuation allowance	(18,500,000)
Net deferred tax asset	$0

NOTE 11 - QUALCOMM LICENSE

In January 2003, Wherify California purchased a license for CDMA communications protocol technology from Qualcomm Corporation. The purchase price was $1 million and $250,000 was paid in fiscal 2003. In fiscal 2004, Wherify California's management determined that the CDMA technology would be only a temporary fix and that the competing GSM technology was required for long-term product viability. Consequently, the remaining balance of the license cost, or $750,000, was written off in fiscal 2004. The replacement GSM technology for Wherify California's next generation product line scheduled for release in calendar 2005 is part of the products Wherify California is buying from its supplier. In June 2004, Wherify California agreed to a modification of the licensing contract to increase the remaining balance due from $500,000 to $625,000 in exchange for extending the due date for payment to January 2005. As of June 2005, the balance with Qualcomm has been settled in full.

NOTE 12 - DISCONTINUED OPERATION SEGMENT

In the fourth quarter of fiscal 2005, Wherify California discontinued the sale of its only product line which consisted of wrist watches with the GPS functionality. Accounts payable directly related to the sale of the wrist watches are recorded separately on the balance sheet as accounts payable related to discontinued operating segment in the amount of $2,606,514. Revenues less direct costs associated with this segment totaled $171,251 and $426,501 for fiscal 2005 and 2004, respectively. This information has been classified as discontinued operations in the statements of operations.

NOTE 13 - SUBSEQUENT EVENTS

Acquisition

On July 21, 2005, the Wherify Wireless, Inc. (formerly IQ Biometrix, Inc.) (Wherify Wireless) completed a merger with Wherify California, Inc., a California corporation ("Wherify California") (formerly Wherify Wireless, Inc.). In connection with the merger, Wherify Wireless issued or reserved for future issuance, an aggregate of approximately 46 million shares of its common stock in consideration for all of the outstanding shares of equity securities of Wherify California. The 46 million shares of Wherify Wireless's common stock issued or reserved for issuance in connection with the merger represent approximately 78.8% of the total number of shares of common stock of Wherify Wireless calculated on a fully-diluted basis. Prior to the merger, there were 12,339,750 shares outstanding. As a result of the merger, Wherify California became a wholly-owned subsidiary of Wherify Wireless.

Following the merger, Wherify Wireless anticipates that its principal business activity will be the business of Wherify California, consisting primarily of the development and sale of wireless location products and services. The former business of Wherify Wireless, consisting primarily of the sale of security software and services, including its FACES facial composite software, to law enforcements agencies and the security industry, is not expected to constitute a significant part of the ongoing business operations of Wherify Wireless. Furthermore, Wherify Wireless has not yet decided whether to continue efforts to sell and/or improve the FACES software.

The merger will be treated as a reverse acquisition, pursuant to which Wherify California will be treated as the acquirer of Wherify Wireless for financial reporting purposes. Consequently, following the consummation of the merger, the historical financial statements of Wherify California will serve as the principal historical financial statements of Wherify Wireless.

This treatment means that the purchase price is calculated as the shares outstanding of Wherify Wireless immediately prior to the merger. The purchase price is the 12,339,750 shares valued at the closing price of $5.69 on July 21, 2005, or $70,213,189. The purchase price is allocated as follows based on Wherify Wireless's June 30, 2005 balance sheet: Cash $1.3 million, Accounts Receivable $20,000, Inventory $8,000, Prepaids $51,000, Fixed Assets (net) $2,000, Intangibles (net) $45,000, less Convertible notes payable $200,000, accounts payable $296,000 and a note payable of $100,000. Identifiable intangibles are made up of software $1 million, branding $1 million and intellectual property of $6 million for total intangibles of $8 million. The identified intangibles have an estimated useful life of 3 years. The remainder of the unallocated purchase price of $61.4 million is allocated to goodwill, none of which is expected to be deductible for tax purposes. This purchase price allocation is preliminary and subject to change based on the completion of a third party appraisal. However, we expect that there will be a significant impairment in the near future of most, if not all, of the purchase price that was allocated to goodwill and other intangible assets in connection with the merger. The intangibles, including goodwill, will be subject to review for possible impairment on a quarterly basis.

Other

On August 18, 2005 Wherify was notified of the change of ownership of its leased office space. It is now managed by Westport Office Park, LLC. Effective as of August 18, 2005 rents and other payments due under the Lease are to be directed to the new property management firm.

PRO FORMA
CONSOLIDATED FINANCIAL INFORMATION
Unaudited

IMPORTANT NOTICE:

The following unaudited Pro Forma financial information of Wherify Wireless, Inc. ("Wherify") and Wherify California, Inc. ("Wherify California") set forth a post merger snapshot of the combined balance sheet at June 30, 2005 and statement of operations for the twelve months ended June 30, 2005 as though the merger had occurred as of the beginning of the period. The Pro Forma transactions presented are required by the merger agreement or by accounting principles to be completed upon the completion of the reverse acquisition. The transactions cover (i) the conversion of Wherify convertible debentures outstanding at the time of the merger and required to be converted by the merger agreement, and (ii) the accounting treatment of the goodwill generated by the reverse acquisition issuance of common stock.

PRO FORMA CONSOLIDATED FINANCIAL INFORMATION
Consolidated Pro Forma
BALANCE SHEET
June 30, 2005
(in thousands)
(unaudited)

			Adjustments
	Wherify	Wherify California		Debit		Credit	Pro Forma Combined

Assets
Current assets
Cash & cash equivalents	$1,325	$1,208					$2,533
Restricted certificates of deposit	-	2,449					2,449
Accounts receivable	20	-					20
Note Receivable	-	103					103
Inventory	8	-					8
Prepaid expenses	50	16					66
Total Current Assets	1,403	3,776					5,179

PP&E, net	2	488					490
Other assets	-	227					227
Goodwill			(2)	61,400			61,400
Intangibles, net	45	-	(2)	8,000	(2)	2,667	5,378
Total assets	$1,450	$4,491					$72,674

Liabilities and Stockholders' Equity (Deficit)

Current liabilities
Convertible notes payable to investors	$200	-	(1)	200			$-
Accounts payable	261	2,849					3,110
Accrued liabilities to related party	-	3,892					3,892
Note Payable	100	-					100
Accrued expenses	35	573					608
Accounts payable related to discontinued operating segment	-	2,607					2,607
Total current liabilities	596	9,921					10,317

Stockholders' deficit
Common stock and paid in capital	22,420	2,024			(1)	200
					(4)	48,454
			(3)	21,566	(2)	69,400	120,932
Preferred Stock A	-	8,553	(4)	8,553			-
Preferred Stock B	-	5,137	(4)	5,137			-
Preferred Stock C	-	34,764	(4)	34,764			-
Deferred stock compensation	-	(714)					(714)
Accumulated deficit	(21,566)	(55,194)	(2)	2,667	(3)	21,566	(57,861)
Stockholders' equity (deficit)	854	(5,430)					62,357
Total liabilities and stockholders' equity	$1,450	$4,491		142,287		142,287	$72,674

Notes
(1)	Merger agreement calls for the conversion of all Wherify convertible debentures just prior to the closing of the merger.

(2)
The purchase price is the 12,339,750 shares valued at the closing price of $5.69 on July 21, 2005, or $70,213,189. The purchase price is allocated as follows based on Wherify Wireless’s June 30, 2005 balance sheet: Cash $1.3 million, Accounts Receivable $20,000, Inventory $8,000, Prepaids $51,000, Fixed Assets (net) $2,000, Intangibles (net) $45,000, less Convertible notes payable $200,000, accounts payable $296,000 and a note payable of $100,000. Identifiable intangibles are made up of software $1 million, branding $1 million and intellectual property of $6 million for total intangibles of $8 million. The identified intangibles have an estimated useful life of 3 years. Based on a useful life of 3 years, there would have been amortization expense of $2.667 million for the year ended June 30, 2005. The remainder of the unallocated purchase price of $61.4 million was allocated to goodwill, none of which is expected to be deductible for tax purposes. This purchase price allocation was preliminary and subject to change based on the completion of a third party appraisal. Most of the purchase price that was allocated to goodwill and other intangible assets in connection with the merger was impaired and written off in the quarter ended September 30, 2005. The intangibles, including goodwill, will be subject to review for possible further impairment on a quarterly basis.

(3)	As a result of the reverse merger accounting, the Wherify’s accumulated deficit is eliminated.

(4)	Wherify California preferred stock will be converted into common stock of the merged company.

Consolidated Pro Forma
STATEMENT OF OPERATIONS
Twelve Months Ended June 30, 2005
(in thousands)
(unaudited)

	Wherify	Wherify California		Adjustments	Pro Forma
Revenue	$301	$-			$301
Cost of Goods Sold	34	-			34
Gross Margin	267	-			267

Operating expenses
Selling expense	324	-			324
General and administrative	4,338	10,727			15,065
Rent expense payable to related party	-	1,363			1,363
Research and development	20	-			20
Depreciation/Amortization	48	119(	1)	2,667	2,834
Total operating expenses	4,730	12,209		2,667	19,606

Operating loss	(4,463)	(12,209)		(2,667)	(19,339)

Other income (expense)
Interest expense	(3,840)	(110)			(3,950)
Interest and other income	-	87			87
Net loss from continuing operations	(8,303)	(12,232)		(2,667)	(23,202)

Discontinued operations
Loss from operations of discontinued business segment	-	(171)			(171)
Net Loss	(8,303)	(12,403)		(2,667)	(23,373)

Deemed dividend on preferred stock	-	12,467			12,467
Net loss attributable to common stockholders	($8,303)	($24,870)		(2,667)	($35,840)

Basic & Diluted loss per share from continuing operations	($1.15)	($4.08)			($0.39)

Basic & diluted loss per share from discontinued operations	$-	($0.06)			($0.00)

Basic and diluted loss per share	($1.15)	($4.13)			($0.39)

Weighted average shares outstanding	7,226	3,001			59,891

Notes

(1) The purchase price is the 12,339,750 shares valued at the closing price of $5.69 on July 21, 2005, or $70,213,189. The purchase price is allocated as follows based on Wherify Wireless’s June 30, 2005 balance sheet: Cash $1.3 million, Accounts Receivable $20,000, Inventory $8,000, Prepaids $51,000, Fixed Assets (net) $2,000, Intangibles (net) $45,000, less Convertible notes payable $200,000, accounts payable $296,000 and a note payable of $100,000. Identifiable intangibles are made up of software $1 million, branding $1 million and intellectual property of $6 million for total intangibles of $8 million. The identified intangibles have an estimated useful life of 3 years. Based on a useful life of 3 years, there would have been amortization expense of $2.667 million for the year ended June 30, 2005. The remainder of the unallocated purchase price of $61.4 million is allocated to goodwill, none of which is expected to be deductible for tax purposes. This purchase price allocation was preliminary and subject to change based on the completion of a third party appraisal. Most of the purchase price that was allocated to goodwill and other intangible assets in connection with the merger was impaired and written off in the quarter ended September 30, 2005. The intangibles, including goodwill, will be subject to review for possible further impairment on a quarterly basis.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 25. OTHER EXPENSES OF ISSUANCE AND OFFERING.

The estimated expenses set forth below, will be borne by Wherify.
Item	Amount
SEC Registration Fee	$1,895
Legal Fees and Expenses	$25,000
Accounting Fees and Expenses	$4,000
Printing	$2,500
Total	$33,395

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

During the past three years, Wherify has issued the following securities without registration under the Securities Act of 1933. All shares and share prices in this section have been adjusted to account for Wherify's 1 for 4 reverse stock split effected on November 29, 2004.

In April 2003, Wherify issued to two accredited investors 10% secured convertible debentures in the aggregate principal amount of $400,000. For 30 days after maturity (or, in the event of prepayment in full prior to maturity, for 30 days after such prepayment date) the holder may elect to convert the note into shares of Wherify common stock at a conversion price of $0.80 per share. In addition, if Wherify pays, on or before the maturity date, at least 75% of the outstanding principal and accrued interest under the note, the holder will have the right to purchase a number of additional shares of Wherify common stock equal to the quotient of 25% of the principal amount under the note divided by a purchase price of $0.80 per share. The issuance of these debentures was exempt, and the issuance of the common stock underlying or purchasable pursuant to these debentures and the issuance of the warrants and of the common stock underlying the warrants will be exempt from the registration requirements of the Securities Act of 1933, pursuant to Sections 4(2) and 4(6) thereof, since the issuance constituted a sale not involving a public offering to accredited investors.

In May 2003, Wherify issued to two accredited investors 10% secured convertible debentures in the aggregate principal amount of $400,000. The holder may elect to convert the note into shares of Wherify common stock at a conversion price of $2.00 per share. In addition, if Wherify pays in cash, on or before the maturity date, the outstanding principal and accrued interest under the note, the holder will have the right to purchase a number of shares of Wherify common stock equal to the principal and interest amount outstanding under the note divided by a purchase price of $2.00 per share. In addition, Wherify issued warrants to the holders of these debentures to purchase up to 80,000 shares of Wherify common stock at a per share exercise price of $2.00. The issuance of these warrants and debentures was exempt, and the issuance of the common stock underlying or purchasable pursuant to these warrants and debentures will be exempt from the registration requirements of the Securities Act of 1933, pursuant to Sections 4(2) and 4(6) thereof, since the issuance constituted a sale not involving a public offering to accredited investors. In July 2004, 40,000 of these warrants were exercised. In exchange for the shares, Wherify received $30,000 cash and cancellation of a $50,000 short term note.

On August 1, 2003, Wherify and Daniel McKelvey entered into a consulting agreement. Pursuant to Section 2 of this consulting agreement, Wherify issued Mr. McKelvey a warrant to purchase 50,000 shares of Wherify common stock with an exercise price of $2.00 per share. Twenty-five percent of the shares issuable upon exercise of the warrant vested on the first day of each quarter beginning August 1, 2003, subject to Mr. McKelvey continuing to provide services to Wherify on that date. The warrant is exercisable any time before midnight July 31, 2008 and includes a cashless exercise provision. The warrant is fully vested. On August 1, 2004, Wherify and Mr. McKelvey entered into the Consulting Agreement Addendum, pursuant to which the parties agreed to extend the consulting agreement for 6 months on the same terms and conditions, except that under Section 1 of the addendum Wherify issued Mr. McKelvey a warrant to purchase 25,000 shares of Wherify common stock with an exercise price of $3.00. Fifty percent of the shares issuable upon exercise of the warrant vested on the first day of each quarter beginning August 1, 2004. The warrant expires at midnight July 31, 2009 and includes a cashless exercise provision. As of the date of this prospectus, the warrant is fully vested. The issuance of these warrants and debentures was exempt, and the issuance of the common stock underlying or purchasable pursuant to these warrants and debentures will be exempt from the registration requirements of the Securities Act of 1933, pursuant to Sections 4(2) and 4(6) thereof, since the issuance constituted a sale not involving a public offering to accredited investors.

In September, October and November 2003, Wherify issued 6% convertible debentures due on September 18, 2004 in the aggregate principal amount of $700,000 to four accredited investors. Of these four investors, two were affiliated institutional funds. These debentures are convertible anytime at the option of the holder into Wherify common stock at $2.56 per share. In addition, Wherify issued warrants to the holders of these debentures to purchase up to 159,062 shares of the common stock of IQB at a per share exercise price of $5.00. The issuance of these warrants and debentures was exempt, and the issuance of the common stock underlying or purchasable pursuant to these warrants and debentures will be exempt from the registration requirements of the Securities Act of 1933, pursuant to Sections 4(2) and 4(6) thereof, since the issuance constituted a sale not involving a public offering to accredited investors. In September 2004, debentures representing $500,000 in principal and accrued interest of $30,000 were converted at the request of the holder into 207,030 shares of Wherify common stock at the conversion price of $2.56. In December 2004, debentures representing $100,000 in principal and accrued interest of $7,065 were converted at the request of the holder into 41,822 shares of Wherify common stock at the conversion price of $2.56.

On December 19, 2003, Wherify issued 29,909 shares of its Common Stock to Greg Micek, a member of its Board of Directors, in consideration for the repayment of debt, reimbursement of expenses and payment for consulting services. This is part of a severance and mutual release agreement between Wherify and Mr. Micek. Mr. Micek is an accredited investor and the issuance of the common stock was exempt from the registration requirements of the Securities Act of 1933, pursuant to Sections 4(2) and 4(6) thereof, since the issuance constituted a sale not involving a public offering to accredited investors.

In July, August and October 2004, Wherify issued an aggregate of 205,000 in 10% convertible debentures to two accredited investors. The debentures mature on March 31, 2005. Principal and interest under the debentures are convertible at any time on or prior to maturity at the option of the holder into shares of Wherify common stock at a price of $2.00 per share. In connection with this offering Wherify issued warrants to purchase 510,000 shares of Wherify common stock, at a per share exercise price of $2.00. The warrants are exercisable from the date of issuance and expire in July, August and October 2009. The issuance of these warrants and debentures was exempt, and the issuance of the common stock underlying or purchasable pursuant to these warrants and debentures will be exempt from the registration requirements of the Securities Act of 1933, pursuant to Sections 4(2) and 4(6) thereof, since the issuance constituted a sale not involving a public offering to accredited investors.

On January 11, 2005, Wherify issued an aggregate of $3.3 million in convertible debentures and warrants to qualified institutional buyers, and a limited number of accredited individual and institutional investors. The convertible debentures bear interest at an annual rate of 5% and mature on June 30, 2005. The principal and accrued but unpaid interest thereon are convertible at any time at the election of the holder into shares of Wherify common stock at a conversion price of $2.00 per share (the "Conversion Price"). The debentures and any accrued but unpaid interest thereon will automatically convert into shares of Wherify common stock at the Conversion Price upon the effectiveness of this registration statement. In connection with the sale of the convertible debentures, Wherify issued warrants to purchase an aggregate of 825,000 shares of IQB common stock for an exercise price of $2.70 per share expiring on January 11, 2010. These warrants carry a cashless exercise provision and are mandatorily exercisable at the option of Wherify if the stock price trades at 200% of the exercise price for a period of 20 consecutive trading days. The conversion price of the debentures and the exercise price of the warrants are subject to adjustment at any time as the result of any subdivision, stock split and combination of shares or recapitalization or if Wherify sells or is deemed to have sold any common stock or rights to acquire common stock at purchase price less than the conversion price of the debentures or the exercise price of the warrants. The issuance of these warrants and debentures was exempt, and the issuance of the common stock underlying or purchasable pursuant to these warrants and debentures will be exempt from the registration requirements of the Securities Act of 1933, pursuant to Sections 4(2) and 4(6) thereof, since the issuance constituted a sale not involving a public offering to accredited investors.

On January 12, 2005, Wherify issued bonuses to Greg J. Micek, a member of the board, and Michael P. Walsh, its then chief financial officer in the amount of $100,000 each. Mr. Micek's bonus was paid half in cash and half in 10,416 shares of restricted stock, while Mr. Walsh's bonus was paid with 20,833 shares of restricted stock. The issuances of restricted and unrestricted stock was exempt from the registration requirements of the Securities Act of 1933, pursuant to Sections 4(2) and 4(6) thereof, since the issuance constituted a sale not involving a public offering to accredited investors.

Prior to the merger of Wherify and Wherify California, in December 2003 Wherify issued to Greg J. Micek a Convertible Secured Promissory Note for an investment in the amount of $100,000. This note automatically converted into 25,000 shares of common stock upon the consummation of the merger. The issuance of the note and the issuance of the common stock underlying the note was exempt from the registration requirements of the Securities Act of 1933, pursuant to Section 4(2) and 4(6) thereof, since the issuance constituted a sale not involving a public offering to accredited investors.

During the past three years Wherify issued an aggregate of 745,462 shares of Wherify’s common stock in consideration for services rendered. Of the 745,492 shares of Wherify’s common stock issued, a total of 101,230 shares were issued in consideration for legal services valued at $273,662, 31,249 shares were issued as executive bonuses valued at $150,000, a total of 90,510 shares were issued in consideration for business and management consulting services valued at $440,809, a total of 347,207 shares were issued for investor relations services valued at $1,443,474 ,a total of 21,032 shares were issued for sales and marketing services valued at $59,752, and a total of 269,256 shares were issued pursuant to the exercise of stock options. Each of the service providers and each of the other recipients of Wherify shares were either accredited or sophisticated. We believe that these individuals have such knowledge and experience in financial and business matters that they are capable of evaluating the merits and risks of the prospective investment. In addition, because of the services they performed for Wherify, these individuals had sufficient access to material information about Wherify. The shares were issued in transactions that we believe satisfy the requirements of the Securities Act of 1933, and the exemption provided by Section 4(2) of the Securities Act of 1933 and the rules promulgated thereunder.

On October 7, 2005 Wherify issued 35,000 shares of common stock to Liviakis Financial Communications, Inc., 5,000 shares of common stock to Michael J. Bayes and 5,000 shares of common stock to Fedrick Cogan. Messrs. Bayes and Cogan are both employees of Liviakis Financial Communications, Inc. The Company issued these shares pursuant to Section 4(2) of the Securities Act of 1933, as amended, in consideration for services rendered.

Between November 9, 2005 and November 14, 2005, Wherify sold 1,801,002 shares of common stock to 22 accredited investors for an aggregate purchase price of approximately $2.7 million. These shares were issued in transactions that we believe satisfy the requirements of the Securities Act of 1933, and the exemption provided by Section 4(2) of the Securities Act of 1933 and the rules promulgated thereunder.

On March 10, 2006, Wherify entered into a Standby Equity Distribution Agreement with Cornell Capital Partners, LP. In accordance with the terms of the Standby Equity Distribution Agreement, on March 10, 2006 Wherify paid Cornell Capital Partners a one-time commitment fee of $390,000 in the form of 276,595 shares of common stock.

On March 10, 2006 Wherify entered into a Securities Purchase Agreement with Cornell Capital Partners relating to the purchase of secured convertible debentures and on March 10 and March 14, 2006, Wherify issued two secured convertible debentures to Cornell Capital Partners in a total original principal amount of $5 million. The debentures are convertible into common stock at Cornell Capital Partners' option at the fixed conversion price of $1.40 per share. If the full amount of the convertible debentures, or $5 million, is converted into shares of Wherify common stock, up to 3,571,429 shares of common stock will be issued to Cornell Capital Partners at any time up to the maturity date of the convertible debentures (March 10, 2009). These debentures were issued in transactions that we believe satisfy the requirements of the Securities Act of 1933, and the exemption provided by Section 4(2) of the Securities Act of 1933 and the rules promulgated thereunder.

In accordance with the terms of the Securities Purchase Agreement, on March 10, 2006, Wherify issued to Cornell Capital Partners warrants to purchase up to 2,500,000 shares of common stock. Pursuant to the warrants, 1,250,000 shares are purchasable at an exercise price of $2.00 per share and 1,250,000 shares are purchasable at an exercise price of $2.25 per share. The warrants are immediately exercisable and expire on March 10, 2009.

On March 10, 2006, Wherify entered into a Placement Agent Agreement with Newbridge Securities Corporation, an unaffiliated registered broker-dealer, to advise Wherify in connection with the Standby Equity Distribution Agreement. On March 10, 2006, Wherify paid Newbridge Securities Corporation a fee of $10,000 by the issuance of 7,092 shares of common stock. These shares were issued in a transaction that we believe satisfies the requirements of the Securities Act of 1933, and the exemption provided by Section 4(2) of the Securities Act of 1933 and the rules promulgated thereunder.

During the quarter ended March 31, 2006, Wherify issued 51,250 shares of common stock to Liviakis Financial Communications, Inc. and 25,000 shares of common stock to Redwood Consultants, LLC. The Company issued these shares pursuant to Section 4(2) of the Securities Act of 1933, as amended, and the rules promulgated thereunder, in consideration for services rendered.

ITEM 27. EXHIBITS

(a) The following Exhibits are filed herewith unless otherwise indicated:

Exhibit No.	Description
2.1
Agreement and Plan of Merger dated as of April 14, 2004, by and among IQ Biometrix, Inc., Wherify Acquisition, Inc. and Wherify Wireless, Inc. is incorporated by reference from Appendix A to the joint proxy statement/prospectus which is part of the Registration Statement on Form S-4/A filed on June 30, 2005.

Exhibit No.	Description
2.2
Amendment No. 1 to Agreement and Plan of Merger dated as of August 13, 2004 by and among IQ Biometrix, Inc., Wherify Acquisition, Inc. and Wherify Wireless, Inc. is incorporated by reference from Appendix B to the Joint Proxy Statement/Prospectus which is part of the Registration Statement on Form S-4/A filed on June 30, 2005.

2.3
Amendment No. 2 to Agreement and Plan of Merger dated as of December 7, 2004 by and among IQ Biometrix, Inc., Wherify Acquisition, Inc. and Wherify Wireless, Inc. is incorporated by reference from Appendix C to the joint proxy statement/prospectus which is part of the Registration Statement on Form S-4/A filed on June 30, 2005.

2.4
Amendment No. 3 to Agreement and Plan of Merger dated as of January 13, 2005 by and among IQ Biometrix, Inc., Wherify Acquisition, Inc. and Wherify Wireless, Inc. is incorporated by reference from Appendix D to the joint proxy statement/prospectus which is part of the Registration Statement on Form S-4/A filed on June 30, 2005.

2.5
Amendment No. 4 to Agreement and Plan of Merger dated as of April 18, 2005 by and among IQ Biometrix, Inc., Wherify Acquisition, Inc. and Wherify Wireless, Inc. is incorporated by reference from Appendix E to the joint proxy statement/prospectus which is part of the Registration Statement on Form S-4/A filed on June 30, 2005.

3.1	Bylaws are incorporated herein by reference from Wherify's Registration Statement on Form SB-2 (SEC File No. 333-41635) filed December 29, 1997.
3.2
Amended and Restated Certificate of Incorporation of Wherify Wireless, Inc. is incorporated herein by reference from Wherify's Registration Statement on Form SB-2 (SEC File No. 333-124027) as filed October 24, 2005.

3.3	Amendment to Amended and Restated Certificate of Incorporation of Wherify Wireless, Inc. +
4.1	Specimen Common Stock Certificate is incorporated herein by reference from Wherify's Registration Statement on Form SB-2 (SEC File No. 333-122710) filed September 13, 2005.
5.1	Opinion of Allen Matkins Leck Gamble & Mallory LLP++
10.01
Asset Purchase Agreement dated February 11, 2003 by and between Special Equity IV, L.P. and Wherify is incorporated herein by reference from Wherify's (SEC File No. 000-24001) Quarterly Report on Form 10-QSB filed with the SEC on February 19, 2003.

10.02
Stock Purchase Agreement dated February 11, 2003 by and between Special Equity IV, L.P. and Wherify is incorporated herein by reference from Wherify's (SEC File No. 000-24001) Quarterly Report on Form 10-QSB filed with the SEC on February 19, 2003.

10.03
Warrant to Purchase Common Stock dated February 11, 2003 between Wherify and Special Equity IV, L.P. is incorporated herein by reference from Wherify's (SEC File No. 000-24001) Quarterly Report on Form 10-QSB filed with the SEC on February 19, 2003.

10.04
Memorandum of Agreement regarding stock options dated August 1, 2002 by and between Wherify and William Scigliano is incorporated herein by reference from Wherify's (SEC File No. 000-24001) Annual Report on Form 10-KSB filed with the SEC on October 15, 2002.

10.05
Memorandum of Agreement regarding stock options dated August 1, 2002 by and between Wherify and Greg J. Micek is incorporated herein by reference from Wherify's (SEC File No. 000-24001) Annual Report on Form 10-KSB filed with the SEC on October 15, 2002.

10.06
Form of Warrant to Purchase Common Stock Issued to holders dated May 28, 2003 is incorporated herein by reference from Wherify's Registration Statement on Form SB-2 (SEC File No. 333-107570) filed August 1, 2003.

10.07
10% Secured Convertible Debenture dated May 28, 2003 between Wherify and John J. Micek, Jr. is incorporated herein by reference from Wherify's Registration Statement on Form SB-2 (SEC File No. 333-107570) filed August 1, 2003.

10.08
10% Secured Convertible Debenture dated May 28, 2003 between Wherify and Neil Morris is incorporated herein by reference from Wherify's Registration Statement on Form SB-2 (SEC File No. 333-107570) filed August 1, 2003.

10.09
10% Secured Convertible Debenture dated May 28, 2003 between Wherify and Elisa Micek and Forte Capital Partners, LLC is incorporated herein by reference from Wherify's Registration Statement on Form SB-2 (SEC File No. 333-107570) filed August 1, 2003.

10.10
10% Secured Promissory Note between Wherify and Network Storage Systems, Inc. dated May 4, 2003 is incorporated herein by reference from Wherify's Registration Statement on Form SB-2 (SEC File No. 333-107570) filed August 1, 2003.

Exhibit No.	Description
10.11	Security Agreement between Wherify the Lenders dated May 4, 2003 is incorporated herein by reference from Wherify's Registration Statement on Form SB-2 (SEC File No. 333-107570) filed August 1, 2003.
10.12
6% Secured Convertible Debenture dated September 18, 2003 between Wherify and Platinum Partners Value Arbitrage Fund is incorporated herein by reference from Wherify's Annual Report on Form 10-KSB (SEC File No. 000-24001) filed October 14, 2003.

10.13
6% Secured Convertible Debenture dated September 18, 2003 between Wherify and Platinum Partners Global Macro Fund, LP is incorporated herein by reference from Wherify's Annual Report on Form 10-KSB (SEC File No. 000-24001) filed October 14, 2003.

10.14
Warrant to Purchase Common Stock Issued to Platinum Partners Value Arbitrage Fund, LP 2003 is incorporated herein by reference from Wherify's Annual Report on Form 10-KSB (SEC File No. 000-24001) filed October 14, 2003.

10.15
Warrant to Purchase Common Stock Issued to Platinum Partners Global Macro Fund, LP 2003 is incorporated herein by reference from Wherify's Annual Report on Form 10-KSB (SEC File No. 000-24001) filed October 14, 2003.

10.16
6% Secured Convertible Debenture dated October 30, 2003 between Wherify and William Ritger is incorporated herein by reference from Wherify's Annual Report on Form 10-QSB (SEC File No. 000-24001) filed November 14, 2003.

10.17
6% Secured Convertible Debenture dated October 8, 2003 between Wherify and Jacob Engel is incorporated herein by reference from Wherify's Annual Report on Form 10-QSB (SEC File No. 000-24001) filed November 14, 2003.

10.18	Warrant to Purchase Common Stock Issued to William Ritger is incorporated herein by reference from Wherify's Annual Report on Form 10-QSB (SEC File No. 000-24001) filed November 14, 2003.
10.19	Warrant to Purchase Common Stock Issued to Jacob Engel is incorporated herein by reference from Wherify's Annual Report on Form 10-QSB (SEC File No. 000-24001) filed November 14, 2003.
10.20
Amendment to Employment Agreement between Wherify and William B. Scigliano dated April 13, 2004 is incorporated herein by reference from Wherify's Annual Report on Form 10-KSB (SEC File No. 000-24001) filed October 1, 2004.

10.21
Consulting Agreement between Wherify and Daniel P. McKelvey dated August 1, 2003 is incorporated herein by reference from Wherify's Annual Report on Form 10-KSB (SEC File No. 000-24001) filed October 1, 2004.

10.22
Warrant to Purchase Common Stock Issued to Daniel McKelvey dated August 2003 incorporated by reference from Wherify's Registration Statement on Form SB-2/A (SEC File No. 333-122710) filed on April 11, 2005.

10.23
6% Secured Convertible Debenture dated August 18, 2004 between Wherify and John Micek, Jr. and Forte Capital Partners, LLC is incorporated herein by reference from Wherify's Annual Report on Form 10-KSB (SEC File No. 000-24001) filed October 1, 2004.

10.24
Warrant to Purchase Common Stock Issued to Forte Capital Partners, LLC dated July 2004 is incorporated herein by reference from Wherify's Annual Report on Form 10-KSB (SEC File No. 000-24001) filed October 1, 2004.

10.25
Warrant to Purchase Common Stock Issued to John Micek, Jr. dated July 2004 is incorporated herein by reference from Wherify's Annual Report on Form 10-KSB (SEC File No. 000-24001) filed October 1, 2004.

10.26
Amendment to Consulting Agreement between Wherify and Daniel McKelvey dated August 1, 2004 is incorporated herein by reference from Wherify's Annual Report on Form 10-KSB (SEC File No. 000-24001) filed October 1, 2004.

10.27
Warrant to Purchase Common Stock issued to Forte Capital Partners, LLC dated August 17, 2004 is incorporated herein by reference from Wherify's Annual Report on Form 10-KSB (SEC File No. 000-24001) filed October 1, 2004.

10.28
Warrant to Purchase Common Stock issued to John Micek, Jr. dated August 17, 2004 is incorporated herein by reference from Wherify's Annual Report on Form 10-KSB (SEC File No. 000-24001) filed October 1, 2004.

10.29
Warrant to Purchase Common Stock issued to Forte Capital Partners, LLC dated October 13, 2004 incorporated by reference from Wherify's Registration Statement on Form SB-2/A (SEC File No. 333-122710) filed on April 11, 2005.

10.30	Purchase and Registration Rights Agreement dated January 11, 2005 is incorporated herein by reference from Wherify's Current Report on Form 8-K (SEC File No. 000-24001) filed January 11, 2005.

Exhibit No.	Description
10.31
Amendment to Consulting Agreement Between Wherify and Liviakis Financial Communications, Inc. dated January 1, 2005 is incorporated herein by reference from Wherify's Quarterly Report on Form 10-QSB (SEC File No. 000.24001) filed February 10, 2005.

10.32	2005 Consultant Compensation plan is hereby incorporated by reference from Wherify's Registration Statement on Form S-8 (SEC File No. 333-123145) filed March 4, 2005.
10.33
Consulting Agreement with Alpine Capital Partners dated January 2004 is incorporated herein by reference from Wherify's Registration Statement on Form SB-2 (SEC File No. 333-122710) filed March 28, 2005.

10.34
5% Convertible Debenture issued to Austin Lewis dated January 10, 2005 is incorporated herein by reference from Wherify's Registration Statement on Form SB-2 (SEC File No. 333-122710) filed March 28, 2005.

10.35
Warrant to Purchase Common Stock Issued to Austin Lewis dated January 10, 2005 is incorporated herein by reference from Wherify's Registration Statement on Form SB-2 (SEC File No. 333-122710) filed March 28, 2005.

10.36
5% Convertible Debenture issued to Briarwood Investments dated January 10, 2005 is incorporated herein by reference from Wherify's Registration Statement on Form SB-2 (SEC File No. 333-122710) filed March 28, 2005.

10.37
Warrant to Purchase Common Stock Issued to Briarwood Investments dated January 10, 2005 is incorporated herein by reference from Wherify's Registration Statement on Form SB-2 (SEC File No. 333-122710) filed March 28, 2005.

10.38
5% Convertible Debenture issued to Enable Capital Partners dated January 10, 2005 is incorporated herein by reference from Wherify's Registration Statement on Form SB-2 (SEC File No. 333-122710) filed March 28, 2005.

10.39
Warrant to Purchase Common Stock Issued to Enable Capital Partners dated January 10, 2005 is incorporated herein by reference from Wherify's Registration Statement on Form SB-2 (SEC File No. 333-122710) filed March 28, 2005.

10.40
5% Convertible Debenture issued to Forte Capital Partners LLC dated January 10, 2005 is incorporated herein by reference from Wherify's Registration Statement on Form SB-2 (SEC File No. 333-122710) filed March 28, 2005.

10.41
Warrant to Purchase Common Stock Issued to Forte Capital Partners LLC dated January 10, 2005 is incorporated herein by reference from Wherify's Registration Statement on Form SB-2 (SEC File No. 333-122710) filed March 28, 2005.

10.42
5% Convertible Debenture issued to Meadowbrook Opportunity Fund dated January 10, 2005 is incorporated herein by reference from Wherify's Registration Statement on Form SB-2 (SEC File No. 333-122710) filed March 28, 2005.

10.43
Warrant to Purchase Common Stock Issued to Meadowbrook Opportunity Fund dated January 10, 2005 is incorporated herein by reference from Wherify's Registration Statement on Form SB-2 (SEC File No. 333-122710) filed March 28, 2005.

10.44
5% Convertible Debenture issued to Ron Nash dated January 10, 2005 is incorporated herein by reference from Wherify's Registration Statement on Form SB-2 (SEC File No. 333-122710) filed March 28, 2005.

10.45
Warrant to Purchase Common Stock Issued to Ron Nash dated January 10, 2005 is incorporated herein by reference from Wherify's Registration Statement on Form SB-2 (SEC File No. 333-122710) filed March 28, 2005.

10.46
5% Convertible Debenture issued to Nite Capital dated January 10, 2005 is incorporated herein by reference from Wherify's Registration Statement on Form SB-2 (SEC File No. 333-122710) filed March 28, 2005.

10.47
Warrant to Purchase Common Stock Issued to Nite Capital dated January 10, 2005 is incorporated herein by reference from Wherify's Registration Statement on Form SB-2 (SEC File No. 333-122710) filed March 28, 2005.

10.48
5% Convertible Debenture issued to Schottenfeld Group LLC dated January 10, 2005 is incorporated herein by reference from Wherify's Registration Statement on Form SB-2 (SEC File No. 333-122710) filed March 28, 2005.

10.49
Warrant to Purchase Common Stock Issued to Schottenfeld Group LLC dated January 10, 2005 is incorporated herein by reference from Wherify's Registration Statement on Form SB-2 (SEC File No. 333-122710) filed March 28, 2005.

10.50
5% Convertible Debenture issued to Special Situations Private Equity Fund, L.P. dated January 10, 2005 is incorporated herein by reference from Wherify's Registration Statement on Form SB-2 (SEC File No. 333-122710) filed March 28, 2005.

10.51
Warrant to Purchase Common Stock Issued to Special Situations Private Equity Fund, L.P. dated January 10, 2005 is incorporated herein by reference from Wherify's Registration Statement on Form SB-2 (SEC File No. 333-122710) filed March 28, 2005.

Exhibit No.	Description
10.52
5% Convertible Debenture issued to Special Situations Technology Fund, L.P. dated January 10, 2005 is incorporated herein by reference from Wherify's Registration Statement on Form SB-2 (SEC File No. 333-122710) filed March 28, 2005.

10.53
Warrant to Purchase Common Stock Issued to Special Situations Technology Fund, L.P. dated January 10, 2005 is incorporated herein by reference from Wherify's Registration Statement on Form SB-2 (SEC File No. 333-122710) filed March 28, 2005.

10.54
5% Convertible Debenture issued to Special Situations Technology Fund II, L.P. dated January 10, 2005 is incorporated herein by reference from Wherify's Registration Statement on Form SB-2 (SEC File No. 333-122710) filed March 28, 2005.

10.55
Consulting Agreement with Alpine Capital Partners dated January 2004 is incorporated by reference from Wherify's Registration Statement on Form SB-2/A (SEC File No. 333-122710) filed on April 11, 2005.

10.56
5% Convertible Debenture issued to Austin Lewis dated January 10, 2005 is incorporated by reference from Wherify's Registration Statement on Form SB-2/A (SEC File No. 333-122710) filed on April 11, 2005.

10.57
Employment Agreement between Timothy Neher and Wherify Wireless, Inc. dated as of November 14, 2002 is incorporated herein by reference from Wherify's Registration Statement on Form SB-2 (SEC File No. 333-122710) filed September 9, 2005.

10.58
Second Amendment to Employment Agreement between William B. Scigliano dated May 19, 2005 is incorporated herein by reference from the Joint Proxy Statement/Prospectus on Form S-4/A filed on June 30, 2005.

10.59
Employment Agreement between Gerald Parrick and Wherify dated as of July 21, 2005 is incorporated herein by reference from Wherify's Registration Statement on Form SB-2/A (SEC File No. 333-122710) filed on September 9, 2005.

10.60
EMS Agreement between Wherify and CalComp Electronics Public Company Limited dated as of January 7, 2005 is incorporated herein by reference from Wherify's Registration Statement on Form SB-2 (SEC File No. 333-122710) filed September 9, 2005.

10.61
Lease between Westport Joint Venture and World Tracking Technologies, Inc. dated as of September 3, 1999 is incorporated herein by reference from Wherify's Registration Statement on Form SB-2 (SEC File No. 333-122710) filed September 9, 2005.

10.62	IQ Biometrix, Inc. 2004 Stock Plan is incorporated herein by reference from Wherify's joint proxy statement/prospectus on Form S-4/A as filed on June 30, 2005.
10.63
Amended and Restated 1999 Stock Option Plan of Wherify Wireless, Inc. is incorporated herein by reference from Wherify's Registration Statement on Form SB-2 (SEC File No. 333-122710) filed September 9, 2005.

10.64	2004 Consultant Compensation plan is hereby incorporated by reference from Wherify's Registration Statement on Form S-8 (SEC File No. 333-112937) filed February 18, 2004.
10.65	Amendment to the 2004 Consultant Compensation plan is hereby incorporated by reference from Wherify's Registration Statement on Form S-8 (SEC File No. 333-112937) filed October 13, 2004.
10.66	2005 Consultant Compensation plan is hereby incorporated by reference from Wherify's Registration Statement on Form S-8 (SEC File No. 333-123145) filed March 4, 2005.
10.67	International Supply And Distribution Agreement between Wherify and American Network Computadores incorporated by reference from Wherify's Annual Report on Form 10-KSB filed October 13, 2005.
10.68	Consulting Agreement between Wherify and W. Douglas Hajjar dated January 12, 2006.+
10.69	Letter Agreement between Wherify and W. Douglas Hajjar dated January 13, 2006.+
10.70	Employment Agreement with Mark E. Gitter dated January 24, 2006.+
10.71	Promissory Note between Wherify and Stephen J. Luczo dated February 22, 2006.+
10.72	Placement Agent Agreement between Wherify and Newbridge Securities Corporation dated March 10, 2006.+
10.73
Investment Agreement dated as of February 9, 2006 between Wherify and Dutchess Private Equities Fund, L.P. is incorporated herein by reference from Wherify's Current Report on Form 8-K filed February 9, 2006.

10.74	Securities Purchase Agreement between Wherify and Cornell Capital Partners, LP dated March 10, 2006.+
10.75	Standby Equity Distribution Agreement between Wherify and Cornell Capital Partners, LP dated March 10, 2006.+

Exhibit No.	Description
10.76	Investor Registration Rights Agreement between Wherify and Cornell Capital Partners, LP dated March 10, 2006.+
10.77	Security Agreement between Wherify and Cornell Capital Partners, LP dated March 10, 2006.+
10.78	Secured Convertible Debenture between Wherify and Cornell Capital Partners, LP dated March 10, 2006.+
10.79	Secured Convertible Debenture between Wherify and Cornell Capital Partners, LP dated March 14, 2006.+
10.80	Pledge and Escrow Agreement among Wherify, Cornell Capital Partners, LP and David Gonzalez, Esq. dated March 10, 2006.+
10.81	Warrant to Purchase Common Stock (No. CCP-001) issued to Cornell Capital Partners, LP dated March 10, 2006.+
10.82	Warrant to Purchase Common Stock (No. CCP-002) issued to Cornell Capital Partners, LP dated March 10, 2006.+

10.83	Amendment to Secured Convertible Debentures between Wherify and Cornell Capital Partners dated April 21, 2006.+
10.84	Letter Agreement between Wherify and Michael D. Dingman, Jr. dated March 27, 2006.+
10.85	Form of Subscription Agreement.+
10.86	Master Purchase/Reseller Agreement dated March 22, 2006 between Wherify and Siemens AG, Communications, Wireless Module is hereby incorporated by reference to Wherify's Quarterly Report on Form 10-QSB (SEC File No. 000-24001) filed on May 15, 2006.
10.87	Promissory Note issued by Wherify to Stephen J. Luczo dated June 16, 2006.++
14.1	Code of Business Conduct and Ethics is incorporated herein by reference from Wherify's Registration Statement on Form SB-2 (SEC File No. 333-124027) filed September 13, 2005.
21.1	Company's subsidiaries +
23.1	Consent of Malone & Bailey, PC++
23.2	Consent of Allen Matkins Leck Gamble & Mallory LLP (included in Exhibit 5.1)
24.1	Power of Attorney (included on signature page to Registration Statement)

+ Filed previously
++Filed herewith

ITEM 28. UNDERTAKINGS

A. The undersigned Registrant will:

(1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

(i) include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and

(iii) include any additional or changed material information on the plan of distribution.

(2) For the purpose of determining any liability under the Securities Act of 1933, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of such securities at that time to be the initial bona fide offering thereof.

(3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(4) For determining liability of the undersigned small business issuer under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned small business issuer undertakes that in a primary offering of securities of the undersigned small business issuer pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned small business issuer will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned small business issuer relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned small business issuer or used or referred to by the undersigned small business issuer;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned small business issuer or its securities provided by or on behalf of the undersigned small business issuer; and

(iv) Any other communication that is an offer in the offering made by the undersigned small business issuer to the purchaser.

(v) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(vi) For purposes of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirement for filing this Registration Statement on Form SB-2 and has duly caused this Amendment No. 4 to Registration Statement on Form SB-2 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Redwood Shores, California on July 13, 2006.

WHERIFY WIRELESS, INC.

By:	/s/ Timothy J. Neher
Timothy J. Neher,
Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Timothy Neher, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to the Registration Statement, and to sign any registration statement for the same offering covered by this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and all post-effective amendments thereto, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming that all said attorney-in-fact and agent, or his substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Timothy J. Neher Timothy J. Neher	Chief Executive Officer (Principal Executive Officer) and Director	July 13, 2006

/s/ William B. Scigliano* William B. Scigliano	Director (Co-Chairman of the Board)	July 13, 2006

/s/ Douglas Hajjar* Douglas Hajjar	Director (Co-Chairman of the Board)	July 13, 2006

/s/ Wade Fenn* Wade Fenn	Director	July 13, 2006

/s/ John Micek III* John Micek III	Director	July 13, 2006

/s/ Michael D. Dingman, Jr.* Michael D. Dingman, Jr.	Director	July 13, 2006

/s/ Mark E. Gitter Mark E. Gitter	Chief Financial Officer, Treasurer (Principal Accounting Officer)	July 13, 2006

*By /s/ Timothy J. Neher Timothy J. Neher	Attorney-in-Fact	July 13, 2006

Index of Exhibits

Exhibit No.	Description
5.01	Opinion of Allen Matkins Leck Gamble Mallory & Natsis LLP ++
10.87	Promissory Note issued by Wherify to Stephen J. Luczo dated June 16, 2006. ++
23.1	Consent of Malone & Bailey, PC++

++Filed herewith